UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CAMAC Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPLANATORY NOTE

This definitive revised proxy statement amends and restates in its entirety the definitive proxy statement filed by CAMAC Energy Inc. on January 6, 2014 to include certain additional, revised informaton.

Special Meeting of Stockholders

                    , 2014

                    , 2014

Dear Fellow Stockholders:

We cordially invite you to attend a special meeting of the stockholders of CAMAC Energy Inc. (the “Company,” “we” or “us”) to be held at 1330 Post Oak Boulevard, 2nd Floor Conference Center, Gulf Coast Room, Houston, Texas 77056, on                     , 2014, at 9:00 a.m., Central Time.

On November 19, 2013, we and our wholly owned subsidiary CAMAC Petroleum Limited (“CPL”) entered into a Transfer Agreement (the “Transfer Agreement”) with our controlling stockholder CAMAC Energy Holdings Limited (“CEHL”) and its wholly owned subsidiaries CAMAC International (Nigeria) Limited (“CINL”) and Allied Energy Plc (“Allied”). Pursuant to the Transfer Agreement, we agreed to acquire, through CPL, Allied’s remaining interests in a production sharing contract (the “PSC”) and related assets, contracts and rights pertaining to Oil Mining Leases 120 and 121 (the “OMLs”) located offshore Nigeria, which include the currently producing Oyo Field (the “Assets”). Under the Transfer Agreement, we agreed to pay consideration in the form of $170 million in cash, 497,454,857 shares of our common stock and a $50 million subordinated promissory note that is convertible into shares of our common stock. We refer to the acquisition of the Assets, the payment of this consideration and the other transactions contemplated by the Transfer Agreement as the “Acquisition.” Upon completion of the Acquisition, through our ownership interest in the PSC, we will be entitled to 100% of the economic benefit derived from the OMLs.

To fund the cash consideration we will pay for the Assets, and a portion of anticipated capital expenditures we expect to incur for further development of the Oyo Field and exploration of the OMLs, we have also entered into a share purchase agreement (the “Share Purchase Agreement”) with the Public Investment Corporation (SOC) Limited, a state-owned company registered and duly incorporated in the Republic of South Africa (“PIC”), for the private placement of an aggregate of 376,884,422 shares of our common stock in exchange for an aggregate cash investment of $270 million (the “Private Placement”).

Before the issuances of shares of the Company’s common stock to PIC and to Allied as part of the Private Placement and the Acquisition, and in order to achieve the post-closing share ownership percentages negotiated with each of Allied and PIC, the Company will declare and pay to its existing stockholders a dividend in the form of additional shares of the Company’s common stock equal to 1.4348 shares for each share of common stock outstanding (the “Stock Dividend”). We do not currently have sufficient shares of our common stock authorized in order to issue the required shares to Allied, to PIC or pursuant to the Stock Dividend. To address this shortfall and to allow for additional authorized common stock to support future growth and provide adequate flexibility for future corporate needs, at the special meeting, holders of shares of our common stock will be asked to consider and vote on a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 300,000,000 shares to 2,500,000,000 shares (the “Certificate Amendment”).

Dr. Kase Lawal, the Company’s Chief Executive Officer and Chairman of the Company’s board of directors (the “board”), owns an indirect interest in and may be deemed to control CEHL, and thus indirectly Allied and the Assets. Because CEHL owns approximately 57% of the Company’s common stock, the board authorized a special committee composed entirely of independent and disinterested directors to review, evaluate and negotiate (as it deemed appropriate) the Acquisition, the Private Placement, the other transactions contemplated by the

Transfer Agreement or any alternatives. After evaluating the transactions, the special committee determined that the Transfer Agreement, Share Purchase Agreement, Stock Dividend and Certificate Amendment are advisable, fair to and in the best interests of the Company and its stockholders other than CEHL, Allied and their affiliates. The special committee then recommended the transactions to the board.

Our board, after receiving the recommendation of the special committee, has approved each of the transactions and declared them advisable. Our board recommends that the stockholders of the Company vote “FOR” each of the proposals set forth in this proxy statement. Dr. Lawal abstained from the board’s consideration and vote because of his interests in CEHL, Allied and the Assets, and Dr. Lee P. Brown abstained from the board’s consideration and vote because of his relationships with Dr. Lawal and his affiliates.

The Transfer Agreement requires approval of the proposals regarding the Transfer Agreement, Share Purchase Agreement and Certificate Amendment by holders of at least a majority of all outstanding shares of our common stock held by the “Minority Stockholders.” The Minority Stockholders definition excludes CEHL, Dr. Lawal and other affiliates of CEHL, and we refer to this approval requirement, which cannot be waived, as the “majority-of-minority” requirement.

Following the issuance of shares in connection with the Acquisition, the Private Placement and the Stock Dividend, the Company expects that Allied and CEHL together will own approximately 56.8% of the Company’s outstanding common stock (or approximately 57.1%, including the shares owned by Dr. Lawal and members of his family, which family controls Allied and CEHL), PIC will own approximately 29.9% of the Company’s outstanding common stock and the Company’s other stockholders will own approximately 13.3% of the Company’s outstanding common stock (or approximately 13.0%, excluding the shares owned by Dr. Lawal and members of his family).

At the special meeting, we are also asking you to approve an amendment to our 2009 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder. Approval of the amendment to the 2009 Equity Incentive Plan is intended to ensure that the Company can continue to provide an incentive to our employees, directors and consultants by enabling them to share in our future growth.

Your vote is very important. The transactions cannot be completed unless holders of a majority of the outstanding shares owned by the Minority Stockholders vote in favor of each of the proposals regarding the Acquisition, Private Placement and Certificate Amendment. If you fail to vote on these proposals, the effect will be the same as a vote against these proposals.

These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly. Whether or not you plan to attend the special meeting in person, it is vitally important that your shares be represented and voted at the special meeting. You may transmit your vote via the internet or you may complete and return the enclosed proxy card in the enclosed postage paid envelope. Transmitting your vote via the internet or completing and returning the enclosed proxy card will not prevent you from attending the special meeting and voting in person, but will assure that your vote is counted if you are unable to attend the special meeting. We thank you for your continued support of CAMAC Energy Inc.

Sincerely,

Dr. Kase Lukman Lawal

Chairman & Chief Executive Officer

CAMAC Energy Inc.

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

Notice of Special Meeting of Stockholders

To be held on                     , 2014

To the Stockholders of CAMAC Energy Inc.

NOTICE IS GIVEN that a special meeting of the stockholders of CAMAC Energy Inc., a Delaware corporation (“CAMAC” or the “Company”), is scheduled to be held at CAMAC Energy Inc., 1330 Post Oak Boulevard, 2nd Floor Conference Center, Gulf Coast Room, Houston, Texas 77056, on                     , 2014, at 9:00 a.m., Central Time to consider and vote upon the following matters described in this notice and the accompanying proxy statement:

1.	a proposal to approve the Transfer Agreement, dated as of November 19, 2013, by and among the Company, CAMAC Petroleum Limited, a company incorporated in the Federal Republic of Nigeria and a wholly owned subsidiary of the Company, CAMAC Energy Holdings Limited, a Cayman Islands company and our controlling stockholder (“CEHL”), CAMAC International (Nigeria) Limited, a company incorporated in the Federal Republic of Nigeria and a wholly owned subsidiary of CEHL, and Allied Energy Plc, a company incorporated in the Federal Republic of Nigeria and a wholly owned subsidiary of CEHL (“Allied”), and the transactions contemplated therein, including the following:

(a)	the issuance to Allied of 497,454,857 shares of our common stock as partial consideration for the assets to be acquired from Allied;

(b)	the potential issuance to Allied of up to 70,695,089 shares of our common stock, as may be adjusted, upon the conversion of the principal amount and/or accrued and unpaid interest, if any, outstanding under a convertible subordinated promissory note to be issued to Allied;

(c)	the potential issuance to Allied of 118,648,869 shares of our common stock in the event that the Public Investment Corporation (SOC) Limited, a state-owned company registered and duly incorporated in the Republic of South Africa (“PIC”), fails to perform its obligation to make a second investment of $135 million in a separate private placement transaction as described below;

(d)	the potential issuance to Allied of up to $50 million in shares of our common stock, in lieu of cash, upon our completing certain oil and gas exploration and production “milestones”; and

(e)	the potential issuance to Allied of up to 13,958,682 shares of our common stock to pay liquidated damages in lieu of cash if we are unable to fulfill our obligation to register certain shares of our common stock to be issued to Allied.

2.	a proposal to approve (a) the Share Purchase Agreement, effective as of November 18, 2013, by and among the Company and PIC and the transactions contemplated therein, including the issuance to PIC of 376,884,422 shares of our common stock in a private placement for $270 million in cash and (b) the potential issuance to PIC of up to 13,958,682 shares of our common stock, in lieu of up to $10 million in cash payments, to pay liquidated damages if we are unable to fulfill our obligation to register certain shares of common stock to be issued to PIC;

3.	a proposal to amend Article IV of our Amended and Restated Certificate of Incorporation to increase our authorized common stock from 300,000,000 shares to 2,500,000,000 shares;

4.	a proposal to approve an amendment to our 2009 Equity Incentive Plan that increases the number of shares of common stock available for issuance thereunder to 100,000,000 shares; and

5.	a proposal to approve an adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals.

These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly. Our board of directors recommends that you vote “FOR” each of the proposals above.

All CAMAC stockholders are cordially invited to attend this special meeting, although only holders of record of our common stock at the close of business on January 3, 2014 are entitled to receive notice of and to vote at the special meeting or any adjournment thereof. A list of stockholders who are entitled to receive notice of and to vote at the special meeting will be available in our offices located at 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056, during ordinary business hours for the 10-day period preceding the date of the special meeting. A stockholder list will also be available at the special meeting.

TO ASSURE REPRESENTATION AT THE SPECIAL MEETING, WE URGE ALL STOCKHOLDERS TO PROMPTLY RETURN A PROXY EITHER BY TRANSMITTING YOUR VOTE OVER THE INTERNET, BY CALLING 1-866-894-0537 OR BY COMPLETING AND RETURNING A PROXY CARD IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

By Order of the Board of Directors.

Nicolas J. Evanoff

Senior Vice President, General Counsel and

Secretary

                    , 2014

Houston, Texas

Information about Attending the Special Meeting

Only stockholders of record on the record date of January 3, 2014 are entitled to notice of and to attend or vote at our special meeting. If you plan to attend the meeting in person, please bring the following:

1.	Proper identification.

2.	Acceptable Proof of Ownership if your shares are held in “street name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is either (a) a letter from your broker confirming that you beneficially owned CAMAC Energy Inc. stock on the record date or (b) an account statement showing that you beneficially owned CAMAC Energy Inc. stock on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON                     , 2014.

This proxy statement is available at

http://www.edocumentview.com/CAK

CAMAC Energy Inc.

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

Our board of directors (our “board”) is soliciting proxies for use at our special meeting of stockholders that is scheduled to be held at 1330 Post Oak Boulevard, 2nd Floor Conference Center, Gulf Coast Room, Houston, Texas 77056, on                     , 2014 at 9:00 a.m., Central Time, or at any adjournment thereof, for the purposes set forth herein. Proxy materials are being mailed on or about                     , 2014, to all stockholders entitled to vote at the special meeting, based on a January 3, 2014 record date.

SUMMARY TERM SHEET FOR THE TRANSACTIONS

On November 19, 2013, we and our wholly owned subsidiary CAMAC Petroleum Limited (“CPL”) entered into a Transfer Agreement (the “Transfer Agreement”) with our controlling stockholder CAMAC Energy Holdings Limited (“CEHL”) and its wholly owned subsidiaries CAMAC International (Nigeria) Limited (“CINL”) and Allied Energy Plc, a company incorporated in the Federal Republic of Nigeria (“Allied,” and together with CEHL and CINL, the “Allied Parties”). Pursuant to the Transfer Agreement, we agreed to acquire, through CPL, Allied’s remaining interests in a production sharing contract (the “PSC”) and related assets, contracts and rights pertaining to Oil Mining Leases 120 and 121 (the “OMLs” or “OML 120/121”) located offshore Nigeria, which include the currently producing Oyo Field (the “Assets”). Under the Transfer Agreement, we agreed to pay consideration in the form of $170 million in cash, 497,454,857 shares of our common stock and a $50 million subordinated promissory note (the “Convertible Subordinated Note”) that is convertible into shares of our common stock. We refer to the acquisition of the Assets, the payment of this consideration and the other transactions contemplated by the Transfer Agreement as the “Acquisition.” Upon completion of the Acquisition, through our ownership interest in the PSC, we will be entitled to 100% of the economic benefit derived from the OMLs.

To fund the cash consideration we will pay for the Assets and a portion of the capital expenditures we expect to incur for further development of the Oyo Field and exploration of the OMLs, we have also entered into a share purchase agreement effective as of November 18, 2013 (the “Share Purchase Agreement”) with the Public Investment Corporation (SOC) Limited, a state-owned company registered and duly incorporated in the Republic of South Africa (“PIC”), for the private placement of an aggregate of 376,884,422 shares of our common stock in exchange for an aggregate cash investment of $270 million (the “Private Placement”). The Private Placement will be completed in two equal installments. The first installment (the “First Closing”) of $135 million in exchange for 188,442,211 shares of the Company’s common stock will be due at the closing of the Acquisition. The second installment (the “Second Closing”) of $135 million in exchange for 188,442,211 shares of the Company’s common stock will be due on the later of (a) 90 days after the First Closing and (b) as soon as practicable after the conditions precedent to the Second Closing are satisfied. We refer to the Acquisition and the Private Placement collectively as the “Transactions.”

Before the issuances of shares of the Company’s common stock to PIC and to Allied as part of the Private Placement and the Acquisition, and in order to achieve the post-closing share ownership percentages negotiated with each of Allied and PIC, the Company will declare and pay to its existing stockholders a dividend in the form of additional shares of the Company’s common stock equal to 1.4348 shares for each share of common stock outstanding (the “Stock Dividend”). We do not currently have sufficient shares of our common stock authorized in order to issue the required shares to Allied, to PIC or pursuant to the Stock Dividend. To address this shortfall and to allow for additional authorized common stock to support future growth and provide adequate flexibility for future corporate needs, at the special meeting, holders of shares of our common stock will be asked to consider and vote on a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 300,000,000 shares to 2,500,000,000 shares (the “Certificate Amendment”).

The Acquisition from Allied

The following is a summary term sheet for the Acquisition.

Consideration:	To complete the Acquisition, we will (a) issue to Allied 497,454,857 shares of our common stock; (b) issue to Allied the $50 million Convertible Subordinated Note convertible into shares of our common stock; and (c) pay to Allied $170 million in cash, as may be adjusted pursuant to the Transfer Agreement. The cash consideration of $170 million is required to be delivered in two installments: the first $85 million installment is due at the closing of the Acquisition and the second $85 million installment (as such amount may be adjusted in accordance with the Transfer Agreement, the “Deferred Cash Consideration”) must be paid within two business days following the Second Closing under the Private Placement.

Convertible Subordinated Note:	The Company will issue to Allied the $50 million Convertible Subordinated Note as partial consideration for the Assets upon the closing of the Acquisition. The principal of the Convertible Subordinated Note will be deemed advanced in two equal $25 million tranches at each of the First Closing and the Second Closing. Interest on the Convertible Subordinated Note will accrue at a rate per annum equal to 5% plus the one-month London interbank offered rate (“LIBOR”), payable quarterly in cash until the maturity of the Convertible Subordinated Note five years from the closing of the Acquisition. At the election of the holder, the Convertible Subordinated Note will be convertible into shares of the Company’s common stock at an initial conversion price of $0.7164 per share, subject to customary anti-dilution adjustments. The Convertible Subordinated Note will be subordinated to the Company’s existing and future senior indebtedness and will be subject to acceleration upon an Event of Default (as defined in the Convertible Subordinated Note). The Company may, at its option, prepay the note, in whole or in part, at any time, without premium or penalty. The note is subject to mandatory prepayment upon (a) the Company’s issuance of capital stock or incurrence of indebtedness, the proceeds of which the Company does not apply to repayment of senior indebtedness or (b) any capital markets debt issuance to the extent the net proceeds of such issuance exceed $250 million. Allied may assign all or any part of its rights and obligations under the Convertible Subordinated Note to any person upon written notice to the Company.

Purchase Price Adjustments:	The $170 million cash consideration for the Assets is subject to certain adjustments as follows:

•	an increase for all expenditures related to the Assets paid or incurred by the Allied Parties prior to the closing of the Acquisition that apply to, or are attributable to, the period after the closing;

•

an increase for all expenditures paid or incurred by the Allied Parties related to the re-entry, completion and/or tie-back of the oil and gas well being drilled in Oil Mining Lease 120 offshore Nigeria that commenced on September 9, 2013 as announced in a press release disseminated by CEI on September 12, 2013 (the

“Oyo-7 well”), or the drilling, completion and/or tie-back of any other well in the OMLs;

•	a decrease for income and other receipts received by the Allied Parties with respect to the Assets for the period following the closing of the Acquisition;

•	a decrease to reflect expenditures paid or incurred by the Company with respect to drilling operations on the Oyo-7 well, except for expenditures related to re-entry, completion and/or tie-back; and

•	an adjustment to reflect accrued interest on the foregoing amounts from closing of the Acquisition through the date the above adjustments are finalized.

Closing Conditions:	In addition to customary closing conditions, the respective obligations of each party to consummate the Acquisition are subject to:

•	the successful completion by us of the First Closing of the Private Placement;

•	the approval of the proposals regarding the Transfer Agreement, Share Purchase Agreement and Certificate Amendment by holders of at least a majority of all outstanding shares of our common stock held by the “Minority Stockholders.” The Minority Stockholders definition excludes CEHL, Dr. Lawal and other affiliates of CEHL, and we refer to this approval requirement, which cannot be waived, as the “majority-of-minority” requirement;

•	the listing of our common stock for trading on the Johannesburg Stock Exchange;

•	the filing of the Certificate Amendment in Delaware; and

•	the payment of the Stock Dividend.

The conditions relating to completion of the First Closing, “majority-of-minority” stockholder approval, the filing of the Certificate Amendment and the payment of the Stock Dividend may not be waived. Other conditions may be waived by the parties if permitted by applicable law. We expect these conditions and the other conditions contained in the Transfer Agreement to be satisfied prior to the closing of the Acquisition, but we may waive an unsatisfied condition to the extent permitted. We will not resolicit stockholders’ approval of Proposal No. 1 in the event a condition to closing is waived.

Termination Rights:	The Transfer Agreement may be terminated under certain circumstances, including the following:

•	if the required “majority-of- minority” stockholder approval is not obtained for the proposals set forth in this proxy statement;

•	by mutual written consent;

•	by us or by the Allied Parties, if the closing has not been consummated on or before March 31, 2014;

•	a material breach of our representations, warranties or obligations or those of the Allied Parties; or

•	if the special committee or our board changes its recommendation regarding the Acquisition.

Adverse CEI Recommendation:	The Company has agreed that, prior to the closing of the Acquisition, the special committee or our board will not withdraw, modify or amend, or otherwise fail to reaffirm, its approval of the Transfer Agreement or related transactions or its recommendation to the stockholders to vote in favor the proposals presented by this proxy statement (as further described in the Transfer Agreement, an “Adverse CEI Recommendation”). However, the special committee or our board retains the ability to make an Adverse CEI Recommendation upon the occurrence of an event, change, development, effect, occurrence or change of facts unknown to the special committee as of November 19, 2013, which becomes known to it prior to obtaining approval by vote of the Minority Stockholders (defined as an “Intervening Event” in the Transfer Agreement) if the failure to do so would be inconsistent with either the special committee’s or our board’s fiduciary duties. Before the special committee or our board may make an Adverse CEI Recommendation, the Company must provide Allied with two business days’ prior notice and identify the Intervening Event. The Company can terminate the Transfer Agreement in the event of an Adverse CEI Recommendation.

No Termination Fee:	There is no fee or penalty for termination of the Transfer Agreement by either party. In the event that we have the right to terminate the Transfer Agreement because of a breach by the Allied Parties of any representation, warranty, covenant or agreement contained in the Transfer Agreement, we would have the right to pursue the Allied Parties for specific performance of the Transfer Agreement or to terminate the agreement and seek to recover damages.

Registration Rights Agreement:	Upon closing the Acquisition, we and Allied will enter into a registration rights agreement (the “Allied Registration Rights Agreement”) pursuant to which we will grant Allied customary registration rights for the shares of our common stock that (a) Allied will receive upon closing of the Acquisition; (b) may be issued to Allied in the event of a failure by PIC to pay $135 million in exchange for shares of the Company’s common stock at the Second Closing; (c) may be issued to Allied in connection with the conversion of the Convertible Subordinated Note; (d) may be issued to Allied as liquidated damages under the Transfer Agreement; and (e) may be issued to Allied as Milestone Payments (as defined below).

Right of First Refusal and Corporate Opportunities Agreement:

The Allied Parties have agreed to enter into a right of first refusal and corporate opportunities agreement (the “Right of First Refusal and Corporate Opportunities Agreement”) upon the closing of the Acquisition, pursuant to which the Allied Parties will grant the Company, for a period of seven years and six months following the closing of the Acquisition, a right of first refusal with respect to certain restricted sales of licenses, leases and other contract rights by the Allied

Parties and the exclusive right to pursue certain oil and gas exploration and production investment, acquisition or development opportunities in Africa that may become available to the Allied Parties.

Post-Closing Obligations:	The Allied Parties have agreed to perform certain obligations with respect to the Company and the OMLs following the closing of the Acquisition, including to retain on behalf of the Company and CPL certain contracts or tangible assets that are unable to be transferred by the Transfer Agreement and to refrain from engaging in certain actions with respect to the OMLs and the PSC. The Allied Parties and the Company have agreed to use their reasonable best efforts to maintain the listing of the Company’s common stock on the Johannesburg Stock Exchange and one or more of the NYSE MKT or the London Stock Exchange and that the Company will not invoke status as a “controlled company” under the NYSE MKT rules, which would exempt the Company from certain corporate governance requirements of the NYSE MKT.

Intercompany Agreements:	The Company, along with CPL, is party to a Purchase and Continuation Agreement, dated December 10, 2010 (the “Non-Oyo Purchase Agreement”), with the Allied Parties under which the Company agreed to make certain payments aggregating $55 million to the Allied Parties upon reaching certain milestones relating to exploration and production activities within the area of the OMLs that is outside of the Oyo Field. Subject to the closing of the Acquisition, the Non-Oyo Purchase Agreement will be terminated, all milestones thereunder will be deemed to be completed and the parties will mutually release each other from all obligations under the Non-Oyo Purchase Agreement. As consideration for such termination and mutual release, the Company has agreed under the Transfer Agreement to make two separate $25 million cash payments (the “Milestone Payments”) to Allied within 15 days of the occurrence of each of the following events after the closing of the Acquisition: (a) the approval of a development plan by the Nigerian Department of Petroleum Resources with respect to the first new discovery of hydrocarbons in an area outside of the Oyo Field of the OMLs and (b) the commencement of the first hydrocarbon production outside of the Oyo Field in commercial quantities. Allied may elect to receive each of the $25 million payments in shares of the Company’s common stock with an equivalent value instead of in cash. Allied will be deemed to have elected to receive shares of common stock in lieu of cash to the extent payment of the Milestone Payments in cash would materially adversely affect the Company’s working capital position, or its ability to carry out its capital or then established regular cash dividend programs.

CPL is also party to a technical services agreement with Allied (the “Technical Services Agreement”) under which CPL provides Allied with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. For the year ended December 31, 2013, we recognized approximately $1,988,875 million of billings under the Technical Services Agreement, which will be terminated as of the closing of the Acquisition pursuant to the Transfer Agreement.

On June 6, 2011, CPL executed a Promissory Note (as heretofore amended, the “Existing Promissory Note”) in favor of Allied as the lender. Under the terms of the Existing Promissory Note, Allied agreed to make loans to CPL, from time to time and pursuant to requests by CPL, in an aggregate sum of up to $25 million. CPL may prepay and re-borrow all or a portion of such amount, but any unpaid aggregate outstanding principal amount of all loans will mature on July 15, 2014. The proceeds of the loans were only to be used to pay final, undisputed invoices for the workover of the oil well known as the “Oyo-5 well” located in the Oyo Field when such invoices are due and payable. Interest accrues on outstanding principal under the Existing Promissory Note at a rate of LIBOR plus 2% per annum. As a condition to the obligations of Allied to perform under the Existing Promissory Note, on June 6, 2011, the Company, as direct parent of CPL, executed a guaranty agreement in favor of Allied. Under the guaranty agreement, the Company irrevocably, unconditionally and absolutely guarantees all of CPL’s obligations under the Existing Promissory Note. On September 10, 2013, the Company and Allied amended the Existing Promissory Note and the guaranty agreement (a) to add the Company as a borrower; (b) to allow for borrowings of up to $10 million for general corporate purposes; and (c) to pledge the stock of the subsidiary of the Company that holds exploration licenses in Gambia and Kenya as collateral pursuant to an equitable share mortgage arrangement. As of December 31, 2013, there was $14,533,081 outstanding under the Existing Promissory Note, which will remain in effect in accordance with its terms following the consummation of the Acquisition and the Private Placement.

Other intercompany accounts between Allied and the Company will remain outstanding following the closing of the Acquisition. The net amount we owe to Allied under existing intercompany accounts was approximately $5,870,351 as of December 31, 2013.

Contingent Consideration:	Following the closing of the Acquisition, the Company’s ability to pay the second $85 million installment of cash consideration to Allied is contingent upon the successful completion of the Second Closing under the Private Placement with PIC. The Transfer Agreement contains a provision to the effect that, in the event of a failure by PIC to pay $135 million for shares of the Company’s common stock at the Second Closing, Allied may require the Company to assign to Allied that portion of the Company’s rights that pertains to the payment of the Deferred Cash Consideration. If the Share Purchase Agreement is terminated prior to the completion of the Second Closing, the Company may satisfy its obligations to the Allied Parties with respect to payment of the Deferred Cash Consideration by issuing to Allied an aggregate of 118,648,869 shares of the Company’s common stock. In that case, PIC would not receive 188,442,211 shares of our common stock at the Second Closing.

The Private Placement with PIC

The following is a summary term sheet for the Private Placement.

Consideration:	The Company will sell and PIC will purchase 376,884,422 shares of our common stock for an aggregate purchase price of $270 million in a private placement. Of the aggregate purchase price, $135 million will be paid at the First Closing, which is scheduled to occur immediately prior to, or concurrently with, consummation of the Acquisition, and the remaining $135 million will be paid at the Second Closing, which is scheduled to occur on the later of 90 days following the First Closing and the satisfaction of all conditions contained in the Share Purchase Agreement.

Closing Conditions:	In addition to customary closing conditions, the respective obligations of each party to consummate the Private Placement are subject to:

•	the satisfaction or waiver of all of the closing conditions under the Transfer Agreement except for the payment of consideration thereunder;

•	the listing of our common stock for trading on the Johannesburg Stock Exchange; and

•	for the Second Closing, the completion of the first drilling phase of the Oyo-7 well.

We have already satisfied the condition with respect to the completion of the first drilling phase of the Oyo-7 well and expect the other conditions contained in the Share Purchase Agreement to be satisfied prior to the First Closing. We may waive an unsatisfied condition to the extent permitted. We will not resolicit stockholders’ approval of Proposal No. 2 in the event a condition to closing is waived.

Termination Rights:	The Share Purchase Agreement may be terminated under certain circumstances, including the following:

•	if the required “majority-of-minority” stockholder approval is not obtained for the proposals set forth in this proxy statement;

•	by mutual written consent;

•	by us or by PIC, if the First Closing or the Second Closing has not been consummated on or before March 31, 2014; or

•	a material breach of our representations, warranties or obligations or those of PIC.

PIC Registration Rights Agreement:	Upon the First Closing of the Private Placement, we and PIC will enter into a Registration Rights Agreement (the “PIC Registration Rights Agreement”) pursuant to which we will grant PIC customary registration rights for the shares of our common stock that PIC will receive upon closing of the Private Placement. The registration rights granted to PIC are comparable to the registration rights granted to Allied under the Allied Registration Rights Agreement.

PIC Stockholder Agreement:	Upon the First Closing, we and PIC will enter into a stockholder agreement (the “PIC Stockholder Agreement”), pursuant to which, among other things, PIC will have the right to nominate up to one individual to serve on our board, subject to PIC continuing to hold at least 20% of the Company’s issued and outstanding shares of common stock.

Special Committee

Dr. Kase Lawal, the Company’s Chief Executive Officer and Chairman of the Company’s board, owns an indirect interest in and may be deemed to control CEHL, and thus indirectly Allied and the Assets. Because CEHL owns approximately 57% of the Company’s common stock, the board authorized a special committee composed entirely of independent and disinterested directors to review, evaluate and negotiate (as it deemed appropriate) the Acquisition, the Private Placement, the other transactions contemplated by the Transfer Agreement or any alternatives. After evaluating the Transactions, the special committee determined that the Transfer Agreement, the Share Purchase Agreement, the Stock Dividend and the Certificate Amendment are advisable, fair to and in the best interests of the Company and its stockholders (other than Allied and its affiliates). The special committee then recommended the Transactions to the board. For more information regarding the special committee, see “Special Factors — Background of the Transactions” and “Special Factors — Reasons for the Proposed Transactions; Factors Considered; Recommendations of the Special Committee and of the Board.”

Fairness Opinion

Canaccord Genuity Limited (“Canaccord Genuity”) acted as financial advisor to the special committee of the board in connection with the Acquisition and the Private Placement. The special committee requested that Canaccord Genuity evaluate the fairness, from a financial point of view, to the Company and its stockholders (other than Allied and its affiliates), of certain financial terms of the Acquisition and the concurrent Private Placement. At a meeting of the special committee held on November 18, 2013, Canaccord Genuity rendered its oral opinion, which opinion was confirmed by delivery of a written opinion dated November 18, 2013, that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, each of (a) the sale of the shares of common stock to PIC pursuant to the Share Purchase Agreement; (b) the acquisition consideration to be paid by the Company for the Assets pursuant to the Transfer Agreement; and (c) taken as a whole with the Stock Dividend, the sale by the Company of the shares to PIC and the payment of the acquisition consideration to Allied in the Transactions, is fair, from a financial point of view, to the Company and its stockholders (other than Allied and its affiliates). For more information regarding Canaccord Genuity’s fairness opinion, see “Special Factors — Opinion of Canaccord Genuity.”

Ownership Percentages Following the Transactions and the Stock Dividend

Following the issuance of shares in connection with the Acquisition, the Private Placement and the Stock Dividend, the Company expects that Allied and CEHL together will own approximately 56.8% of the Company’s outstanding common stock (or approximately 57.1%, including the shares owned by Dr. Lawal and members of his family, which family controls Allied and CEHL), PIC will own approximately 29.9% of the Company’s outstanding common stock and the Company’s other stockholders will own approximately 13.3% of the Company’s outstanding common stock (or approximately 13.0%, excluding the shares owned by Dr. Lawal and members of his family). For more information regarding the ownership percentages following the Transactions and the Stock Dividend, see “Special Factors — Anticipated Equity Ownership following the Stock Dividend and the Transactions.”

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

SPECIAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our board is soliciting your proxy to vote at the special meeting of stockholders of the Company because you owned shares of our common stock at the close of business on January 3, 2014, the record date for the special meeting, and are therefore entitled to vote at the special meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about                     , 2014. We have made these materials available to you on the internet, and we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the special meeting. You do not need to attend the special meeting in person to vote your shares.

When and where will the special meeting be held?

The special meeting will be held at 9:00 a.m., Central Time on                     , 2014, at 1330 Post Oak Boulevard, 2nd Floor Conference Center, Gulf Coast Room, Houston, Texas 77056.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the special meeting, you will be asked to approve five proposals.

“Proposal No. 1” is a request for you to vote to approve the Transfer Agreement and the transactions contemplated therein, including (a) the issuance to Allied of 497,454,857 shares of our common stock as partial consideration for the Assets; (b) the potential issuance to Allied of up to 70,695,089 shares of our common stock, as may be adjusted, upon conversion of the principal amount and/or accrued and unpaid interest, if any, outstanding under the Convertible Subordinated Note to be issued to Allied as partial consideration for the Assets; (c) the potential issuance to Allied of 118,648,869 shares of our common stock in the event that PIC fails to perform its obligation to pay $135 million at the Second Closing as described below; (d) the potential issuance to Allied of up to $50 million in shares of our common stock, in lieu of cash, upon our completing certain oil and gas exploration and production “milestones”; and (e) the potential issuance to Allied of up to 13,958,682 shares of our common stock, in lieu of up to $10 million in cash payments, to pay liquidated damages if we are unable to fulfill our obligation to register certain shares of our common stock to be issued to Allied.

“Proposal No. 2” is a request for you to vote to approve (a) the Share Purchase Agreement and the transactions contemplated therein, including the issuance to PIC of 376,884,422 shares of our common stock in the Private Placement; and (b) the potential issuance to PIC of up to 13,958,682 shares of our common stock, in lieu of up to $10 million in cash payments, to pay liquidated damages if we are unable to fulfill our obligation to register certain shares of our common stock to be issued to PIC.

“Proposal No. 3” is a request for you to vote to approve an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock from 300,000,000 shares to an aggregate of 2,500,000,000 shares.

“Proposal No. 4” is a request for you to vote to approve an amendment to our 2009 Equity Incentive Plan (the “2009 Plan”) to increase the number of shares of common stock available for issuance thereunder to 100,000,000 shares of common stock.

“Proposal No. 5” is a request for you to vote to approve any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of each of Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 4.

We do not expect any matters to be presented for action at the special meeting other than the items described in this proxy statement. Our board recommends that you vote “FOR” each of the Proposals.

Who is entitled to vote?

Only holders of record of our common stock at the close of business on January 3, 2014, are entitled to notice of and to vote at the special meeting.

Who is soliciting my proxy?

Our board is soliciting your proxy to vote on all matters scheduled to come before the special meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by casting your vote via the internet, you are authorizing the proxy holders to vote your shares at the special meeting as you have instructed.

Why is stockholder approval necessary for the proposals contained in this proxy statement?

The Transfer Agreement requires approval of the proposals regarding the Transfer Agreement, Share Purchase Agreement and Certificate Amendment by holders of at least a majority of all outstanding shares of our common stock held by the “Minority Stockholders.” The Minority Stockholders definition excludes CEHL, Dr. Lawal and other affiliates of CEHL, and we refer to this approval requirement, which cannot be waived, as the “majority-of-minority” requirement. Other stockholder approval requirements of Delaware corporate law and the NYSE MKT regarding the approval by a majority of all outstanding shares (or by a majority of all shares voting at the meeting) also apply, but those stockholder approvals are assured because CEHL, the Company’s majority stockholder, has agreed in the Transfer Agreement to vote all of its shares, approximately 57% of the outstanding shares that will be eligible to vote, in favor of each of the proposals.

Our common stock is listed on the NYSE MKT and we are subject to the NYSE MKT rules and regulations. We are seeking stockholder approval under Sections 712 and 713 of the NYSE MKT Company Guide as a prerequisite to listing the additional shares to be issued, or potentially to be issued, to Allied and PIC. We do not expect to make all of the potential issuances of shares described under Proposal No. 1 and Proposal No. 2. However, we believe the NYSE MKT may aggregate such potential issuances, if they were to occur, and consider each to be part of the larger issuance of the 497,454,857 shares of common stock that we are issuing to Allied as partial consideration for the Assets or the 376,884,422 shares of common stock that we are issuing to PIC in the Private Placement, as the case may be. Because each of the larger issuances requires stockholder approval under the rules of the NYSE MKT, each of the individual smaller issuances, if any one of them were to occur, would also require stockholder approval. Additionally, we have estimated the number of shares of common stock that would potentially be issued to Allied (a) as a result of our completing certain oil and gas exploration and production “milestones” and (b) upon conversion of the maximum amount of accrued and unpaid interest under the Convertible Subordinated Note that could be converted into our common stock, assuming that we otherwise are current in our interest payment obligations under the note. Certain events or factors could result in our estimate of the number of shares for such issuances to be insufficient to meet our obligations to Allied, and we would be required to pay cash to fulfill such obligation or may be required to seek further stockholder approval for the issuances of additional shares to Allied at that time.

We do not currently have sufficient shares of our common stock authorized in order to issue the required shares to Allied, to PIC or pursuant to the Stock Dividend. To address this shortfall and to allow for additional authorized common stock to support future growth and provide adequate flexibility for future corporate needs, we are required by Delaware corporate law and Article XI of our Amended and Restated Certificate of Incorporation to seek stockholder approval for the Certificate Amendment, which will increase the number of shares of common stock we are authorized to issue from 300,000,000 shares to 2,500,000,000 shares.

We are also seeking stockholder approval under Section 711 of the NYSE MKT Company Guide as a prerequisite to listing the additional shares that may be issued under the 2009 Plan.

What are the voting requirements to approve each of the Proposals discussed in this proxy statement?

The Transfer Agreement requires approval of Proposals No. 1, 2 and 3 by the “majority-of-minority” requirement. As of January 3, 2014, the record date for the special meeting, we had 158,904,641 shares of common stock outstanding, with CEHL and its affiliates, including Dr. Lawal and members of his family, holding approximately 57.5% of our outstanding common stock and our Minority Stockholders holding approximately 42.5% of our outstanding common stock. Accordingly, for the “majority-of-minority” requirement to be satisfied, 33,807,354 shares (representing a majority of the outstanding 67,614,706 shares held by our Minority Stockholders) of common stock held by our Minority Stockholders, or approximately 21.3% of all of the Company’s outstanding shares of common stock, must vote in favor of Proposals No. 1, 2 and 3.

Other stockholder approval requirements of Delaware corporate law and the NYSE MKT regarding the approval by a majority of all outstanding shares (or by a majority of all shares voting at the meeting) also apply, but those stockholder approvals are assured because CEHL, the Company’s majority stockholder, has agreed in the Transfer Agreement to vote all of its shares, approximately 57% of the outstanding shares that will be eligible to vote, in favor of each of the proposals.

Pursuant to Section 710 of the NYSE MKT Company Guide, approval of each of Proposals No. 1, 2, 4 and 5 require the affirmative vote of the holders of our common stock representing a majority of the votes cast at the special meeting, provided that a quorum has been reached in accordance with our bylaws. Our bylaws stipulate that a quorum has been reached when the holders of a majority in voting power of all of the then outstanding shares of our capital stock entitled to be voted at a meeting of the stockholders are represented at the meeting in person or by proxy.

Pursuant to Delaware corporate law, approval of Proposal No. 3 requires the affirmative vote of the holders of our common stock representing a majority of the outstanding shares of common stock eligible to vote.

Abstentions will not be voted or treated as a vote cast on any proposal, although abstentions will be counted for purposes of determining whether a quorum is present. Accordingly, assuming a quorum is present at the special meeting, an abstention will have the same effect as a vote against Proposals No. 1, 2, and 3 but will not affect the outcome of Proposals No. 4 and 5. A broker non-vote will have the same effect as a vote against Proposals No. 1, 2, and 3 but will not affect the outcome of Proposals No. 4 and 5.

Why is our board recommending approval of each of the Proposals?

After evaluating the Transactions, the special committee determined that the Transfer Agreement, the Share Purchase Agreement, the Stock Dividend and the Certificate Amendment are advisable, fair to and in the best interests of the Company and its stockholders other than Allied and its affiliates. The special committee then recommended the Transactions to the board. After receiving the recommendation of the special committee, the board approved each of the Transactions and declared them advisable. Our board recommends that the stockholders of the Company vote “FOR” each of the proposals set forth in this proxy statement. In making this recommendation, the board considered a number of factors, including the following:

•	that the special committee consists solely of independent and disinterested directors;

•	the special committee’s having retained and received advice from its independent financial and legal advisors and a technical report from its independent reserve engineers;

•	the process undertaken by the special committee and its advisors in connection with evaluating and negotiating the terms of the proposed Transactions, as described above in the section entitled “Special Factors — Background of the Transactions”;

•	the opinion, dated November 18, 2013, of Canaccord Genuity to the special committee as described above and as more fully described in the section entitled “Special Factors — Opinion of Canaccord Genuity”; and

•	their own views that the proposed Transactions would allow the Company to reduce the risks and uncertainties associated with the Company’s current funding constraints and uncertain future prospects.

We foresee a number of important business advantages from the consummation of the Transactions. We expect that completing the Acquisition will further our strategic objective to significantly increase our scale of operations in Sub-Saharan Africa, consolidate our ownership in core focus areas of operations, expand our participation in future production from the Oyo Field and increase current reserves and production. Further, we anticipate certain benefits through Allied’s significant shareholding position in the Company and by having a PIC nominee serve on our expanded board, which is further described below under “The Transactions — Private Placement with PIC”. By completing the Private Placement, we will obtain the cash required to complete the Acquisition and establish a relationship with a major African institutional investor.

What will be the consequences if stockholder approval of the Proposals is not obtained?

Proposals No. 1, 2 and 3 are mutually conditioned upon one another pursuant to the Transfer Agreement. The completion of the Acquisition is conditioned on the concurrent consummation of the first $135 million installment of the Private Placement, which in turn is a conditioned upon the concurrent consummation of the Acquisition. If our stockholders do not approve the Certificate Amendment, we will be unable to consummate either the Acquisition or the Private Placement as we will have insufficient authorized capital stock under our Amended and Restated Certificate of Incorporation to complete the Transactions. Proposal No. 4 is conditioned upon Proposals No. 1, 2 and 3 and the successful completion of the Acquisition, the Private Placement and the Stock Dividend.

How many shares are eligible to be voted?

As of the record date of January 3, 2014, we had 158,904,641 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the special meeting?

Under Delaware law and our bylaws, the presence in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the special meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of Proposals No. 1, 2, 3, 4 or 5, your shares will not be counted as present at the special meeting for purposes of determining whether a quorum exists. Shares of stockholders of record who are present at the special meeting in person or by proxy will be counted as present at the special meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any of Proposals No. 1, 2, 3, 4 or 5.

How do I vote?

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Continental Transfer and Trust Company, you are the stockholder of record of those shares and these proxy materials have been mailed to you by us. You may vote your shares by internet or by mail as further described below. Your vote authorizes each of Nicolas J. Evanoff and Earl W. McNiel, as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Vote by Internet — http://www.cstproxyvote.com

•	Vote by Telephone — 1-866-894-0537

•	Use the internet or the telephone to transmit your voting instructions 24 hours a day, seven days a week until 7:00 p.m. (Eastern Time) on , 2014.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Vote by Mail — Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by telephone, internet or mail, will be voted at the special meeting. If you vote by telephone or by internet, please do not mail your proxy card. You may also vote in person at the special meeting.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee that is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. For a discussion of the rules regarding the voting of shares held by beneficial owners, see the questions below entitled “What happens if I return a proxy but don’t vote for a Proposal? What is discretionary voting? What is a broker non-vote?”

What happens if I don’t return a proxy or attend the special meeting and vote my shares?

If you fail to vote on Proposals No. 1, 2, and 3, the effect will be the same as a vote against these proposals, but such failure to vote will not affect the outcome of Proposals No. 4 and 5.

What happens if I return a proxy but don’t vote for a Proposal? What is discretionary voting? What is a broker non-vote?

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. Rules of the NYSE MKT determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under NYSE MKT rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under NYSE MKT rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE MKT, each of the proposals presented in this proxy statement is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the proposals presented in this proxy statement. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. A broker non-vote will have the same effect as a vote against Proposals No. 1, 2 and 3 but will not have an effect on Proposals No. 4 and 5. In addition, such shares will not be considered present at the special meeting for purposes of determining the existence of a quorum.

Can I revoke or change my vote after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is voted if you provide notice in writing to our corporate secretary before the special meeting, if you timely provide to us another proxy with a later date or if you vote in person at the special meeting or notify the corporate secretary in writing at the special meeting of your wish to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies for the special meeting. We have retained Georgeson Inc., 480 Washington Blvd., Jersey City, New Jersey 07310, for an estimated fee of $7,500, plus reimbursement of certain reasonable expenses and telephone fees, to assist in the solicitation of proxies and otherwise in connection with the special meeting. We and our proxy solicitor will also request banks, brokers, and other intermediaries holding shares of our common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to our directors, officers or employees for such solicitation efforts.

Can any other business be conducted at the special meeting?

No. Under our bylaws and Delaware law, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to stockholders provided with this proxy statement.

What happens if the special meeting is adjourned?

The special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of the affirmative vote of the holders of a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the special meeting. Under Delaware law and our bylaws, we are not required to notify stockholders of any adjournments of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who should I call if I have questions or need assistance voting my shares?

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Georgeson Inc., toll-free at 1-888-206-0860.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (referred to herein as the “Exchange Act”), including statements about our plans, strategies, expectations, assumptions and prospects. “Forward-looking statements” are all statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (or other similar expressions) will, should or may occur in the future, including, without limitation:

•	our ability to continue as a going concern if the proposed Transactions are not consummated;

•	the potential benefits of the proposed Transactions;

•	the timing of consummation of the proposed Transactions;

•	satisfaction of conditions to closing of the proposed Transactions;

•	our ability to promptly and effectively integrate the Assets to be acquired in the Acquisition;

•	failure of our partners or affiliates to fulfill their commitments or obligations to us;

•	access to capital to fund our drilling activities and business plan;

•	exploration and development plans and related costs;

•	our ability to hold current or future rights to oil and gas exploration and production licenses and other contractual oil and gas rights;

•	anticipated flow rates of producing and new wells;

•	reserve estimates and depletion rates;

•	evaluating significant prospects;

•	accounting methods we use to record our exploration results;

•	demand and potential demand for oil and natural gas; and

•	trends in oil and natural gas prices.

The words “anticipates,” “may,” “can,” “plans,” “predicts,” “forecasts,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions and/or statements that are not historical facts, in each case as they relate to us or our management, are intended to identify those assertions as forward-looking statements. In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions. We caution readers that those statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include

•	failure to continue as a going concern if the proposed Transactions are not consummated or some other action is taken;

•	failure to obtain majority-of-minority stockholder approval for the proposed Transactions or to satisfy other conditions to closing in a timely manner (or at all);

•	failure to realize expected value creation from the proposed Transactions;

•	diversion of management time on matters related to the Transactions;

•	costs related to the Transactions, which could be greater than expected;

•	the postponement or abandonment of the Transactions by our board at any time;

•	our limited operating history, operating revenue or earnings history;

•	access to capital to fund current and future drilling activities;

•	failure of key personnel or third-party partners or contractors to fulfill their commitments;

•	any significant influence over our corporate affairs by our significant stockholders;

•	our ability to enter into definitive agreements for foreign energy ventures, including obtaining the necessary exploitation rights from foreign governments;

•	competition from large petroleum companies and other energy interests;

•	our ability to attract and retain skilled personnel on commercially reasonable terms, whether due to competition from other oil and gas exploration and production companies, labor regulations or otherwise;

•	expropriation and other risks associated with foreign operations;

•	the lack of availability of oil and gas field goods and services in foreign countries;

•	variations in the market prices of oil and natural gas;

•	drilling results;

•	unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced by wells operated by third parties where we are a participant);

•	oil and natural gas reserve expectations;

•	the potential adoption of new governmental regulations, including permitting requirements affecting drilling operations and limitations on drilling locations;

•	termination of or intervention in concessions, rights or authorizations granted by foreign federal, state or local governments or national oil companies to us;

•	failure by Allied to retain its indigenous status under Nigerian law, which could result in loss of the OMLs;

•	terrorism, piracy or military action impacting our operations, assets or financial performance;

•	the ability to satisfy future cash obligations and environmental costs; and

•	other general exploration and development risks and hazards inherent in the production of oil and natural gas.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including, for example, the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2013, all of which are incorporated by reference into this proxy statement.

SPECIAL FACTORS

Background of the Transactions

In December 2009, Allied, CINL and the Nigerian AGIP Exploration Limited (“NAE”) announced commencement of production from the Oyo Field, located within a portion of the OMLs in which Allied, CINL and NAE each held a participating interest. The producing wells in the Oyo Field, the Oyo-5 well and the Oyo-6 well, have been connected to the Armada Perdana Floating Production Storage and Offloading (“FPSO”) vessel. The FPSO has a treatment capacity of 40,000 barrels of liquids per day, with gas treatment and re-injection facilities, and is capable of storing up to one million barrels of crude oil. The first lifting (sale) of crude oil from the FPSO occurred in February 2010. Some of the associated gas has been re-injected into the Oyo Field reservoir by a third well to minimize flaring and to maximize recovery. The oilfield operations on and disposition of production from the OMLs, including the Oyo Field, were governed by the PSC.

Prior to April 2010, the Company was named “Pacific Asia Petroleum, Inc.” and none of its common stock was owned or controlled by CEHL or any of its affiliates. In April 2010, the Company acquired its current economic interest in the Oyo Field through the purchase of that portion of Allied’s and CINL’s rights in the PSC relating to the Oyo Field in exchange for cash and the issuance to CEHL of shares of the Company’s common stock. In the 2010 transaction, CEHL became the controlling stockholder of the Company, receiving approximately 62.7% of the Company’s outstanding shares at that time. As part of the transaction, the Company gave CEHL registration rights with respect to these shares. CEHL gave the Company a “right of first refusal” for a period of five years with respect to any and all licenses, leases and other contract rights for the exploration or production of oil or natural gas currently held or later acquired by CEHL that CEHL offers for sale, transfer, license or other disposition. Following the closing of the transaction, the number of directors was expanded to seven and CEHL nominated four new directors, including Dr. Kase Lawal, who was named non-executive Chairman. The Company was also renamed CAMAC Energy Inc. at that time. For more detailed information regarding the 2010 transaction, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Business — Nigeria — Oyo Field Production Sharing Contract Interest,” incorporated herein by reference.

In February 2011, the Company acquired all of Allied’s and CINL’s rights in the PSC outside the Oyo Field (the “Non-Oyo Contract Rights”) for cash and the Company’s agreement to make additional payments, contingent upon completion of specified milestones in any future exploration and development of the OMLs outside of the Oyo Field. Dr. Kase Lawal was at that time the Company’s non-executive Chairman and member of the board of directors, and also a director of each of CEHL and Allied, with indirect ownership of 27.7% of CEHL. As a result, Dr. Lawal recused himself from participating in the consideration and approval by the board of the transaction. For more detailed information regarding the Non-Oyo Contract Rights transaction, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Business — Nigeria — OML 120/121 Transaction,” incorporated herein by reference.

During 2010 and 2011, the gross production rate from the Oyo Field decreased as compared to initial rates, due to increased gas intrusion in the Oyo-5 well and increased water production principally in the Oyo-6 well. Beginning in December 2010, the Company funded a workover of the Oyo-5 well designed to reduce gas production and increase crude oil production from this well. The Company incurred a total of $59.7 million in costs for the workover. The Company is entitled to recovery of such costs from oil liftings as non-capital costs under the PSC, and as of December 31, 2012, $40.4 million of costs had been recovered as revenue.

To fund a portion of the workover costs prior to receiving cost recovery, in June 2011, the Company entered into arrangements to borrow up to a maximum outstanding principal amount of $25 million from Allied. These arrangements were amended in September 2013 to provide additional flexibility for working capital loans of up to $10 million. Also in September 2013, Allied commenced drilling the Oyo-7 well. The well encountered gross oil pay of 133 feet (net 115 feet) in the currently producing Pliocene reservoir and also confirmed the presence of hydrocarbons in the Miocene formation beneath the Pliocene. The Oyo-7 well has been temporarily plugged and suspended but is expected to be re-entered and completed in the first quarter of 2014. For more information regarding the Company’s funding arrangements with Allied, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Business — Promissory Note and Guarantee Agreement,” incorporated herein by reference.

In August 2011, the board formed a special committee of independent directors, which was composed of Dr. Lee P. Brown, William J. Campbell (Chair), J. Kent Friedman and John Hofmeister, to consider a potential acquisition of certain of Allied’s oil and gas assets in Nigeria outside of the OMLs pursuant to the 2010 “right of first refusal.” The 2011 special committee took initial steps to organize, including the engagement of Andrews Kurth LLP (“Andrews Kurth”) to serve as the committee’s independent legal counsel, but the potential transaction was not pursued by Allied or the Company and no substantive work was done. The mandate of the 2011 special committee lapsed in September 2011 and was not extended.

In June 2012, Allied acquired all of NAE’s participating interest in the OMLs and all of NAE’s interest in the PSC for $250 million in cash subject to certain adjustments. As a result of this transaction, Allied became the holder of a 100% participating interest in the OMLs and the remainder of the interests in the PSC apart from the interests previously acquired by the Company in 2010 and 2011.

In January 2013, the board formed a special committee of independent directors consisting of Messrs. Hofmeister (Chair), Campbell and Friedman to consider a potential transaction proposed by Allied pursuant to which the Company would acquire all of Allied’s remaining rights under the PSC. Under that potential transaction, the Company would have re-domiciled as an English company, listed its stock on the London Stock Exchange, raised funds through a public offering of newly issued shares on the London Stock Exchange and applied proceeds of that offering, together with newly issued shares of Company common stock, to purchase Allied’s interests. This special committee again engaged Andrews Kurth to serve as the committee’s independent legal counsel and interviewed potential financial advisors. With the advice of Andrews Kurth, the committee extensively discussed the role of a special committee in considering proposals such as the one put forth by Allied and various related legal matters, including the fulfillment of fiduciary duties, independence and disinterestedness, the broad scope of the committee’s authority, the role of legal and financial advisors, and the functioning of the committee and its control of the process going forward. The committee determined that it would require that any transaction with Allied would, in addition to the stockholder approval requirements imposed by the NYSE MKT and Delaware law, be subject to an additional non-waivable condition requiring the approval of a majority of the outstanding shares of the Company’s common stock not owned by CEHL or its affiliates, which is commonly referred to as a “majority-of-minority” approval condition.

This committee’s work on the potential London Stock Exchange project was discontinued in April 2013 when Allied informed the Company that Allied had instead begun to explore the possibility of entering into a transaction with PIC and another energy company that was listed on the Johannesburg Stock Exchange. At a meeting of the board in May 2013, the January 2013 special committee was formally disbanded.

On June 14, 2013, PIC delivered a letter to the Company proposing to invest $300 million in the Company in exchange for shares of common stock of the Company to finance the acquisition of Allied’s economic interests derived from its ownership of the OMLs. The investment was subject to the satisfaction of conditions, including approval by the board of directors of PIC, approval by the board, approval by the Company’s stockholders, and listing of the Company’s common stock on the Johannesburg Stock Exchange. The PIC letter also stated that its $300 million investment represented 30% of the value of $1 billion that it placed on the combined assets that the Company would hold upon completion of the contemplated acquisition.

Also on June 14, 2013, Allied delivered a letter to the Company that referenced the letter from PIC and proposed to transfer Allied’s economic interests derived from its ownership of the OMLs to the Company in exchange for $300 million and an unspecified number of shares of common stock of the Company. Allied also proposed that the Company and Allied would accomplish the transaction by entering into agreements that would be similar to the April 2010 agreements that CEHL had entered into in order to acquire CEHL’s initial interest in the Company.

At a June 17, 2013 special meeting of the board called for this purpose, Dr. Lawal described the PIC and Allied proposals to the board. Dr. Lawal stated that, given his relationship with Allied, which is wholly-owned by CEHL (of which he indirectly owns 27.7% and other members of his family own 69.3%), he would not participate in any Company or board discussions concerning the proposals. He also suggested that it was appropriate for the board to consider establishing a special committee to explore, evaluate and negotiate the proposed transactions, and if it deemed advisable, to recommend such transaction to the full board. After discussion, the board unanimously adopted resolutions that established the special committee consisting of Mr. Hofmeister (Chair), Mr. Ira Wayne McConnell and Ms. Hazel O’Leary and delegated to the special committee the authority to (a) review, evaluate and negotiate the terms and conditions of the possible transactions with Allied and PIC or any alternatives thereto, including the terms of any definitive agreements, if the special committee deems it advisable to do so; (b) determine whether the possible transactions or any alternative thereto are fair to and in the best interests of the Company and the stockholders of the Company and whether such transactions are advisable in view of all relevant facts and circumstances, including, without limitation, the Company’s prospects and any potential alternative transactions; (c) take such action as the special committee deems appropriate or advisable to fully inform itself with respect to the possible transactions or any alternatives thereto, including, without limitation, the study and pursuit of any potential strategic alternatives thereto; and (d) recommend to the entire board what action, if any, should be taken by the Company with respect to matters under consideration by the special committee, including electing not to pursue the possible transactions. Furthermore, the board resolved not to approve or otherwise pursue the possible transactions or any alternatives thereto without the prior favorable recommendation of any such transaction by the special committee. The board also authorized the special committee to retain financial advisors, legal advisors and such other advisors as it deemed necessary or appropriate.

On June 26, 2013, the special committee met and discussed the scope and functioning of the special committee, engagement of independent legal counsel and engagement of an independent financial advisor. After discussing several possible law firms, the special committee directed Mr. Hofmeister to contact a representative of Andrews Kurth, which had served as counsel to the prior special committees that considered possible transactions with Allied and CEHL. The special committee also discussed possible independent financial advisors and determined that Canaccord Genuity Limited (“Canaccord Genuity”), an internationally recognized investment banking firm with offices in London and experience in African oil and gas transactions similar to the Acquisition, possessed the necessary reputation, qualifications and independence to assist the special committee. Canaccord Genuity had advised the Company from January through April 2013 with respect to potentially listing on the London Stock Exchange and in that connection had previously confirmed to the special committee Canaccord Genuity’s independence from CEHL and its availability to advise the special committee. The Company’s general counsel and chief financial officer (“CFO”) also joined the meeting at the request of the special committee to discuss the potential advisors and the expected timing for the special committee’s process. Following the meeting, at the direction of the special committee, Mr. Hofmeister engaged Andrews Kurth on behalf of the special committee, and the CFO initiated discussions to engage Canaccord Genuity.

On June 28, 2013, the special committee met with representatives of Andrews Kurth to discuss the role of a special committee in considering proposals such as the one put forth by Allied and various related legal matters, including the fulfillment of fiduciary duties, independence and disinterestedness, the broad scope of the special committee’s authority, the role of legal and financial advisors, and the functioning of the special committee and its control of the process going forward. Each member of the special committee confirmed that he or she had no interest in the proposed transactions that was different from or in addition to the interest of the Company and its stockholders generally and that he or she would be willing and able to act as a fully involved member of the special committee. Each member also confirmed that he or she was comfortable with the independence of all special committee members with respect to the proposed transactions. The special committee also discussed the need for the general counsel and CFO of the Company to act under the direction of the special committee and approved a draft form of confidentiality agreement to be entered into by each of the general counsel and CFO of the Company.

The confidentiality agreements entered into by the Company’s general counsel and CFO for the benefit of the special committee recited the background of the proposed transaction with Allied and the recognition that Dr. Lawal and the entities in which he has ownership or controlling interests, Allied and CEHL, have actual or apparent interests that are different from, in addition to or opposed to the interests of the Company and its stockholders who are not affiliated with Dr. Lawal, Allied and CEHL. The agreements committed the Company’s general counsel and CFO to keep strictly confidential all information that they received relating to the review, evaluation and negotiation of the proposed transactions and to not disclose any such information to Dr. Lawal, CEHL or any of its affiliates. Dr. Lawal and officers of Allied and CEHL were informed of these agreements.

On July 8, 2013, the special committee met with the Company’s general counsel and CFO and representatives of Andrews Kurth to discuss the special committee’s process for evaluating the proposed transactions or potential alternatives and the engagement of additional independent advisors to assist it. The CFO advised the special committee that Allied had attempted to begin negotiating with him financial terms of the possible purchase from Allied, but that he had informed Allied that the Company would decline to do so until after the special committee was further along in its evaluation, and that such negotiations would then be conducted at the special committee’s direction and with its oversight. The special committee confirmed the appropriateness of this approach and also directed the Company’s general counsel and CFO to prepare an initial draft of a transfer agreement that could be delivered to Allied in order to reflect the non-financial terms of a possible transaction. After discussing the central importance of developing a full understanding of the valuation of the assets proposed to be acquired from Allied, the special committee approved the engagement of Gaffney, Cline & Associates (“Gaffney Cline”) as the Company’s independent reserve engineer to deliver a technical report with respect to the entirety of the Company’s potential assets, including the OML interests that would potentially be acquired from Allied. The technical report would be required as part of the Company’s Johannesburg Stock Exchange listing application and would be a significant element in evaluating the proposed transactions. The special committee approved the engagement of Gaffney Cline from among other potential petroleum reserve engineers because of its general reputation and specific qualifications with respect to evaluating oil and gas assets similar to the Assets. Gaffney Cline had previously assessed the Company’s oil and gas assets as of December 31, 2012 and delivered a technical report with respect to such assessment. The special committee also confirmed that Canaccord Genuity should begin serving as financial advisor and working with the CFO immediately, with completion of a formal written engagement letter to follow in due course. The special committee also discussed various aspects of the proposed transactions, including the valuation and ownership structure of the OMLs, the working capital and capital expenditure requirements of the Company both prior to and following a closing, the Company’s obligations with respect to the Oyo-7 well, and the Company’s ownership rights in interests outside of the Oyo Field.

Following the July 8, 2013 meeting and over the course of several days, the Company’s general counsel and the Company’s outside legal counsel, Sidley Austin LLP (“Sidley”), prepared a discussion draft of a Transfer Agreement that the special committee could consider.

On July 12, 2013, the special committee met with the Company’s general counsel and CFO and representatives of Andrews Kurth. The Company’s general counsel described the draft Transfer Agreement that he had prepared with the assistance of Sidley and that was based substantially on the prior April 2010 transaction that CEHL and Allied had entered into with the Company when it had been an arm’s-length third party. The draft was discussed in depth, and the special committee directed the Company’s general counsel and Sidley to include the following material non-commercial provisions in the draft:

•	a non-waivable condition that a “majority of minority” stockholders approve the transactions;

•	the extension of the existing 2010 “right of first refusal” agreement with Allied and the inclusion of “corporate opportunities” provisions; and

•	market provisions with respect to indemnification rights.

The Company’s general counsel requested the special committee’s authorization to deliver to Allied a preliminary discussion draft of what became the Transfer Agreement in order to foster a good working relationship with Allied and its advisors and to allow progress to continue on documentation of non-economic terms while the special committee continued with its evaluative process. The special committee discussed the benefits of having legal counsel commence work on these terms so that an agreement could be executed should Allied and the special committee be able in the future to agree on the consideration to be paid to Allied and other material commercial terms, and authorized the Company’s general counsel to deliver a preliminary discussion draft Transfer Agreement to Allied. The special committee also directed the Company’s general counsel to convey a clear statement to Allied that all provisions of the preliminary discussion draft would remain subject to the special committee’s review and that the committee would likely require further changes to this draft. The special committee discussed the valuation process, and factors that would go into that process, as well as the need to estimate and provide for the Company’s capital expenditure and working capital needs following consummation of the potential transactions. The special committee and its independent legal counsel then went into an executive session, without the Company’s general counsel and CFO being present, and discussed the possibility that the timing might become accelerated at the insistence of PIC, which as a potential new stockholder might expect a decision quickly. The special committee also discussed the poor financial condition of the Company, soon to be reflected in its second quarter Form 10-Q filing, and its limited future prospects and alternatives should the proposed PIC investment and acquisition from Allied not be accomplished.

Later on July 12, 2013, the Company’s general counsel distributed the preliminary discussion draft of the Transfer Agreement to Allied, reflecting the additions and subject to the caveats that the special committee had required.

From July 13 to July 18, 2013, the Company’s general counsel and CFO traveled to London and South Africa, meeting both with Canaccord Genuity regarding its proposed scope of work for the special committee and with advisors that would potentially be involved with the Company’s efforts to become listed on the Johannesburg Stock Exchange. During this period, Sidley prepared a revised draft of the Share Purchase Agreement that would potentially be entered into with PIC and obtained a review of that draft and comments from the Company’s South African legal counsel.

On July 19, 2013, the special committee met with representatives of Andrews Kurth to consider various revisions and additions to the preliminary discussion draft of the Transfer Agreement that had previously been distributed to Allied. The special committee determined to strengthen the “majority of minority” provisions and to include the following additional non-commercial provisions:

•	the right for the special committee or board to change its recommendation that stockholders vote in favor of the transactions;

•	a “fiduciary out” allowing the special committee and Company to terminate the agreement upon a change of recommendation, without any requirement to still hold a meeting for the purposes of a stockholder vote, and without the payment of a break-up fee to Allied;

•	the agreement of CEHL, as the approximately 57% majority stockholder of the Company, to vote in favor of all transactions approved by the special committee and submitted to stockholders for their approval; and

•	a requirement for the Company to remain listed for five years on the NYSE MKT, the London Stock Exchange or another exchange that requires a majority of independent members of the board of directors as a condition to listing on the exchange.

On July 26, 2013, the special committee met with the Company’s general counsel and CFO, representatives of Andrews Kurth and representatives of Sidley. The special committee discussed the revised draft of the Transfer Agreement, focusing on the provisions implementing the additional changes that the committee had determined to make at its July 19 meeting. The special committee also considered various other provisions, including those related to the survival period of representations and warranties and indemnification. The special committee also continued to discuss the necessity that any transactions approved by the committee would have to enable the Company to address its capital expenditure requirements and future working capital needs following the potential consummation of the transactions.

On July 29, 2013, the Company’s general counsel delivered a revised draft of the Transfer Agreement to Allied that reflected the additional changes that the special committee had directed be made from the July 12 draft.

On July 31, 2013, the special committee met with representatives from Andrews Kurth to discuss the engagement of and work being undertaken by Canaccord Genuity and to prepare for an initial meeting with representatives from Canaccord Genuity.

On August 5, 2013, the special committee met with the CFO, representatives from Canaccord Genuity and representatives from Andrews Kurth. The special committee discussed the proposed transactions and the advisory work to be done by Canaccord Genuity, including various valuation methodologies that Canaccord Genuity would use to evaluate both the acquisition from Allied and the issuance of shares to PIC.

On August 6, 2013, Allied delivered to the Company’s general counsel a markup of the July 29 revised draft Transfer Agreement with Allied’s comments.

On August 13, 2013, the Company filed its quarterly report on Form 10-Q for the six months ended June 30, 2013 in which it disclosed that although it had a net working capital deficit of $12 million, including cash and cash equivalents of $2 million, management believed that the Company would have sufficient capital resources to meet projected cash flow requirements for the next twelve months, assuming no additional participation in Oyo Field operating and development costs through such date. Although the Company’s consolidated financial statements were prepared assuming the Company would continue as a going concern, it was necessary for the Company to describe in the Form 10-Q certain factors that could raise substantial doubt about the Company’s long-term financial viability.

On August 14, 2013, the Company’s general counsel, CFO and representatives from Sidley met with representatives of Allied, including Kamoru Lawal, the brother of Dr. Lawal, and its outside legal counsel Vinson & Elkins LLP (“Vinson & Elkins”) to discuss a number of non-commercial provisions in the draft Transfer Agreement. In the course of discussing these provisions, the Company’s general counsel conveyed unequivocally that the special committee would remain firm in its requirement to condition the approval of the proposed transactions upon the favorable vote of a majority of the Minority Stockholders.

On August 16, 2013, the special committee met with the Company’s general counsel and CFO, and representatives from Andrews Kurth and Sidley. The special committee discussed with legal counsel the markup of the draft Transfer Agreement and gave directions with respect to responding to the Allied comments, including responses to the following material non-commercial terms that were still outstanding:

•	the extension of the existing 2010 “right of first refusal” agreement with Allied and the inclusion of “corporate opportunities” provisions;

•	details regarding the coverage of, and deductible and cap amounts for, indemnification rights;

•	the right for the special committee or board to change its recommendation that stockholders vote in favor of the transactions; and

•	a “fiduciary out” allowing the special committee and the Company to terminate the agreement upon a change of recommendation, without any requirement to still hold a meeting for the purposes of a stockholder vote, and without the payment of a break-up fee to Allied.

The CFO then discussed with the special committee his preliminary views regarding a number of material commercial terms of the proposed transactions, including the following:

•	the amount of cash consideration to be paid to Allied;

•	the number of shares of Company common stock to be issued to Allied and the resulting percentage ownership of the post-closing Company to be held by Allied/CEHL and the Company’s other stockholders, respectively, assuming a 30% ownership by PIC;

•	the post-closing capital expenditure requirements and working capital needs of the Company, including the possibility of a loan from Allied;

•	the allocation of expenses for the drilling and completion of the Oyo-7 well between Allied and the Company; and

•	the elimination or modification of the milestone payments set out in the Non-Oyo Contract Rights between Allied and the Company.

From August 17 to August 27, 2013, the Company’s general counsel and CFO met with the Company’s legal and financial advisors to draft a “pre-listing statement” as part of the listing process for the Johannesburg Stock Exchange.

On August 30, 2013, the Company furnished to PIC a confidential draft “pre-listing statement” that included an executive summary of the technical report and, “for illustrative purposes only,” certain hypothetical terms of the Company’s possible transactions with Allied and PIC that contained the following:

•	$300 million cash investment in the Company by PIC for 30% stock ownership; and

•	acquisition by the Company of Allied’s interests in the OMLs in exchange for $300 million in cash and issuance by the Company of a number of shares of common stock such that Allied and CEHL together would have a 64.6% ownership in the post-consummation Company (an increase from the current 57.2% held by CEHL).

These hypothetical transaction terms implied that the Company’s remaining stockholders, excluding PIC and Allied/CEHL, would own 5.4% of the Company following the consummation of the proposed transactions (a decrease from the current 42.8%). The draft pre-listing statement specifically noted that “the terms and conditions of the Allied acquisition and the private placing are subject to the negotiation and signing in definitive form of the Allied acquisition agreement and the purchase agreement by the parties, approval of and recommendation by a special committee of independent directors of the board, approval of the full board, and receipt of a fairness opinion from the financial advisors to the special committee. The number of shares, price per share and other similar commercial matters are shown . . . for illustrative purposes only.”

Also on August 30, 2013, the special committee met with the Company’s CFO and representatives from Andrews Kurth and discussed the draft technical report that had been received from Gaffney Cline, including the cash flow, revenues, operating costs, and capital expenditure requirements used by Gaffney Cline in preparing the technical report. The CFO reported that Canaccord Genuity had been furnished (i) a complete copy of the technical report and (ii) the following financial projections of operational and capital expenditures for the OMLs estimating those expenses for the years 2013 through 2022, and that Canaccord Genuity was incorporating the technical report and such projected financial information into its analyses and modeling and that the CFO was doing the same. The special committee also discussed progress with the proposed investment by PIC and other timing considerations with respect to the proposed transactions. The special committee’s legal advisors discussed and reviewed with the committee the terms of the draft Share Purchase Agreement.

OML Projected Financial Information (in thousands)
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Projected Operational Expenditures
G&A—Camac	—	—	—	—	—	—	—	—	—	—
G&A—Investor	—	—	—	—	—	—	—	—	—	—
Production Facilities	$41,826	$83,652	$83,652	$83,652	$83,652	$83,652	$83,652	$83,652	$83,652	$0
Misc. OPEX	—	—	—	—	—	—	—	—	—	—
Niger Delta Development Fund	—	—	—	—	—	—	—	—	—	—
G&A	—	—	—	—	—	—	—	—	—	—
Loan Interest	—	—	—	—	—	—	—	—	—	—
Abandonment	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	—
Total OPEX	47,826	89,652	89,652	89,652	89,652	89,652	89,652	89,652	89,652	—

Projected Capital Expenditures
License	—	—	—	—	—	—	—	—	—	—
Seismic/G&G	—	—	—	—	—	—	—	—	—	—
Drilling & Completion: Tangible	1,100	7,100	5,900	—	—	—	—	—	—	—
Drilling & Completion: Intangible	49,630	73,590	58,980	—	—	—	—	—	—	—
D&C/Facilities & Installation: Tangible	21,560	12,960	—	—	—	—	—	—	—	—
D&C/Facilities & Installation: Intangible	8,500	71,830	21,800	—	—	—	—	—	—	—
Other Capex (P&A)	—	14,600	—	—	—	—	—	—	—	—
Previous Capex	—	—	—	—	—	—	—	—	—	—
Annual Capex	80,790	180,080	86,680	—	—	—	—	—	—	—

The above financial projections of operational and capital expenditures are included solely to give stockholders access to the information that was made available to Gaffney Cline and Canaccord Genuity and is not included in this proxy statement in order to influence any stockholder to make any decision with respect to the proposals. The above projected financial information was based on the Company’s management’s estimate of certain projected future capital and operational expenditures as of the date provided, was prepared for internal use and to assist Gaffney Cline with its technical report, and was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP.

The above financial projections have not been updated since they were provided to Gaffney Cline and Canaccord Genuity, are not facts and should not be relied upon as being indicative of future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the forecasts were prepared. The above projected financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, such projected financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual expenditures to differ materially from the expenditures forecasted in the projected financial information, including, but not limited to, the Company’s performance, general business and economic conditions affecting the international oil and gas industry (including the prevailing commodity price environment), equipment availability and costs, drilling results not meeting expectations, operational risks, adverse changes in applicable laws, regulations or rules, the factors described under the caption “Cautionary Statement Regarding Forward-Looking Statements,” and the various risks set forth in the Company’s reports filed with the SEC.

On September 9, 2013, the Company’s general counsel, as directed by the special committee, distributed a revised draft of the Transfer Agreement to Allied.

During the course of September 2013, the Company continued its preparatory work with respect to the potential listing on the Johannesburg Stock Exchange, and Dr. Lawal continued to communicate with PIC regarding its process with respect to making a final determination to invest in the Company. Dr. Lawal informed the special committee in late September that PIC was expected to have a decision from its investment committee before mid-October 2013. The Company’s CFO continued due diligence efforts with respect to Allied during this period, including obtaining unaudited financial statements of the interests to be acquired from Allied and pursuing arrangements for the preparation of audited financial statements. Andrews Kurth, Sidley and the Company’s general counsel reviewed comments from the Company’s South African counsel and completed preparation of a final draft of the Share Purchase Agreement that could be delivered to PIC at an appropriate time.

On October 1, 2013, Allied delivered its comments on the September 9 draft Transfer Agreement to the Company. In preparation for the next meeting of the special committee, Andrews Kurth, Sidley and the Company’s general counsel and CFO met to exchange views on the Allied comments and to begin a response draft.

On October 9, 2013, PIC delivered a commitment letter to the Company with respect to an investment of $270 million in exchange for 30% of the outstanding common stock of the Company following consummation of the proposed transactions. PIC also stated that its investment proposal was based on its $900 million valuation of the assets that the Company would hold upon completion of the purchase from Allied. Dr. Lawal informed the Company’s general counsel of PIC’s further condition that PIC be entitled to nominate one director to our board so long as their ownership of the Company’s common stock exceeded 20%. The Company’s general counsel and Sidley revised the draft Share Purchase Agreement accordingly, and on October 11, 2013, the general counsel submitted the draft of the Share Purchase Agreement, with the number of shares to be purchased left blank, to PIC.

On October 14, 2013, the special committee met with the Company’s general counsel and CFO, representatives of Sidley and representatives of Andrews Kurth and reviewed the terms of the October 9, 2013 commitment letter from PIC, including the requirement that PIC would nominate its own director to the Company’s board. The special committee discussed numerous issues regarding the committee’s analysis and evaluation of the proposed transactions, including that the value of the Company’s current economic ownership interest under the PSC, as well as the relative economic interests of the Company and Allied, would vary depending on a number of assumptions related to future development activities, the costs related thereto, and the results of such development. The special committee discussed the fact that Allied was experiencing operating losses in the operation of the Oyo Field. The CFO discussed with the special committee that he was working on these valuation issues with Canaccord Genuity, and that both he and Canaccord Genuity were using the technical report prepared by Gaffney Cline as a key source document to inform their analyses. The special committee also discussed alternatives to the proposed transactions in light of the commitment letter from PIC, including the possibility of selling the Company or its assets. In addition, comments to the draft Transfer Agreement received from Allied were discussed with legal counsel, and the following material non-commercial terms were determined to still be outstanding between the Company and Allied:

•	the extension of the existing 2010 “right of first refusal” agreement with Allied, and the inclusion of “corporate opportunities” provisions;

•	details regarding the coverage of indemnification rights;

•	the conditions under which the special committee or board could change its recommendation that stockholders vote in favor of the transactions, which Allied proposed to limit to an “intervening event” that was subject to numerous limitations and exceptions;

•	Allied’s objection to a “fiduciary out” allowing the special committee and the Company to terminate the agreement upon a change of recommendation; and

•	Allied’s proposal that even if there were a change of recommendation, the Company would still be required to hold a meeting for the purposes of a stockholder vote, and if the vote failed, then the Company would pay a break-up fee to Allied in an amount not yet proposed by Allied.

On October 17, 2013, the special committee met with the Company’s general counsel and CFO and representatives from Andrews Kurth and received an extensive presentation from representatives of Canaccord

Genuity. These representatives discussed Canaccord Genuity’s approach to the financial evaluation of the proposed transactions, reviewed materials that would serve as a template for future presentations, and discussed numerous valuation considerations. The special committee also discussed the desire to receive a more detailed and precise financial proposal from Allied so that the special committee could begin to evaluate specific economic terms with the assistance of Canaccord Genuity, and the Company’s general counsel and CFO were directed to request such a proposal from Allied.

Later on October 17, 2013, the Company’s general counsel distributed a revised draft of the Transfer Agreement to Allied. This draft contained the following responses to Allied with respect to non-commercial terms:

•	the extension of the existing 2010 “right of first refusal” agreement with Allied, and the expansion of this agreement to include “corporate opportunities provisions”;

•	proposed compromises on details regarding the coverage of indemnification rights;

•	rejection of Allied’s proposed limitation of the fiduciary out to an “intervening event” that was subject to numerous limitations and exceptions;

•	rejection of Allied’s proposed deletion of the Company’s right to terminate the agreement upon a change of recommendation;

•	rejection of Allied’s proposed “force the vote” provision requiring the Company to still hold a meeting for the purposes of a stockholder vote despite a change in recommendation;

•	rejection of Allied’s proposal that if the stockholder vote failed, then the Company would pay a break-up fee to Allied; and

•	addition of a provision that the Company would not elect to become a “controlled company,” so as not to make inapplicable the requirement for a majority of independent members of the board of directors in connection with the requirement that it remain listed for five years on the NYSE MKT, the London Stock Exchange or another exchange that requires a majority of independent members of the board of directors.

In response to a letter delivered from the CFO to Allied on October 18, 2013, representatives of Allied, including Kamoru Lawal, met with the Company’s general counsel and CFO on October 21 and 22, 2013 in order to discuss the details of the transaction that Allied was proposing to have the special committee evaluate. In the course of these meetings on October 21, 2013, Allied initially suggested that following the consummation of the proposed transactions, Allied and CEHL would own approximately 65.7% of the outstanding common stock of the Company and the Company’s other stockholders would own approximately 4.3%, with PIC owning 30%. After further discussions and consideration, on October 22, 2013, Allied confirmed in writing that its proposal included the following terms:

•	$270 million in cash consideration paid from the Company to Allied;

•	issuance of a number of shares of Company common stock such that Allied and CEHL would together own approximately 63.6% and the Company’s other stockholders would own approximately 6.4%;

•	modification of the existing intercompany loan facility to allow a working capital loan from Allied of $25 million;

•	Allied would fund the drilling costs of the Oyo-7 well, with the Company bearing the costs of completion of that well;

•	maintaining all milestone payments from the Company to Allied as set out in the Non-Oyo Contract Rights agreement; and

•	continuation of the existing 2010 “right of first refusal” agreement with Allied and the expansion of this agreement to include “corporate opportunities” provisions.

Upon receipt of this proposal, the Company’s general counsel and CFO delivered it to the members of the special committee and their advisors and made arrangements for a subsequent committee meeting to discuss it.

On October 21, 2013, PIC delivered to the Company an executed copy of the Share Purchase Agreement (signed solely by PIC and dated October 21, 2013), in the form that had been approved by the special committee and with the number of shares to be purchased by PIC filled in as 376,884,422.

Also on October 21, 2013, the board held a special meeting in which all members, including all members of the special committee, participated. Mr. Hofmeister reported to the board on the progress that the special committee had made to date. Dr. Lawal shared with the board his views that if a deal could not be reached between the special committee and Allied in the near term, then PIC might abandon its commitment to make the $270 million investment in the Company.

On October 24, 2013, the special committee met with the Company’s general counsel and CFO, representatives of Andrews Kurth, and representatives of Canaccord Genuity to discuss and analyze the October 22 proposal from Allied. The special committee discussed, and was advised by the CFO and Canaccord Genuity regarding each aspect of, the commercial terms of the proposal. The special committee and its advisors also discussed the pro forma valuation of the Company, the Gaffney Cline technical report, the relative economic interests of the Company and Allied in or derived from the OMLs, and whether it would be in the best interests of the Company to retain a portion of the $270 million proceeds from PIC to fund the Company’s capital expenditure requirements and future working capital needs, including for the development of the OMLs. Canaccord Genuity advised that a key consideration for its analysis would be whether the Company had a sustainable liquidity profile to maintain its operations and develop its assets as contemplated in the technical report. The special committee noted that the Company’s cash burn rate was on the order of approximately $1 million each month and determined that it should actively negotiate for cash to be retained by the Company. After discussion of the number of shares of common stock that it would be appropriate to offer Allied as a counterproposal, the special committee directed the Company’s general counsel and CFO to formalize a complete counterproposal that the committee could evaluate at a meeting the following day.

In the morning on October 25, 2013, the Company’s general counsel met with representatives of Allied and their outside legal counsel, Vinson & Elkins, to negotiate open issues with respect to the non-commercial terms of the Transfer Agreement. The Company’s general counsel reported to the special committee that such open matters continued to include the following:

•	the conditions under which the special committee or board could change its recommendation that stockholders vote in favor of the transactions, which Allied proposed to limit to an “intervening event” that was subject to numerous limitations and exceptions;

•	Allied’s objection to a “fiduciary out” allowing the special committee and Company to terminate the agreement upon a change of recommendation; and

•	Allied’s proposal that even if there was a change of recommendation, the Company would still be required to hold a meeting for the purposes of a stockholder vote, and if the vote failed, then the Company would pay a break-up fee to Allied in an amount not yet proposed by Allied.

In the afternoon on October 25, 2013, the special committee met with the Company’s general counsel and CFO, representatives from Andrews Kurth and Sidley, and representatives of Canaccord Genuity to discuss the terms of a written counterproposal that could be delivered to Allied. The special committee discussed the draft counterproposal and confirmed that it would be desirable for the Company to retain $100 million of the cash proceeds received from PIC in order to fund its operating expenses, working capital needs and capital expenditures, and to offer Allied a number of shares of common stock that would result in the Company’s other stockholders owning approximately 11.4% of the Company on a pro forma basis giving effect to closing of the transactions. The special committee discussed that this approximately 11.4% ownership included shares owned individually by Dr. Lawal and his brother Kamoru Lawal and would be reduced by one or two-tenths of a percentage point if their ownership were excluded. Following the meeting, the special committee delivered a written counterproposal to Allied that included the following terms:

•	$170 million in cash consideration paid by the Company to Allied;

•	issuance of a number of shares of Company common stock to PIC and Allied such that Allied and CEHL would together own approximately 58.6% and the Company’s other stockholders would own approximately 11.4% (the special committee’s counterproposal contemplated that PIC would own approximately 30% but would be issued less than the 376,884,422 fixed number of shares specified in PIC’s executed Share Purchase Agreement);

•	Allied would fund the drilling costs of the Oyo-7 well, with the Company bearing the costs of completion of that well;

•	termination of all milestone payments set out in the Non-Oyo Contract Rights, without any compensation to Allied; and

•	extension of the existing 2010 “right of first refusal” agreement with Allied, and the expansion of this agreement to include “corporate opportunities” provisions without reference to a term or expiration date.

The special committee also discussed the open matters that still remained under the draft Transfer Agreement that legal counsel had continued to negotiate with Allied and its legal counsel.

Also on October 25, 2013, Mr. Hofmeister, on behalf and with the authorization of the special committee, had a telephone conversation with Dr. Lawal during which he described the committee’s counterproposal and requested that the members of the committee meet with Dr. Lawal in the next few days in order to discuss the background and status of the proposed investment by PIC and the Company’s anticipated future relationship with PIC as an investor.

On October 26, 2013, Mr. Hofmeister had a conversation with Dr. Lawal regarding the number of shares that the special committee had indicated in its October 25 counterproposal would be issued to PIC in order to constitute a 30% pro forma ownership of the Company after closing of the transactions. Dr. Lawal advised Mr. Hofmeister that the investment commitment by PIC had stipulated a specific number of shares to be issued to PIC and that any change in that number of shares, even if it still reflected a 30% ownership, would not be favorably viewed by PIC.

On the morning of October 28, 2013, all members of the special committee met in person with Dr. Lawal, with the exception of Ms. O’Leary, who participated by telephone. Dr. Lawal expressed an adverse reaction to several terms of the special committee’s counterproposal of October 25, including the cash consideration, the pro forma ownership percentage interest of Allied/CEHL, and the number of shares to be issued to PIC. He also reiterated his statement made at the October 21 board meeting that if an agreement could not be reached between the special committee and Allied in the near term he was concerned that PIC might abandon its commitment to make the $270 million investment in the Company. Dr. Lawal also referenced the August 30, 2013 draft Johannesburg Stock Exchange “pre-listing statement” that had been delivered to PIC as the source of the fixed number of shares that PIC was expecting. After discussion amongst the members, the special committee informed Dr. Lawal that it would withdraw its October 25 counterproposal for further consideration in light of the fixed share expectations of PIC.

Later on October 28 and through October 29, 2013, at the request of the special committee, the Company’s general counsel and CFO met periodically with Dr. Lawal and other representatives of Allied regarding the potential terms of a revised offer from Allied. On October 29, Dr. Lawal emailed the members of the special committee to inform them that a representative from PIC had called him to express concern that the Company had not yet executed the Share Purchase Agreement that PIC had signed on October 21 and to convey PIC’s expectation that the agreement be executed on or prior to October 31 or it would be withdrawn. Dr. Lawal also reiterated this deadline to the Company’s general counsel and CFO and stated his concern that the stipulated number of shares could not be negotiated with PIC, even if the 30% ownership remained the same, or else PIC would likely withdraw its investment offer and terminate discussions.

On October 29, 2013, Allied delivered a revised offer to the special committee that consisted of the following terms:

•	$270 million in cash consideration paid by the Company to Allied;

•	issuance of a number of shares of Company common stock such that Allied and CEHL would own approximately 61.25% and the Company’s other stockholders would own approximately 8.75%;

•	Allied would fund the drilling costs of the Oyo-7 well, with the Company bearing the costs of completion of that well; and

•	extension of the existing 2010 “right of first refusal” agreement with Allied, and the expansion of this agreement to include “corporate opportunities” without reference to a term or expiration date.

The Company’s cash needs to fund operating expenses, working capital and capital expenditures, and the terms for resolving the Non-Oyo Contract Rights issues were not addressed by Allied in this offer. In order to address the issue of PIC expecting a stipulated number of shares for its 30% ownership, the Company’s general counsel and CFO had discussed with Allied a mechanism whereby the Company would declare the Stock Dividend to existing stockholders prior to the issuance of new common stock to PIC and to Allied. The Stock Dividend mechanism was added in order to allow PIC’s 30% interest to equal its fixed number of shares (376,844,422) and, at the same time, allow the relative ownership percentages of Allied and the Company’s existing stockholders to be adjusted to conform with whatever relative stock ownership percentages Allied and the special committee might ultimately agree upon.

Also on October 29, 2013, the Company’s general counsel distributed a revised draft of the Transfer Agreement to Allied that included changes authorized by the special committee in its October 25 meeting. This draft contained the following responses to Allied with respect to the following material non-commercial terms:

•	rejection of Allied’s proposed deletion of the Company’s right to terminate the agreement upon a change of recommendation;

•	rejection of Allied’s proposed “force the vote” provision requiring the Company to still hold a meeting for the purposes of a stockholder vote despite a change in recommendation;

•	rejection of Allied’s proposal that if the stockholder vote failed, the Company would pay a break-up fee to Allied; and

•	acceptance of Allied’s proposed limitation of the fiduciary out to an “intervening event” but with that term defined simply as an event, change, development, effect, occurrence or change of facts unknown to the special committee as of the date of the Transfer Agreement which becomes known to it prior to obtaining approval by vote of the Minority Stockholders, and not subject to any of Allied’s proposed limitations and exceptions.

On October 30, 2013, the special committee met with the Company’s general counsel and CFO, representatives from Andrews Kurth, and representatives of Canaccord Genuity to discuss the developments since the committee’s most recent meeting and to consider the terms of the revised offer that had been communicated by Allied. After discussion, the special committee concluded it had thus far evaluated the proposed transactions at an appropriate and deliberate pace, and determined that it would continue to do so. The special committee also concluded that if it were to approve the proposed transactions, the Company would first need to reach agreement on terms for the Allied transaction before the Company could enter into the proposed agreement with PIC.

On the morning of October 31, 2013, at the request of the special committee, all members of the committee again met with Dr. Lawal and were briefed by him on the history of his interactions with representatives of PIC. Dr. Lawal impressed upon the special committee his concern that PIC might terminate its discussions with the Company and Allied if it did not hear back from the Company by 10:00 a.m. on November 1, 2013. Dr. Lawal had also requested that the full board be briefed on the possible stock investment by PIC before the deadline, so that Dr. Lawal could at least provide a status update to PIC and possibly execute the Share Purchase Agreement in advance of an agreement being reached between the special committee and Allied. With respect to Allied’s most recent offer, Dr. Lawal asserted that he and his brother Kamoru Lawal did not fully control CEHL and that other significant owners of that entity had informed him that they would not approve a transaction with the Company that resulted in CEHL owning less than 61% of the Company on a pro forma basis. Canaccord Genuity stated its views regarding the key considerations for a valuation analysis, including the consideration paid by the Company to Allied and the amount of cash that the Company would retain to fund its capital expenditure and working capital requirements. Canaccord Genuity indicated that it would move forward with its evaluation of the proposed transactions in order to determine whether it could deliver a fairness opinion, and that the Canaccord Genuity team would engage fully with the CFO to complete its evaluation process as rapidly as it could.

Later on October 31, 2013, the special committee met with the Company’s general counsel and CFO, representatives of Andrews Kurth, and representatives of Canaccord Genuity to discuss the developments since the committee’s meeting on the preceding day, including the earlier discussions with Dr. Lawal. The special committee recognized the immediacy of the November 1, 2013 deadline from PIC and considered the risks to the Company if the discussions with PIC were to terminate. The special committee also determined that it would not recommend executing any agreement with PIC until the terms of the transaction with Allied had been fully determined and evaluated. In furtherance of this discussion, the special committee determined that it would deliver a term sheet to Allied that contained terms consistent with PIC’s investment expectations, including the fixed number of shares to be issued to PIC (376,884,422), but that would be conditioned upon satisfactory completion of Canaccord Genuity’s financial evaluation, as well as upon the negotiation of definitive documentation. It was the special committee’s objective and expectation that delivering this term sheet would demonstrate continuing progress and help to preserve the Company’s relationship with PIC, while also allowing the special committee to complete its analysis and have the opportunity to negotiate further to reach an agreement with Allied prior to executing an agreement with PIC. The special committee also discussed for the first time the possibility that the Company could retain some portion of the cash from PIC’s $270 million investment by structuring a portion of the payment to Allied as a subordinated note rather than cash. The CFO advised that such a subordinated note issued to Allied would allow the Company to retain funds for liquidity purposes and should not interfere with the Company’s future ability to raise additional liquidity through a senior notes offering.

The special committee then continued the discussions it had undertaken in prior meetings about the proposed transactions in the context of the current and future prospects of the Company, and determined that despite the operating losses being experienced by Allied in operating the Assets, the proposed transactions could create long-term value for stockholders and position the Company for future opportunities. The special committee also considered with its advisors the current prospects of the Company and risks inherent in not pursuing the proposed transactions. Also discussed were potential strategic alternatives available to the Company, including a sale to CEHL, potential sales of assets other than the OMLs, a possible sale of the entire company to a third party buyer and maintaining the status quo. With respect to the potential strategic alternative of maintaining the status quo, the special committee was aware that the Company was currently incurring a cash burn rate on the order of approximately $1 million each month. The special committee concluded that potential strategic alternatives to the proposed transactions with PIC and Allied were not likely to generate significant incremental value for the Company’s stockholders, and in light of the risks and uncertainties involved in other potential alternatives, including the unlikelihood that CEHL as the majority stockholder would consider selling its stake in the Company or voting for any alternative transaction and the lack of historical interest on the part of any other companies, the special committee did not believe that alternative strategic transactions were realistic.

Following the special committee meeting on October 31, 2013, the Company’s general counsel and CFO drafted a term sheet to be delivered to Allied, the full board, and potentially to PIC. After exchanging drafts with members of the special committee, its legal counsel and financial advisors, and subject to the caveat that the terms were subject to completion of Canaccord Genuity’s evaluation and definitive agreements, a draft term sheet was delivered to Allied with the following material terms:

•	$270 million in cash invested in the Company by PIC to acquire its approved fixed number of shares of Company common stock;

•	$170 million in cash consideration paid from the Company to Allied;

•	$100 million convertible subordinated note issued from the Company to Allied, with a five-year term, an interest rate of the one month LIBOR plus 1% and a conversion rate equal to PIC’s investment price per share;

•	issuance of a number of shares of Company common stock to Allied such that Allied and CEHL would own approximately 61.25% and the Company’s other stockholders would own approximately 8.75%;

•	the Stock Dividend to existing Company stockholders, paid prior to PIC and Allied issuances, as a mechanism to achieve the proposed post-closing ownership percentages with respect to PIC (30%), Allied/CEHL (61.25%) and the Company’s other stockholders (8.75%);

•	Allied would fund the drilling costs of the Oyo-7 well, with the Company bearing the costs of completion of that well; and

•	extension of the existing 2010 “right of first refusal” agreement with Allied, and the expansion of this agreement to include “corporate opportunities” without reference to a term or expiration date.

The special committee requested that Canaccord Genuity evaluate and advise the committee regarding the terms set out in the draft term sheet. The draft term sheet did not address the termination of the milestone payments set out in the Non-Oyo Contract Rights.

On the morning of November 1, 2013, the board held a special meeting in which all members, including all members of the special committee, participated. Dr. Lawal updated the board on the status of the discussions with PIC. Mr. Hofmeister summarized for the board recent developments from the special committee’s perspective.

Also on November 1, 2013, Allied delivered to the Company a revised draft of the Transfer Agreement that raised issues with respect to the following material terms:

•	objecting to the requirement that the Company will not elect to become a “controlled company” in connection with the requirement for the Company to remain listed for five years on the NYSE MKT, the London Stock Exchange or another exchange that requires a majority of independent members of the board of directors; and

•	insisting on the continuation of all milestone payments set out in the Non-Oyo Contract Rights.

Also on November 1, 2013, the Company delivered to Allied a draft of the Right of First Refusal and Corporate Opportunities Agreement. Such draft extended the existing 2010 “right of first refusal” agreement with Allied for an indefinite term and expanded the agreement to include “corporate opportunities” provisions.

On November 6, 2013, the special committee met with the Company’s general counsel and CFO, and representatives from Andrews Kurth and Sidley to review and determine the committee’s responses to the most recent comments from Allied on the Transfer Agreement. The Company’s general counsel also reported the progress that was being made between legal counsel and Allied on the various other documents that would need to be executed if an agreement were reached with Allied. The Company’s CFO reported that Canaccord Genuity was continuing with its financial analysis and would soon be seeking the guidance of its fairness opinion committee.

Also on November 6, 2013, Allied responded to the Company’s draft of the Right of First Refusal and Corporate Opportunities Agreement. Allied requested that certain joint venture arrangements be excepted from the agreement and rejected the indefinite term of the agreement and instead proposed a term of 5 years.

On November 7, 2013, the Company’s general counsel distributed a revised draft of the Transfer Agreement to Allied that included changes authorized by the special committee at its November 6 meeting.

On November 13, 2013, the Company filed its quarterly report on Form 10-Q for the nine months ended September 30, 2013 in which it disclosed that its net working capital deficit had increased from $12 million to $13 million, and cash and cash equivalents had declined to $435,000. As a result, management no longer believed that the Company would have sufficient capital resources to meet projected cash flow requirements for the next twelve months, and the Company stated that there was substantial doubt about the Company’s ability to continue as a going concern.

Also on November 13, 2013, representatives of Canaccord Genuity advised the special committee, the Company’s general counsel and CFO, and Andrews Kurth that Canaccord Genuity had evaluated the terms in the draft term sheet and would be unable to conclude that the terms set forth in the draft term sheet of October 31, 2013 were fair, from a financial point of view, to the Company and its stockholders (other than Allied and its affiliates). The CFO, Canaccord Genuity and Andrews Kurth had a number of conversations throughout the day regarding Canaccord Genuity’s financial analysis, and the CFO and Canaccord Genuity considered a variety of alternative terms for the Allied transaction.

On November 14, 2013, the special committee met with the Company’s general counsel and CFO, representatives from Andrews Kurth and Sidley, and representatives from Canaccord Genuity to receive a presentation from Canaccord Genuity regarding its valuation methodologies and financial analysis of the terms of the proposed transactions as contemplated in the draft term sheet the special committee had asked Canaccord Genuity to review and evaluate. Among the analyses discussed was a dilution/accretion analysis that showed the Company’s other stockholders would suffer dilution of 14.97% while the proposed transaction would result in accretion to Allied and CEHL of 65.23%. During the course of the Canaccord Genuity presentation, numerous alternative scenarios were discussed with the special committee, including decreasing the amount of cash paid to Allied (with a corresponding increase in the amount of PIC investment proceeds that the Company would retain for working capital) and decreasing the number of new shares of Company common stock issued to Allied (with a corresponding increase in the percentage ownership retained by the Minority Stockholders). The special committee also discussed the contingent milestone payments that could be made in the future pursuant to the existing Non-Oyo Contract Rights, which Allied desired to continue in force. With the advice of the CFO, the special committee determined that such contingent payments, if they were ever made in the future, would be relatively small in comparison to the large increases in corresponding value that the Company would recognize if the milestones were to occur. Because of their contingent and remote character, the potential milestone payments did not affect Canaccord Genuity’s valuation analysis.

The special committee directed Mr. Hofmeister to convey to Dr. Lawal, in a broad and general sense, the results of Canaccord Genuity’s analysis and the committee’s insistence that any transaction with Allied must be entirely fair, including fairness from a financial point of view, to the Company and its Minority Stockholders. The special committee also authorized Mr. Hofmeister to undertake to negotiate improvements in the terms of the proposed transaction with Allied, subject to the review and decisional authority of the full special committee. Canaccord Genuity was directed to perform additional analyses with respect to various scenarios and to advise Mr. Hofmeister with respect to its views as they were developed.

For the remainder of November 14 and continuing through November 15, 2013, Mr. Hofmeister held numerous discussions with the Company’s general counsel and CFO and representatives of Canaccord Genuity regarding various terms of the proposed transaction with Allied. He also exchanged views several times with Dr. Lawal, proposing that Allied eliminate the $100 million note (allowing the Company to retain the $100 million as permanent equity financing) or reduce the post-closing Allied and CEHL ownership from above 61%

to 51%. After consulting with other officers and directors of Allied and CEHL, Dr. Lawal ultimately proposed a hybrid between the cases presented by Mr. Hofmeister to the effect that: (a) with respect to the convertible subordinated note, Allied would be willing to reduce the amount from $100 million to $50 million, with an increase in the interest rate to LIBOR+5%; and (b) Allied would accept a reduced number of shares of Company common stock issuable to Allied in order to result in a decreased post-closing ownership for Allied and CEHL of approximately 56.97%, with a corresponding increase in the ownership by the Company’s other stockholders (including Dr. Lawal and members of his family) to approximately 13.03%, the stock ownership percentages that had been calculated by Canaccord Genuity to equalize the accretion percentages. Mr. Hofmeister and Dr. Lawal also discussed the Non-Oyo Contract Rights and agreed to restructure that agreement to reduce the potential payments from $55 million to $50 million, eliminate the two earliest milestone events, and split the payments equally between the two remaining, later-in-time milestones.

At the end of these discussions, Dr. Lawal advised Mr. Hofmeister that Allied would not reduce the consideration it would receive any further and that these terms represented Allied’s best and final offer. Mr. Hofmeister consulted with the other members of the special committee and advised them that he believed no further decrease in the consideration to be paid to Allied by the Company would be agreed to by Allied. Mr. Hofmeister also instructed Canaccord Genuity to update its analyses in order to be able to report to the special committee as soon as practicable. After being informed of the terms that would be included in a revised term sheet between the Company and Allied, Canaccord Genuity responded to Mr. Hofmeister and the special committee that it would review and update its financial analyses and prepare a revised presentation to deliver to the committee at its next meeting.

Also on November 14, 2013, the Company responded to Allied’s comments to the Right of First Refusal and Corporate Opportunities Agreement. In its response to Allied, the Company accepted a more limited exception with respect to Allied’s joint venture arrangements than Allied had originally proposed and proposed a ten-year term for the agreement.

Later on November 15, 2013, the Company’s general counsel and CFO circulated to all relevant parties, including Canaccord Genuity, a revised term sheet with the following material terms:

•	$270 million in cash invested in the Company by PIC to acquire its approved fixed number of shares of Company common stock;

•	$170 million in cash consideration paid by the Company to Allied;

•	$50 million convertible subordinated note issued from the Company to Allied, with a five-year term, an interest rate of LIBOR+5% and conversion price equal to PIC’s investment price per share;

•	issuance of a number of shares of Company common stock to Allied such that Allied and CEHL would own in the aggregate approximately 56.97% and the Company’s other stockholders (including Dr. Lawal and members of his family) would own in the aggregate approximately 13.03%;

•	the Stock Dividend to existing Company stockholders, paid prior to the PIC and Allied issuances, as a mechanism to achieve the post-closing ownership percentages agreed to with respect to PIC (30%), Allied/CEHL (56.97%) and the Company’s other stockholders (13.03%);

•	Allied would fund the drilling costs of the Oyo-7 well, with the Company bearing the costs of completion of that well; and

•	termination of the existing Non-Oyo Contract Rights in exchange for agreement by the Company to pay $25 million to Allied after approval of a development plan for a new discovery in the OMLs outside of the Oyo Field and $25 million after commencement of production from such new discovery, with Allied having the right to elect to receive each of the $25 million payments in cash or in shares of the Company’s common stock with an equivalent value instead of in cash, but with payment in stock being mandated if a cash payment by the Company would materially adversely affect its working capital position or its ability to carry out its capital or then established regular cash dividend programs.

The Company’s general counsel, with the assistance of Sidley, and following the most recent directions from the special committee and input from Andrews Kurth, continued to negotiate with Allied regarding the remaining open issues in the draft documents. Sidley circulated near-complete drafts of all the documents for the proposed transactions to all parties, including Canaccord Genuity.

On November 17, 2013, Allied responded to the Company’s draft of the Right of First Refusal and Corporate Opportunities Agreement. In its response, Allied insisted on a five-year term to the agreement. After further discussions with Allied, the parties agreed upon a term of seven years and six months for the agreement.

On November 18, 2013, the special committee met with its legal and financial advisors and the Company’s general counsel and CFO. At Mr. Hofmeister’s request, the CFO gave an update on the negotiations and developments that had taken place since the last meeting of the special committee. Mr. Hofmeister then described his discussions with Dr. Lawal on November 14 and 15 and the subsequently revised proposal that had been communicated by Allied, reduced to a term sheet, and analyzed by the CFO and Canaccord Genuity over the last several days. Following a description from the Company’s general counsel, Andrews Kurth and Sidley of remaining material open issues in the negotiations over the transaction documents, the special committee gave to the Company’s general counsel and CFO the authority to resolve such issues within certain parameters and in consultation, at their discretion, with any member of the committee. Representatives of Canaccord Genuity reviewed with the special committee in detail its financial analyses of the proposed transactions and responded to questions and comments. Among the analyses discussed was a dilution/accretion analysis that showed that the proposed transactions would result in accretion of 55.95% to both Allied and CEHL and the Company’s other stockholders. Canaccord Genuity then delivered to the special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 18, 2013, that based upon and subject to assumptions made, matters considered, and limitations on the scope of review undertaken by Canaccord Genuity as set forth in its opinion, as of such date, each of (a) the sale of the shares to PIC pursuant to the Share Purchase Agreement; (b) the acquisition consideration to be paid by the Company for the Assets pursuant to the Transfer Agreement; and (c) taken as a whole with the Stock Dividend, the sale by the Company of the shares to PIC and the payment of the acquisition consideration to Allied in the transactions, is fair, from a financial point of view, to the Company and its stockholders (other than Allied and its affiliates). See “Special Factors — Opinion of Canaccord Genuity.”

After further discussion, the special committee unanimously determined that each of (a) the Share Purchase Agreement with PIC and the other agreements and transactions contemplated therein; (b) the Transfer Agreement with Allied and the other agreements and transactions contemplated therein; and (c) taken as a whole, the Share Purchase Agreement, Transfer Agreement, and other agreements and transactions contemplated therein, were advisable, fair to and in the best interests of the Company and the stockholders of the Company (other than Allied and its affiliates). The special committee also determined that the Certificate Amendment to increase the Company’s authorized shares in order to facilitate all of these transactions was advisable and in the best interests of the Company and its stockholders. The special committee further determined to approve and declare advisable the terms of these agreements and transactions and to recommend that the board (a) approve the Share Purchase Agreement, the Transfer Agreement and the other agreements and transactions contemplated by such agreements, including the Certificate Amendment and the Stock Dividend to be paid prior to the issuances to PIC and Allied; (b) direct that the appropriate matters, as required by law or provided for in the Transfer Agreement (including the matters required under the Company’s NYSE MKT listing agreement) be submitted for consideration by the Company’s stockholders at a duly called meeting; and (c) recommend that the Company’s stockholders approve such matters.

Immediately following the special committee meeting, the board met with all members in attendance. Also present at the meeting were representatives of Canaccord Genuity, Andrews Kurth and Sidley, the Company’s general counsel and CFO, and other representatives of the Company. Following a brief introduction from Dr. Lawal, Mr. Hofmeister reported to the board on the status of the proposed transactions and stated that the special committee was prepared to recommend that the board proceed with approval of the transactions.

Representatives of Canaccord Genuity reviewed with the directors generally the work that had been undertaken and confirmed that Canaccord Genuity had delivered a fairness opinion to the special committee. The Company’s general counsel and CFO provided an overview of the transactions, including a summary of the consideration being paid and received, the key terms in the Transfer Agreement and Share Purchase Agreement, an overview of the conditions such as the “majority of minority” stockholder approval, the “change in recommendation/fiduciary out” provision, a summary of the other agreements, and the requirement for the Certificate Amendment and the Stock Dividend. Representatives of Andrews Kurth and Sidley also contributed to this overview presentation. Following the overview, Drs. Lawal and Brown and the other representatives of the Company excused themselves from the meeting. Mr. Hofmeister continued the meeting and asked representatives of Sidley to provide an overview of the proposed resolutions that had been provided to the board for its consideration. The members of the special committee, the Company’s general counsel and CFO, and Andrews Kurth then responded to questions and comments from the other directors regarding the proposed transactions. Mr. Hofmeister advised the board that the special committee had unanimously determined that the transactions were advisable, fair to and in the best interests of the Company and the stockholders of the Company (other than Allied and its affiliates), and that the committee had recommended that the board approve the agreements and transactions, submit the matters to the stockholders for consideration, and recommend that the stockholders approve such matters.

After discussion of, among other things, the key terms of the agreements and the unanimous recommendation by the special committee, and with Drs. Lawal and Brown still not participating, the remaining members of the board unanimously voted to adopt resolutions approving and declaring advisable the execution, delivery and performance of the Transfer Agreement, the Share Purchase Agreement, the Certificate Amendment and the ancillary documents contemplated therein, and determined that all of the transactions were advisable and in the best interests of the Company and its stockholders. The board also directed that the appropriate matters as required by law or provided for in the Transfer Agreement be submitted for consideration by the Company’s stockholders at a duly called meeting and recommend that the Company’s stockholders approve such matters. The board also resolved to approve the Stock Dividend subject to all conditions precedent to the completion of the Acquisition being fulfilled. Following the board vote, Drs. Lawal and Brown were invited to return to the meeting, where they received a report on the board’s resolutions from Mr. Hofmeister and then participated in discussions regarding implementation of the board’s actions.

From November 18, 2013 to November 20, 2013, the parties worked to finalize the agreements in accordance with the terms discussed with the special committee and board. Early in the morning on November 20, 2013, the parties finalized and exchanged copies of all transaction-related documents, and prior to the opening of trading on the NYSE MKT, the Company issued a press release announcing the transactions.

Reasons for the Proposed Transactions; Factors Considered; Recommendations of the Special Committee and of the Board

The Company’s purpose and reasons for undertaking the Transactions at this time are to transition from an undercapitalized, small-scale non-operational holder of a minor economic interest in the Oyo Field into a more robustly capitalized entity holding the entire economic interest in, and operatorship of, the Oyo Field and the rest of the OMLs that could serve as a growth platform with the potential for significantly increased production, revenues and scale.

Both the special committee and the board believe, based on their consideration of the factors described below, that the Transfer Agreement, the Share Purchase Agreement and other agreements and transactions contemplated therein, are advisable, fair to and in the best interests of the Company and the stockholders of the Company (other than Allied and its affiliates).

Positive or Favorable Factors Considered by the Special Committee

In the course of reaching its determination and making its recommendations, the special committee relied on its knowledge of the Company and its industry, was advised by independent legal and financial advisors as well as the Company’s general counsel and CFO, and considered the technical report prepared by a qualified independent reserve engineering firm and information with respect to the Company’s financial condition, results of operations, businesses, and competitive position and business strategy. The special committee also considered the following factors as being generally positive or favorable, each of which the special committee believed supported its determination and recommendations:

•	the current and historical market prices of the Company’s common stock, including the fact that the per share consideration of $0.7164 being paid by PIC represents a premium of approximately 84% over the closing price of $0.39 per share (adjusted pro forma for the Stock Dividend) on November 15, 2013, the last trading day prior to the special committee’s approval of the proposed Transactions;

•	the special committee was successful in decreasing the consideration to be paid to Allied from the levels that were initially proposed by Allied, including

—	decreasing the cash consideration paid to Allied from the entire $270 million amount to be invested by PIC to $170 million (plus the $50 million Convertible Subordinated Note), which resulted in increasing from zero to $100 million the portion of the investment by PIC retained by the Company to fund a portion of its capital expenditure requirements and future working capital needs;

—	decreasing the number of shares of Company common stock issued to Allied, which resulted in an increase from approximately 4.3% to 13.0% in the percentage of common stock of the Company that would be owned following consummation of the proposed Transactions by stockholders other than Allied, CEHL and PIC; and

—	reducing from $55 million to $50 million the amounts potentially payable by the Company to Allied under the Non-Oyo Contract Rights, revising the milestones so that those potential payments will be paid only if the Company achieves commercial success in future exploration outside the Oyo Field in the OMLs and giving the Company an option to make the milestone payments by issuing to Allied shares of the Company’s common stock in lieu of cash to the extent payment of the milestone payments in cash would materially adversely affect the Company’s working capital position, or its ability to carry out its capital or then established regular cash dividend programs;

•	the presentation by Canaccord Genuity to the special committee on November 18, 2013 and the oral opinion delivered by Canaccord Genuity to the committee, which was subsequently confirmed by delivery of a written opinion dated November 18, 2013, that based upon and subject to assumptions made, matters considered, and limitations on the scope of review undertaken by Canaccord Genuity as set forth in its opinion, as of such date, each of (a) the sale by the Company of the shares to be purchased by PIC pursuant to the Share Purchase Agreement; (b) the acquisition consideration to be paid to Allied pursuant to the Transfer Agreement; and (c) taken as a whole with the Stock Dividend, the sale by the Company of the shares to be purchased by PIC and the payment of the Acquisition Consideration (as defined below) to Allied in the Transactions, is fair, from a financial point of view, to the Company and its stockholders (other than Allied and its affiliates), as more fully described in the section entitled “Special Factors — Opinion of Canaccord Genuity”;

•	the advice from Canaccord Genuity that the proposed Transactions would be accretive to the Minority Stockholders to the same extent that they would be accretive to Allied and CEHL;

•	that $100 million of the PIC investment proceeds would be retained by the Company to fund a portion of its capital expenditure requirements and future working capital needs;

•

the special committee’s consideration that the proposed Transactions would allow the Company to reduce the risks and uncertainties associated with the Company’s current funding constraints and uncertain future prospects, particularly in light of certain factors, as disclosed in the Company’s Form 10-Q for the third quarter, that raise substantial doubt about the Company’s ability to continue as a going concern, including substantial losses from operations and during recent quarters, a significant working capital deficit, current liabilities that exceed current assets, minimal liquid assets and negative operating cash flows, and internal cash flow models that forecast insufficient operating cash flows to fund operations and pay outstanding liabilities for the next 12 months;

•	the assessment of the special committee that the terms of PIC’s investment in common stock of the Company would be very desirable for the Company, an assessment concurred in by the committee’s advisors, including Canaccord Genuity;

•	the belief of the special committee that, based on its consideration of other options and its negotiations with Allied, the consideration being paid to Allied was the most favorable that could be obtained and that further negotiation would have created an unacceptable risk that Allied would withdraw its offer and abandon the proposed asset sale and PIC investment, in which event the Company’s stockholders would lose the present opportunity to create long-term value and position the Company for future opportunities;

•	the advice of its advisors that the $50 million Convertible Subordinated Note would allow the Company to retain that amount of PIC investment proceeds for up to five years and would strengthen the Company’s ability to raise additional funds through a senior notes offering, that that the LIBOR+5% interest rate represented a substantial discount from any market rate that the Company could negotiate for alternative subordinate debt financing (if any), and that the conversion price was equal to PIC’s investment price per share (as adjusted for the Stock Dividend), which was at a significant premium to the closing price of the Company’s common stock prior to the special committee’s approval of the proposed Transactions and more favorable to the Company than any market conversion terms that it could negotiate for alternative convertible debt financing (if any);

•	the dual listing of the Company’s common stock on the Johannesburg Stock Exchange in addition to the NYSE MKT, which could positively impact the liquidity, and possibly the trading price, of the common stock held by the Minority Stockholders and also allow for potentially better access to the capital markets;

•	the fact that CEHL controls the Company at the present time with about 57% of the outstanding common stock, which is approximately the same ownership that Allied/CEHL will have following the consummation of the proposed Transactions;

•	the requirement, as negotiated by the special committee, that the Company remain listed for a period following the closing of at least three years and six months on the NYSE MKT, the London Stock Exchange or another exchange that requires a board of directors consisting of at least a majority of independent members, and not elect to be treated as a “controlled company” under the rules of such exchanges, which requirements are more favorable to our Minority Stockholders than the current situation;

•	the presence of PIC, which is one of Africa’s largest investment managers, as a new 30% stockholder with a designee on the board and PIC’s significant investment capacity and ability to assist the Company with its future growth opportunities;

•	the terms of the Transfer Agreement, including:

—	the non-waivable requirement that the proposed Transactions must be approved by the holders of a majority of the outstanding common stock of the Company that are not owned by CEHL or its affiliates;

—

provisions permitting the special committee or our board to withdraw, modify or amend, or otherwise fail to reaffirm, its approval of the Transfer Agreement and all related transactions or its recommendation to the stockholders to vote in favor of the proposals presented by this proxy statement (as further described in the Transfer Agreement, an “Adverse CEI Recommendation”) upon the occurrence of any event, change, development, effect, occurrence or change of facts unknown to the special committee as of November 19, 2013, which becomes known to it prior to obtaining approval by vote of the Minority Stockholders (defined as an “Intervening Event” in the Transfer Agreement) if the failure to make such an Adverse CEI Recommendation would be inconsistent with the committee’s or our board’s fiduciary duties;

•	a “fiduciary out” allowing the special committee and the Company to terminate the agreement upon a change of recommendation, without any requirement to still hold a meeting for the purposes of a stockholder vote, and without the payment of a break-up fee to Allied;

•	the limited termination rights available to Allied and CEHL and the requirement that CEHL agreed to vote its 57% of the Company’s outstanding common stock in favor of the proposed Transactions; and

•	other terms and conditions of the Transfer Agreement, as discussed in the section entitled “The Transfer Agreement”, which the special committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant;

•	the extension of the existing 2010 “right of first refusal” agreement with Allied to a term of seven years and six months and the inclusion of “corporate opportunities” provisions;

•	the likelihood that the Transactions would be completed, and that they would be completed in a reasonably prompt time frame, based on the limited conditions precedent to each party’s obligation to effect the Transactions; and

•	the ability of the Minority Stockholders to vote against the proposed Transactions if they do not agree with the special committee’s recommendations, with the result that the proposed Transactions will not be consummated in the absence of approval by holders of a majority of the shares held by the Minority Stockholders.

Procedural Safeguards Considered by the Special Committee

The special committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Transactions. The special committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Transactions to the Company’s stockholders who are unaffiliated with Allied or CEHL:

•	the requirement that the proposed Transactions must be approved by the holders of a majority of the outstanding common stock of the Company that are not owned by CEHL or its affiliates, a condition that the special committee believes:

•	incentivized Allied and CEHL, in the face of their conflicts and different interests, to negotiate with the special committee and agree upon terms that are expected to gain the approval of the Minority Stockholders; and

•	allows the Minority Stockholders to turn down the proposed Transactions if they do not agree with the terms that the special committee negotiated or its recommendation, with the result that the proposed Transactions will not be consummated in the absence of approval by holders of a majority of the shares held by the Minority Shareholders;

•	the authority granted to the special committee to determine not to pursue the proposed Transactions with PIC and Allied;

•	the authority granted to the special committee to review, evaluate and negotiate, if it deemed advisable, the terms of any definitive agreements with respect to the proposed Transactions;

•	the authority granted to the special committee to consider alternatives to the proposed Transactions;

•	the resolution of the board that the Company would not proceed with the proposed Transactions or any alternatives without the approval of the special committee;

•	the special committee consists solely of independent and disinterested directors who (a) are not employees of the Company or any of its subsidiaries; (b) are not affiliated with CEHL, Allied or its affiliates; and (c) have no financial interest in the proposed Transactions that are different from that of the Company’s unaffiliated stockholders;

•	the special committee held numerous meetings over four-and-a-half months with its independent financial and legal advisors, the Company’s general counsel and CFO to discuss and evaluate the proposed Transactions and to vigorously direct the negotiation of the terms of such Transactions, and each member of the committee was actively engaged in the process on a regular basis;

•	despite on occasion being pressed to speed up its process in evaluating the proposed Transactions and to come to a decision more quickly, the special committee evaluated and negotiated the proposed Transactions at an appropriate and deliberate pace;

•	the confidentiality agreements entered into by the Company’s general counsel and CFO for the benefit of the special committee requiring them to keep strictly confidential all information that they received relating to the review, evaluation and negotiation of the proposed Transactions and to not disclose any such information to Dr. Lawal, Allied, CEHL or any affiliates thereof;

•	the special committee approved retention of Gaffney Cline as the Company’s independent reserve engineer to deliver the technical report, which was substantively incorporated as a key component into the financial models and analyses prepared by the CFO and Canaccord Genuity;

•	the special committee retained and received the advice of Canaccord Genuity as its independent financial advisor;

•	the opinion, dated November 18, 2013, of Canaccord Genuity to the special committee as more fully described in the section entitled “Special Factors — Opinion of Canaccord Genuity”;

•	provisions in the Transfer Agreement that permit the special committee or our board to change or withdraw its recommendation that stockholders vote to approve the Transactions to the extent the committee believes in good faith that failure to do so would be inconsistent with the committee’s or our board’s fiduciary duties; and

•	inclusion of a “fiduciary out” allowing the special committee and the Company to terminate the Transfer Agreement upon a change of recommendation, without any requirement to still hold a meeting for the purposes of a stockholder vote, and without the payment of a break-up fee to Allied; and

•	the limited termination rights available to Allied and CEHL under the Transfer Agreement and the requirement that CEHL agreed to vote its 57% of the Company’s outstanding common stock in favor of the proposed Transactions.

Negative or Unfavorable Factors Considered by the Special Committee

In the course of reaching its determinations and making its recommendations, the special committee also considered the following risks and other factors concerning the proposed Transactions as being generally negative or unfavorable:

•	the special committee’s belief that there were limited strategic alternatives for enhancing value for the Company’s stockholders;

•	despite the retention of $100 million of PIC’s investment, the Company’s continuing need for additional working capital and funding for capital expenditures to develop the OMLs;

•	the lack of assurance that any additional financing will be available to the Company on acceptable terms, if at all;

•	the losses being experienced by Allied in operating the Assets, and risks relating to the Company’s ability to achieve enhanced production and profitable operations in the future;

•	CEHL will continue to be both the largest and the controlling stockholder of the Company, owning directly or indirectly approximately 56.97% (or approximately 57.15% including shares owned by Dr. Lawal and members of his family) of the outstanding common stock of the Company, with the ability upon conversion of the principal amount of the Convertible Subordinated Note to increase those percentages by 5.26 percentage points to more than 62%;

•	the Minority Stockholders will own only approximately 12.7% of the outstanding common stock of the Company, and thus will participate less in the Company’s future earnings or growth, if any, and will benefit less from increases, if any, in the value of the common stock or any potential future sale of the Company to a third party;

•	the relatively low “public float” of the Company’s common stock immediately following consummation of the proposed Transactions, with only approximately 13% of the outstanding common stock of the Company being available for trading on the stock exchanges, which could negatively impact the liquidity, and possibly the trading price, of the common stock held by the Minority Stockholders;

•	the possibility that Allied/CEHL or PIC could sell some or all of their Company common stock following the Transactions to one or more purchasers at a valuation higher than that being paid in the Transactions;

•	the possibility that the Company could cease to have a majority of independent directors on its board following the expiration of the three and a half year agreement negotiated by the special committee;

•	the risk that, while the Transactions are expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied, and as a result, it is possible that the Transactions may not be completed even if approved by the holders of a majority of the outstanding shares of common stock other than CEHL and its affiliates;

•	the risks and costs to the Company if the Transactions do not close, including the potential effect of the diversion of management and employee attention from the Company’s business and the substantial expenses which the Company will have incurred; and

•	the terms of CEHL’s participation in the proposed Transactions and the fact that certain of the Company’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, those of the Company’s unaffiliated stockholders.

This discussion of the negative or unfavorable factors considered by the special committee is not intended to be exhaustive or to address all the risks associated with continuing to own the common stock of the Company.

Factors Considered by the Board

Following presentations by the special committee and its legal and financial advisors and questions from and discussion among the members of the board, the board determined that all of the Transactions were advisable and in the best interests of the Company and its stockholders. In reaching these determinations, the board considered and adopted:

•	the special committee’s analysis, conclusions and unanimous determination that the proposed Transactions were advisable, fair to and in the best interests of the Company and the stockholders of the Company (other than Allied and its affiliates); and

•	the special committee’s unanimous recommendation that the board approve the agreements and Transactions, submit the matters to the stockholders for consideration, and recommend that the stockholders approve such matters.

In making this determination, the board also considered a number of other factors, including the following:

•	that the special committee consists solely of independent and disinterested directors;

•	the special committee’s having retained and received advice from its independent financial and legal advisors and the technical report from Gaffney Cline;

•	the process undertaken by the special committee and its advisors in connection with evaluating and negotiating the terms of the proposed Transactions, as described above in the section entitled “Special Factors — Background of the Transactions”;

•	the opinion, dated November 18, 2013, of Canaccord Genuity to the special committee as described above and as more fully described in the section entitled “Special Factors — Opinion of Canaccord Genuity”; and

•	their own views that the proposed Transactions would allow the Company to reduce the risks and uncertainties associated with the Company’s current funding constraints and uncertain future prospects.

Conclusion

The foregoing discussion of the information and factors considered by the special committee and by the board in evaluating the proposed Transactions is not intended to be exhaustive, but it does include the material factors considered by the special committee and the board, respectively. In view of the wide variety of factors considered, neither the special committee nor the board found it practicable or attempted to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching their respective conclusions. In addition, individual members of the special committee and the board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Each of the special committee and the board based its recommendations and actions upon the totality of the information that it considered.

While the special committee considered potentially positive and negative factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors, and at a meeting held on November 18, 2013, the committee unanimously:

•	determined that each of (a) the Share Purchase Agreement and the other agreements and transactions contemplated therein; (b) the Transfer Agreement and the other agreements and transactions contemplated therein; and (c) taken as a whole, the Share Purchase Agreement, Transfer Agreement, and other agreements and transactions contemplated therein, were advisable, fair to and in the best interests of the Company and the stockholders of the Company (other than Allied and its affiliates);

•	determined that the Certificate Amendment to increase the authorized shares to facilitate these transactions was advisable and in the best interests of the Company and its stockholders; and

•	determined to approve and declare advisable the terms of these agreements and transactions and to recommend that the board (a) approve the Share Purchase Agreement, the Transfer Agreement and the other agreements and transactions contemplated by such agreements, including the Certificate Amendment and the Stock Dividend; (b) direct that the appropriate matters be submitted for consideration by the Company’s stockholders at a duly called meeting; and (c) recommend that the Company’s stockholders approve such matters.

The board unanimously voted to adopt resolutions approving and declaring advisable the execution, delivery and performance of the Transfer Agreement, the Share Purchase Agreement, the Certificate Amendment and the ancillary documents contemplated therein, and determined that all of the transactions were advisable and in the best interests of the Company and its stockholders. The board also directed that the appropriate matters as required by law or provided for in the Transfer Agreement be submitted for consideration by the Company’s stockholders at a duly called meeting and recommend that the Company’s stockholders approve such matters. The board also resolved to approve the Stock Dividend subject to all conditions precedent to the completion of the Acquisition being fulfilled.

Opinion of Canaccord Genuity

Canaccord Genuity acted as financial advisor to the special committee of the board in connection with the Acquisition and the Private Placement. The special committee requested that Canaccord Genuity evaluate the fairness, from a financial point of view, to the Company and its stockholders (other than Allied and its affiliates), of certain financial terms of the Acquisition and the concurrent Private Placement pursuant to which the Company will sell shares of its common stock to a third party investor and use the proceeds from such proposed transaction to fund the cash portion of the consideration to be paid by the Company to Allied in the Acquisition. In connection with the Acquisition and the Private Placement, the Company will (a) declare the Stock Dividend to the holders of its common stock equal to 1.4348 shares of common stock for each share held; (b) sell 376,884,422 shares of its common stock (the “PIC Shares”) in the Private Placement for an aggregate purchase price of $270 million pursuant to the terms of the Share Purchase Agreement; and (c) acquire the Assets from the Allied Parties for consideration consisting of 497,454,857 shares of Company common stock (the “Allied Shares”), cash in the amount of $170 million (the “Cash Consideration”) and the Convertible Subordinated Note, in the original principal amount of $50 million. We refer to the Allied Shares, the Cash Consideration and the Convertible Subordinated Note collectively as the “Acquisition Consideration.”

At a meeting of the special committee held on November 18, 2013, Canaccord Genuity rendered its oral opinion, which opinion was confirmed by delivery of a written opinion dated November 18, 2013, that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, each of (a) the sale of the PIC Shares pursuant to the Share Purchase Agreement; (b) the Acquisition Consideration to be paid by the Company for the Assets pursuant to the Transfer Agreement; and (c) taken as a whole with the Stock Dividend, the sale by the Company of the PIC Shares and the payment of the Acquisition Consideration by the Company in the Private Placement and the Acquisition, is fair, from a financial point of view, to the Company and its stockholders (other than Allied and its affiliates).

The full text of Canaccord Genuity’s opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Canaccord Genuity’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Canaccord Genuity has consented to the use of its opinion in this proxy statement and to the references thereto under the captions “Summary Term Sheet for the Transactions” and “Special Factors.” Holders of the Company’s common stock are encouraged to read Canaccord Genuity’s opinion carefully and in its entirety for a description of the procedures followed, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion. Canaccord Genuity’s opinion was addressed to the special committee, was only one of many factors considered by the special committee and the board in evaluating the Acquisition and the Private Placement and only addresses the fairness, from a financial point of view and as of the date of the opinion, to the Company and its stockholders (other than the Allied and its Affiliates) of specified financial terms of the Acquisition and the Private Placement. Canaccord Genuity’s opinion does not address the relative merits of any aspect of the Acquisition and the Private Placement as compared to other business strategies or transactions that might be available to the Company or the underlying business decisions of the Company to proceed with any aspect of the Acquisition and the Private Placement and is not intended to, and does not, constitute a recommendation to any Company stockholder as to how such stockholder should vote or otherwise act with respect to the Acquisition and the Private Placement or related matters. Canaccord Genuity’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Canaccord Genuity as of, November 18, 2013, the date of its opinion. Subsequent developments may affect the conclusions expressed in Canaccord Genuity’s opinion if such opinion were rendered as of a later date. Canaccord Genuity assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Canaccord Genuity, among other things:

•	analyzed certain internal financial statements and other business and financial information of the Company prepared by management of the Company, and certain oil and gas operational assumptions;

•	considered certain draft technical reports prepared by independent reserve engineers in relation to the OMLs;

•	analyzed certain publicly-available business and financial information concerning the Company;

•	conducted discussions with members of technical and senior management of the Company regarding the past, current and future operations and financial condition and the prospects of the Company;

•	reviewed the terms of forms of the Share Purchase Agreement and the Transfer Agreement, each as presented to the special committee at a meeting held on the date of the Fairness Opinion, and the exhibits thereto, which for purposes of the Fairness Opinion, Canaccord Genuity assumed, with the committee’s permission, to be identical in all material respects to the agreements to be executed;

•	reviewed certain financial and stock market data of selected publicly-held oil and gas companies with international exploration and production operations, particularly in West Africa and Nigeria;

•	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions which have been effected or announced, to the extent Canaccord Genuity deemed relevant; and

•	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as Canaccord Genuity deemed necessary, including an assessment of general economic, market and monetary conditions.

For purposes of rendering the opinion described above, Canaccord Genuity relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Canaccord Genuity and relied on assurances of management that they are not aware of any facts that would make such information misleading. With respect to all financial information reviewed, Canaccord Genuity assumed that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of management. In addition, Canaccord Genuity did not make an independent valuation or appraisal of the assets and liabilities (including any contingent, known or unknown liabilities) of the Company or Allied or any of their respective affiliates and Canaccord Genuity was not furnished with any such valuation or appraisal. Canaccord Genuity also assumed, with the consent of the special committee, that (a) the final forms of the Share Purchase Agreement and Transfer Agreement would be identical in all material respects to the forms reviewed by Canaccord Genuity; (b) the Private Placement and the Acquisition would be consummated in accordance with the terms and conditions of the Share Purchase Agreement and the Transfer Agreement, without any material amendment thereto and without waiver by any party of any of the conditions thereof; (c) in all respects material to its analysis, the representations and warranties contained in the Share Purchase Agreement and the Transfer Agreement were true and correct and that each party would perform all of the material covenants and agreements required to be performed by it under such agreements; and (d) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Acquisition and the Private Placement have been, or will be, obtained without the need for any material changes to the PIC Shares, the Acquisition Consideration or other material financial terms or conditions of the Acquisition and the Private Placement or that would otherwise materially affect its analysis. In addition, as more fully stated in its opinion, Canaccord Genuity did not consider any potential adjustments to the number of shares of Company common stock to be issued as part of its analysis.

The following is a summary of the material financial analyses performed by Canaccord Genuity in connection with rendering its opinion dated November 18, 2013 described above. The following summary, however, does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity, nor does the order of analyses described represent relative importance or weight given to those analyses by Canaccord Genuity. Some of these summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Canaccord Genuity’s financial analyses. All financial information utilized by Canaccord Genuity in its financial analyses is unaudited and has been converted into U.S. dollars based on average quarterly spot rates. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 17, 2013, the last trading day before Canaccord Genuity delivered its opinion to the special committee, and is not necessarily indicative of current market conditions.

Sector Relevant Peer Group Analysis. Canaccord Genuity performed an analysis using a selected peer group, which analysis attempts to provide an implied value range of a company by comparing it to companies in the same industry sector that are publicly traded. For purposes of this analysis, Canaccord Genuity identified the following group of 17 publicly-held companies with their primary oil and gas assets being located in Africa, six of which had their primary or only asset located in Nigeria, which are referred to as the “selected sector relevant peer companies.” The selected sector relevant peer companies were comprised of:

•	Afren plc* (LSE: AFR)

•	Africa Oil (TSX-V: AOI)

•	Bowleven (AIM: BLVN)

•	Caracal Energy (LSE: CRCL)

•	Cobalt International (NYSE: CIE)

•	Eland Oil & Gas* (AIM: ELA)

•	Heritage Oil* (LSE: HOIL)

•	Lekoil* (AIM: LEK)

•	Mart Resources* (TSX-V: MMT)

•	Maurel & Prom (ENXTPA: MAU)

•	MP Nigeria* (ENXTPA: MPI)

•	Ophir Energy (LSE: OPHR)

•	Oryx Petroleum (TSX: OXC)

•	Petroceltic (AIM: PCI)

•	Rialto Energy (AIM: RIA)

•	TransGlobe Energy (TSX: TGL)

•	Tullow Oil (LSE: TLW)

*	Primary or only asset(s) located in Nigeria

The market capitalizations of the selected sector relevant peer companies ranged from approximately $40 million to $13 billion.

Based on its review of the applicable metrics for each of the selected sector relevant peer companies, Canaccord Genuity calculated multiples of enterprise value (i.e., market capitalization plus debt and less cash) to reported working interest reserves, resources and forecast working interest production for each of the calendar years 2013 and 2014. For purposes of this analysis, Canaccord Genuity utilized information regarding the selected sector relevant peer companies obtained from regulatory filings and other public sources, as well as internal and other estimates of forecast production levels. Based on this information, Canaccord Genuity calculated multiples for the selected sector relevant peer companies as follows:

Enterprise Value/
	2P Reserves	2013E Production	2014E Production
Stripped Mean	$13.28/bbl	$95,240/bopd	$62,322/bopd
Mean	$14.43/bbl	$153,220/bopd	$66,470/bopd
Median	$12.25/bbl	$76,306/bopd	$54,585/bopd
High	$38.58/bbl	$687,369/bopd	$155,919/bopd
Low	$1.79/bbl	$24,932/bopd	$14,347/bopd

Canaccord Genuity selected representative ranges of multiples derived from the mean and median data points for the selected sector relevant peer companies based upon the application of its professional judgment. Canaccord Genuity then applied these multiples to the relevant reserves and production estimated for the Assets as estimated in the technical report. The following summarizes the results of this analysis:

	Stripped Mean Value	Multiple range derived from Selected Relevant Sector Peer Companies (1)	Implied Enterprise Value Range
2P Reserves	$13.28/bbl	$9.96 – 16.60/ bbl	$253 – 422 million
2013E Production	$95,240/bopd	$71,430 – 119,050/bopd	$182 – 303 million
2014E Production	$62,322/bopd	$46,741 – 77,902/bopd	$172 – 287 million

(1):	Multiple range based around the Stripped Mean (+/-25%)

Canaccord Genuity noted that the transaction value of the Assets in the Acquisition was approximately $416 million, calculated as the value of the Cash Consideration, the Convertible Subordinated Note and the market value of the 497,454,857 shares of Company common stock to be issued to Allied at the post-Stock Dividend adjusted share price as of November 15, 2013.

Exploration Peer Group Analysis. Canaccord Genuity also performed a separate analysis of the implied value of exploration resources using a selected group of publicly traded oil and gas companies primarily focused on exploration or early stage appraisal assets. Based on its review of the applicable metrics for each of the selected sector relevant peer companies, Canaccord Genuity calculated multiples of enterprise value (i.e., market capitalization plus debt and less cash) to reported working interest prospective resources estimates. For purposes of this analysis, Canaccord Genuity identified the following group of 16 publicly held companies, which are referred to as the “selected exploration companies.” The selected exploration companies were comprised of:

•	Africa Oil (TSX-V: AOI)

•	African Petroleum (NSX: AOQ)

•	Argos Resources (AIM: ARG)

•	Borders & Southern (AIM: BOR)

•	Bahamas Petroleum (AIM: BPC)

•	Canadian Overseas Petroleum (TSX-V: XOP)

•	Chariot Oil & Gas (AIM: CHAR)

•	Fastnet Oil & Gas (AIM: FAST)

•	Falkland Oil & Gas (AIM: FOGL)

•	Longreach Oil & Gas (TSX-V: LOI)

•	Neon Energy (ASX: NEN)

•	Ophir Energy (LSE: OPHR)

•	President Petroleum (AIM: PPC)

•	Pura Vida (ASX: PVD)

•	Rialto Energy (AIM: RIA)

•	Tangiers Petroleum (AIM: TPT)

The market capitalizations of the selected exploration companies ranged from approximately $37 million to $3.3 billion.

Based on its review of the applicable metrics for each of the selected exploration companies, Canaccord Genuity calculated multiples of enterprise value to reported working interest prospective resources estimates. For purposes of this analysis, Canaccord Genuity utilized information regarding the selected exploration companies obtained from regulatory filings and other public sources. Based on this information, Canaccord Genuity calculated a Stripped Mean enterprise value multiple for the selected exploration companies of $0.17/ boe of un-risked prospective resources. Canaccord Genuity then applied this multiple to the prospective resources subject to the Acquisition. The implied value of the prospective resources subject to the Acquisition is estimated to be approximately $10.7 million. Canaccord Genuity then combined the results of such analysis with its discounted cash flow analysis of the Oyo Field described below under “Discounted Cash Flow Analysis” to arrive at “sum-of-of the parts” analysis of the Assets.

Selected Precedent Transactions Analysis. Canaccord Genuity performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Canaccord Genuity selected acquisitions of target oil and gas companies and assets in Nigeria. Each of these transactions had a transaction enterprise value in excess of $25 million and was publicly announced after January 1, 2010.

Based on its review of the relevant metrics for each of the precedent transactions, Canaccord Genuity calculated the multiples of transaction enterprise value to working interest reserves and latest-twelve-months production (“LTM Production”) for each of the target companies or assets in the precedent transactions. For purposes of this analysis, Canaccord Genuity utilized information regarding the precedent transactions obtained from public data sources. Transaction enterprise value equals the equity value of the transaction (excluding any potential earn-out payments) plus debt and less cash, and was assumed to be equal to the transaction equity value in cases where cash and debt information was not publicly available. The selected precedent transactions were:

Announce Date	Buyer	Seller	Enterprise Value / 2P Reserves	Enterprise Value / LTM Production
August 15, 2013*	Energy Equity Resources	Chevron	n/a	n/a
June 14, 2013	Banco BTG Pactual	Petrobras	$13.32/ bbl	$57,985/ bopd
June 12, 2013*	Lekoil Ltd (1)	Panoro Energy	n/a	n/a
March 25, 2013	Afren plc	FHN Nigeria	$5.88/ bbl	n/a
December 20, 2012	Oando Energy Resources	ConocoPhillips	$8.40/ bbl	$41,628/ bopd
November 19, 2012	Sinopec	Total	$34.07/ bbl	$102,500/ bopd
June 29, 2012	Shoreline Natural Resources	Shell; Total; ENI	$1.70/ bbl	$53,968/ bopd
October 6, 2011	Petrofac International	Seven Energy	$2.94/ bbl	$25,210/ bopd
July 31, 2011	Niger Delta Western	Shell; Total; ENI	$1.50/ bbl	$20,513/ bopd
May 5, 2011	Kulczyk/ Nestoil	Shell; Total; ENI	$4.64/ bbl	$65,000/ bopd
January 4, 2011	Elcrest	Shell; Total; ENI	$4.79/ bbl	n/a
November 25, 2010	Petrofac	Seven Energy Nigeria	$6.16/ bbl	$128,205/ bopd
October 21, 2010	FHN Nigeria	Shell; Total; ENI	$8.05/ bbl	$65,556/ bopd
August 26, 2010	Brittania-U	Panoro Energy	$7.14/ bbl	n/a
January 29, 2010	SEPLAT	Shell; Total; ENI	$4.91/ bbl	$36,840/ bopd

*	No reserves or production acquired, only contingent resource

This analysis produced a Stripped Mean transaction enterprise value to 2P Reserves for the selected precedent transactions of $6.20/ bbl, and a Stripped Mean transaction enterprise value to LTM Production for the selected precedent transactions of $56,086/ bopd.

Canaccord Genuity calculated a valuation range based on the Stripped Mean multiple (+/-25%) derived from the precedent transactions based upon the application of its professional judgment. Canaccord Genuity then applied this range to the reserves and production subject to the Acquisition. The following summarizes the results of this analysis:

	Stripped Mean Value	Multiple range derived from Selected Relevant Sector Peer Companies (1)	Implied Enterprise Value Range ($M)
2P Reserves	$6.18/bbl	$4.63 – 7.72/bbl	$118 – 196 million
2013E Production	$56,086/bopd	$42,064 – 70,107/bopd	$107 – 179 million

(1):	Multiple range based around the Stripped Mean (+/-25%)

Canaccord Genuity noted that the transaction value of the Assets in the acquisition was approximately $416 million, calculated as the value of Cash Consideration, the Convertible Subordinated Note and the market value of the 497,454,857 shares of Company common stock to be issued to Allied at the post-Stock Dividend adjusted share price as of November 15, 2013.

Discounted Cash Flow Analysis. In order to estimate the present value of the Assets subject to the Acquisition, Canaccord Genuity performed discounted cash flow analyses of the Assets on a “Life of Field” basis. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. To calculate the estimated enterprise value of the Assets using discounted cash flow analysis, Canaccord Genuity used (a) management-furnished assumptions regarding the Assets’ production volumes on a per well basis and for the life of the field; (b) management-furnished assumptions regarding the Assets’ capital expenditures required to develop and produce such volumes; (c) management-furnished operational assumptions and estimates of expenditure for the Assets; and (d) the fiscal terms as provided by management and as outlined in the PSC. Canaccord Genuity used a discount rate range of 10.0% to 15.0%. The discount rates were based on Canaccord Genuity’s analysis of how similar projects are evaluated in the market and across the selected sector relevant peer companies.

The enterprise value range for the Assets resulting from the discounted cash flow analysis implied an equity value of approximately $281.4 million to $505.4 million. The valuation of the Acquisition consideration to be paid by the Company in the Acquisition implied by the discounted cash flow analysis of the value of the Company’s common stock, and including the Cash Consideration and the Convertible Subordinated Note, is equal to $303.5 million.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Canaccord Genuity’s opinion. In arriving at its fairness determination, Canaccord Genuity considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Canaccord Genuity made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, Allied or the Acquisition.

Canaccord Genuity prepared these analyses for purposes of providing its opinion to the special committee as to the fairness, from a financial point of view and as of the date of the opinion, to the Company and its stockholders (other than Allied and its affiliates) of (a) the sale by the Company of the PIC Shares pursuant to the Share Purchase Agreement; (b) the Acquisition Consideration to be paid by the Company for the Assets pursuant to the Transfer Agreement; and (c) taken as a whole with the Stock Dividend, the sale by the Company of the PIC Shares and the payment of the Acquisition Consideration by the Company in the Private Placement and in the Acquisition. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Allied, Canaccord Genuity or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Canaccord Genuity’s opinion to the special committee was one of many factors taken into consideration by the board in making its determination to approve the Acquisition and the Private Placement.

Canaccord Genuity and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Canaccord Genuity and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments of the Company, Allied, any of their respective affiliates or third parties that may be involved in the transactions contemplated by the Share Purchase Agreement and/or the Transfer Agreement for their own account and for the accounts of their customers.

Canaccord Genuity acted as financial advisor to the special committee solely in connection with the delivery of a fairness opinion as described above. In the prior two years, Canaccord Genuity has not received compensation for investment banking or financial advisory services from either the Company or Allied. Canaccord Genuity may provide investment banking services to the Company and its affiliates in the future for which Canaccord Genuity may receive compensation.

The special committee selected Canaccord Genuity as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Acquisition. The special committee engaged Canaccord Genuity to act as its financial advisor in connection with the delivery of a fairness opinion with respect to the Acquisition as described above. Pursuant to the terms of the engagement letter, the Company agreed to pay Canaccord Genuity a fee of $500,000, which was payable upon the rendering of Canaccord Genuity’s opinion. Canaccord Genuity will not receive any other payment or compensation contingent upon the successful completion of the Acquisition. In addition, the Company has agreed to reimburse Canaccord Genuity for certain of its expenses and to indemnify Canaccord Genuity and related persons against various liabilities, including certain liabilities under the federal securities laws.

Summary of the Gaffney Cline Technical Report

The special committee and the board, in the course of making their respective determinations and recommendations, considered the technical report prepared by Gaffney Cline. The technical report assesses the Company’s reserves and resources as of June 30, 2013 with respect to the entirety of the Company’s potential assets, including the Assets to be acquired from Allied in the Transactions. The technical report was required as part of, and prepared in connection with, the Company’s Johannesburg Stock Exchange listing application and does not assess the fairness of the Transactions or constitute a recommendation to any unaffiliated investor as to how such unaffiliated investor should vote at the special meeting.

Gaffney Cline is an independent energy consulting firm specializing in petroleum asset evaluation and economic analysis. The special committee approved the engagement of Gaffney Cline from among other potential petroleum reserve engineers because of its general reputation and specific qualifications with respect to evaluating oil and gas assets similar to the Assets and because of its familiarity with the OMLs. Gaffney Cline had previously assessed the reserves associated with the OMLs as of December 31, 2012 and delivered a reserve report with respect to such assessment (the “2012 Reserve Report”). The 2012 Reserve Report was prepared in connection with the Company’s annual report on Form 10-K for the year ended December 31, 2012.

The reserves and resources reported in the technical report are based on the definitions and disclosure guidelines contained in the Society of Petroleum Engineers (SPE), World Petroleum Council, American Association of Petroleum Geologists, and Society of Petroleum Evaluation Engineers (SPE/WPC/AAPG/SPEE), Petroleum Resources Management System (SPE-PRMS) document approved in March 2007. The assessment was conducted within the context of Gaffney Cline’s understanding of the effects of petroleum legislation, taxation, and other regulations that currently apply to the Company’s assets and Gaffney Cline’s best professional judgment, subject to the generally recognized uncertainties associated with the interpretation of geoscience and engineering data.

During 2013, the Company paid approximately $88,000 to Gaffney Cline for the 2012 Reserve Report and approximately $385,000 for the technical report. The management and staff of Gaffney Cline have been, and continue to be, independent of the Company in the services they provide including the provision of the technical report. Furthermore, the management and staff of Gaffney Cline have no interest in any assets or capital stock of the Company.

Of the assets assessed in the Gaffney Cline technical report, only the Oyo Field within the OMLs contained reserve volumes, while all the other assets were assessed to have only prospective and contingent resources. The technical report states that the Oyo Field had gross proved reserves of 10.85 MMBbl, proved plus probable oil reserves of 14.05 MMBbl and proved plus probable plus possible oil reserves of 32.10 MMBbl as of June 30, 2013. These volumes were prepared under the SPE-PRMS guidelines, which are not the same as those for the SEC.

A copy of the Gaffney Cline technical report will be made available for inspection and copying at the principal executive office of the Company during its regular business hours by any interested stockholder of the Company or representative of a stockholder of the Company who has been so designated in writing. The technical report is also available to stockholders on the Company’s website at www.camacenergy.com/investors.

Anticipated Equity Ownership following the Stock Dividend and the Transactions

Following the Stock Dividend, the Acquisition and the Private Placement, we expect to have approximately 1,261,240,298 shares of common stock issued and outstanding. The following table illustrates the potential dilutive effect of the issuances of shares of common stock in the Transactions:

	Prior to the Stock Dividend, Acquisition and Private Placement		After the Stock Dividend, Acquisition and Private Placement
	Number of Shares	% (a)	Number of Shares	% (a)(b)
Minority Stockholders	67,614,706	42.6	164,628,286	13.0
Allied, CEHL and Affiliates	91,289,935	57.4	719,727,589	57.1
PIC	—	—	376,884,422	29.9

Total	158,904,641	100	1,261,240,298	100

(a)	Does not include (i) common shares issuable upon exercise of options and vesting of restricted stock units granted pursuant to the Company’s benefit plans from September 1, 2013 until consummation of the Acquisition, (ii) common shares issuable pursuant to outstanding warrants and (iii) common shares issuable in the Stock Dividend as a result of anti-dilution adjustments to outstanding stock options, restricted stock grants and warrants.

(b)	Does not reflect the potential issuance to Allied of (i) up to 70,695,089 shares, as may be adjusted, in the event of conversion of the principal amount and/or accrued and unpaid interest, if any, outstanding under the Convertible Subordinated Note; (ii) 118,648,869 shares in the event that PIC fails to perform its obligation to pay $135 million at the Second Closing (and as a result, PIC would not receive 188,442,211 shares of our common stock); (iii) up to $50 million in shares of our common stock in the event Milestone Payments are paid in shares (equivalent to 33,783,783 shares of common stock using the closing price of $1.48 per share of our common stock on December 31, 2013); or (iv) up to 13,958,682 common shares to pay liquidated damages for our failure to timely register shares under the Allied Registration Rights Agreement; also does not reflect the potential issuance to PIC of up to 13,958,682 shares of our common stock to pay liquidated damages for our failure to timely register shares under the PIC Registration Rights Agreement.

Dr. Kase Lawal, the Company’s Chief Executive Officer and Chairman of the Board, is a director of each of CINL and Allied. Dr. Lawal also directly owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CEHL. Allied and CINL are each wholly owned subsidiaries of CEHL. As a result, Dr. Lawal may be deemed to own the same percentage of issued and outstanding common stock as Allied and CEHL discussed in the preceding paragraphs. For information on Dr. Lawal’s ownership, see “— Interests of Certain Persons” under Proposal No. 1 below.

THE TRANSACTIONS

Overview

On November 19, 2013, we and our wholly owned subsidiary CPL entered into the Transfer Agreement. Pursuant to the Transfer Agreement, we agreed to acquire, through CPL, Allied’s remaining interests in the PSC and related assets, contracts and rights pertaining to the OMLs located offshore Nigeria, which include the Assets. Under the Transfer Agreement, we agreed to pay consideration in the form of $170 million in cash, 497,454,857 shares of our common stock and the Convertible Subordinated Note that is convertible into shares of our common stock. Upon completion of the Acquisition, through our ownership interest in the PSC, we will be entitled to the benefit of 100% of the economic benefit derived from the OMLs.

To fund the cash consideration we will pay for the Assets, and a portion of anticipated capital expenditures we expect to incur for further development of the Oyo Field and exploration of the OMLs, we have also entered into the Share Purchase Agreement with PIC for the Private Placement of an aggregate of 376,884,422 shares of our common stock in exchange for an aggregate cash investment of $270 million. The Private Placement will be completed in two equal installments. The first installment (the “First Closing”) of $135 million in exchange for 188,442,211 shares of the Company’s common stock will be due at the closing of the Acquisition. The second installment (the “Second Closing”) of $135 million in exchange for 188,442,211 shares of the Company’s common stock will be due on the later of (a) 90 days after the First Closing and (b) as soon as practicable after the conditions precedent to the Second Closing are satisfied.

Before the issuances of shares of the Company’s common stock to PIC and to Allied as part of the Private Placement and the Acquisition, and in order to achieve the post-closing share ownership percentages negotiated with each of Allied and PIC, the Company will declare and pay to its existing stockholders the Stock Dividend in the form of additional shares of the Company’s common stock, equal to 1.4348 shares for each share of common stock outstanding. We do not currently have sufficient shares of our common stock authorized in order to issue the required shares to Allied, to PIC or pursuant to the Stock Dividend. To address this shortfall and to allow for additional authorized common stock to support future growth and provide adequate flexibility for future corporate needs, at the special meeting, holders of shares of our common stock will be asked to consider and vote on a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 300,000,000 shares to 2,500,000,000 shares. For more information, see “Special Factors — Background of the Transactions.”

Dr. Lawal, the Company’s CEO and Chairman, owns an indirect interest in and may be deemed to control CEHL, and thus indirectly Allied and the Assets. Because CEHL owns approximately 57% of the Company’s common stock, the board authorized the special committee composed entirely of independent and disinterested directors to review, evaluate and negotiate (as it deemed appropriate) the Acquisition, the Private Placement, the other transactions contemplated by the Transfer Agreement or any alternatives. After evaluating the transactions, the special committee determined that the Transfer Agreement, Share Purchase Agreement, Stock Dividend and Certificate Amendment are advisable, fair to and in the best interests of the Company and its stockholders other than CEHL, Allied and their affiliates. The special committee then recommended the Transactions to the board. Our board, after receiving the recommendation of the special committee, has approved each of the Transactions and declared them advisable. Our board recommends that the stockholders of the Company vote “FOR” each of the proposals set forth in this proxy statement. Dr. Lawal abstained from the board’s consideration and vote because of his interests in CEHL, Allied and the Assets, and Dr. Brown abstained from the board’s consideration and vote because of his relationships with Dr. Lawal and his affiliates. For more information regarding the special committee’s evaluation, negotiation and approval of the terms of Transactions with the Allied Parties and PIC and the subsequent approval and recommendation by the board, see “Special Factors — Background of the Transactions.”

Below are descriptions of the Acquisition and the Private Placement, including a summary of the material terms of the agreements entered into in connection with the Transactions.

The agreements described below contain representations and warranties that the parties have made to each other as of specific dates. Except for each agreement’s status as a contractual document that establishes and governs the legal relations among the parties with respect to the transaction described therein, the agreements are not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the agreements were made only for purposes of the particular agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the respective agreements, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Further, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the applicable agreement and are modified in important part by the underlying schedules and exhibits.

While we believe that the summary below describes the material terms of the agreements entered into in connection with the Transactions, it may not contain all of the information that is important to you, and is qualified in its entirety by the agreements themselves, which were included as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 22, 2013, and are incorporated herein by reference. We encourage you to read the agreements themselves in their entirety. For more information about accessing this and other information that we file with the SEC, see the section titled “Where You Can Find More Information” below.

Overview of the PSC and the OMLs

Allied has operated in Sub-Saharan Africa since 1992 when it was awarded Oil Prospecting License 210 by the government of Nigeria, a 2.5% interest in which Allied subsequently assigned to CINL. During 2002, Allied and CINL were granted the OMLs by the government of Nigeria, in respect of Oil Prospecting License 210, for a term of 20 years. In 2005, Allied and CINL assigned a 40% participating interest in the OMLs to NAE, with the remaining 60% participating interest in the OMLs being retained by Allied and CINL. Allied, CINL and NAE simultaneously entered into the PSC, which sets out the terms of agreement in relation to petroleum operations in the area covered by the OMLs.

In April 2010, the Company began its operations in Nigeria by acquiring from Allied and CINL all of their interest in the PSC with respect to the Oyo Field located within the boundaries of the OMLs (the “Oyo Contract Rights”). Allied and CINL retained their interest in the PSC with respect to the OMLs other than the Oyo Field. In February 2011, the Company acquired the remainder of Allied’s and CINL’s interest in the PSC, which included the Non-Oyo Contract Rights. In June 2012, Allied and CINL purchased NAE’s 40% participating interest in the OMLs and all of NAE’s interest under the PSC.

The allocation among the parties of costs and of oil production from the OMLs is governed by the PSC. Available crude oil is allocated to four categories of oil: royalty oil, cost oil, tax oil and profit oil, in that order. Proceeds from available crude oil are first used to pay royalties (“Royalty Oil”), recover operating costs and capital costs (“Cost Oil”) and pay taxes (“Tax Oil”). The rest of the proceeds are distributed as profit oil, subject to taxation. For more information regarding the PSC, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Item 1 “Description of Business — Operations — Africa — OML 120/121 Production Sharing Contract,” incorporated herein by reference. The complete PSC was filed as Annex E to the Company’s definitive proxy statement filed with the SEC on March 19, 2010, and is incorporated herein by reference.

The Acquisition

On November 19, 2013 we entered into the Transfer Agreement pursuant to which we agreed, subject to the terms and conditions of the Transfer Agreement, to acquire, through CPL, Allied’s remaining interests in the PSC and related assets, contracts and rights pertaining to the OMLs, which include the currently producing Oyo Field, for a combination of shares of our common stock, cash and a convertible subordinated promissory note convertible into common stock. In this proxy statement, we refer to the contractual rights of the Allied Parties pertaining to the OMLs and the other assets that we intend to acquire in the Acquisition as the “Assets.”

The Assets being acquired include all of Allied’s remaining interest in the PSC. The OMLs include the Oyo Field, which has produced more than 6.3 million barrels of oil and 53 billion cubic feet of natural gas on a gross basis since 2009. The completion of the Acquisition will result in the Company’s net share of production from the Oyo Field increasing to approximately 2,000 Bopd and will give the Company the exclusive ability to explore and develop 1,804 square kilometers of acreage offshore Nigeria. The Acquisition will result in a significant majority of our business being focused on proven and oil-producing assets, as well as exploration upside, in Nigeria and is expected to provide additional cash flow to fund its exploration and development programs.

We do not currently have sufficient cash resources to pay the cash consideration required to be paid to Allied pursuant to the Transfer Agreement to consummate the Acquisition. Additionally, the interests in the PSC that we have agreed to acquire from the Allied Parties will require significant exploration and development expenditures to realize future values that will be required to pay for any and all expenditures related to the re-entry, completion and/or tie back of the Oyo-7 well being drilled in Oil Mining Lease 120 offshore Nigeria that commenced on September 9, 2013 as announced in a press release disseminated by us on September 12, 2013. An important consideration for us, Allied and PIC in negotiating and consummating the Transactions was to ensure that we will be sufficiently capitalized to aggressively pursue future exploration and development on our expanded asset base in addition to having sufficient cash to consummate the Acquisition. Accordingly, a condition to the completion of the Acquisition under the Transfer Agreement is the concurrent completion of the First Closing, including the payment by PIC of $135 million to the Company. Of the proceeds from the First Closing, the Company will retain $50 million to pay costs associated with the Transactions and to fund future exploration and development opportunities. Once the Second Closing is complete and the Company receives an additional $135 million from PIC, the Company will pay to Allied $85 million (the “Deferred Cash Consideration”) leaving $50 million to fund future exploration and development opportunities. Thus, upon completion of the Transactions, the Company will have an additional $100 million, net of costs associated with the Transactions, to fund future capital expenditures of our exploration and development program, subject to our indebtedness, including the Convertible Subordinated Note.

The Company’s ability to pay the $170 million in cash consideration to Allied is contingent upon the successful completion of the Private Placement with PIC. The Transfer Agreement also contains a provision to the effect that, in the event of a failure by PIC to perform its obligation to pay $135 million for shares of the Company’s common stock at the Second Closing, Allied may require the Company to assign to Allied the Company’s right to enforce performance of PIC’s obligations with respect to the Second Closing insofar as concerns the Deferred Cash Consideration. If the Share Purchase Agreement is terminated prior to the completion of the Second Closing, the Company may satisfy its obligations to the Allied Parties with respect to payment of the Deferred Cash Consideration by issuing to Allied an aggregate of 118,648,869 shares of the Company’s common stock. As a result, PIC would not receive 188,442,211 shares of our common stock at the Second Closing.

Structure and Effect of the Acquisition. Pursuant to the Acquisition, Allied will transfer to the Company all of Allied’s remaining interest in the PSC, except for those rights and obligations required by Nigerian law to remain with Allied, and all right, title and interest in certain contracts and tangible assets related to the OMLs. The Company will not assume any of the Allied Parties’ previously incurred liabilities or obligations relating to the Assets, but the Company must pay all expenditures for the re-entry, completion and/or tie-back of the Oyo-7 well and the drilling, completion and/or tie-back of any other well in the OMLs.

The transfer of the contractual rights to the PSC will be accomplished by novation of all of Allied’s and CINL’s right, title and interest in and to the PSC through a novation agreement, which has been executed by the Company, CPL and the Allied Parties on November 19, 2013 but will not become effective until the closing of the Acquisition. The remainder of the Assets will be transferred through an assignment agreement that will be executed at the closing of the Acquisition.

To complete the Acquisition, the Company will deliver to Allied 497,454,457 shares of its common stock, $85 million of cash consideration and the Convertible Subordinated Note in the original principal amount of $50 million, of which $25 million will be deemed to be advanced as of the closing. Within two business days following the Second Closing, at which PIC will be required to pay to the Company $135 million as described below, the Company will deliver to Allied the remaining $85 million of Deferred Cash Consideration, subject to adjustment as described in the Transfer Agreement, and the second $25 million of the $50 million Convertible Subordinated Note will be deemed to be advanced. The Second Closing is expected to take place on the later of (a) 90 days after the First Closing and (b) as soon as practicable after the conditions precedent to the Second Closing are satisfied.

Under the Transfer Agreement, the Company has agreed that, prior to the closing of the Acquisition, the special committee or the board will not issue an Adverse CEI Recommendation. However, the special committee or the board retains the ability to make such an Adverse CEI Recommendation upon the occurrence of an Intervening Event if the failure to do so would be inconsistent with their fiduciary duties. Before the special committee or the board may make an Adverse CEI Recommendation, the Company must provide Allied with two business days’ prior notice and identify the Intervening Event. The Company may terminate the Transfer Agreement without liability for the payment of any termination fee or otherwise in the event of an Adverse CEI Recommendation.

Before the issuances of shares of the Company’s common stock to PIC and to Allied as part of the Private Placement and the Acquisition, and in order to achieve the post-closing share ownership percentages negotiated with each of Allied and PIC, the Company will declare and pay to its existing stockholders the Stock Dividend in the form of additional shares of the Company’s common stock, equal to 1.4348 shares for each share of common stock outstanding. The declaration of the Stock Dividend will not occur if the conditions to the transactions contemplated by the Transfer Agreement are not fulfilled.

Following the issuance of shares in connection with the Acquisition, the Private Placement and the anticipated Stock Dividend, Allied and CEHL will own approximately 56.8% (or approximately 57.1%, including the shares owned by Dr. Lawal and members of his family, which family controls Allied and CEHL) of the Company’s outstanding common stock, PIC will own approximately 29.9% of the Company’s outstanding common stock and the Company’s other stockholders will own approximately 13.3% (or approximately 13.0%, excluding the shares owned by Dr. Lawal and members of his family) of the Company’s outstanding common stock. These anticipated pro forma ownership percentages exclude the potential issuances of shares of our common stock to Allied (a) as a result of conversion of the Convertible Subordinated Note, (b) in lieu of cash because of PIC’s failure to make a payment of $135 milllion at the Second Closing, (c) in lieu of cash for the Milestone Payments and (d) to pay liquidated damages with respect to our failure to fulfill certain obligations to timely register certain shares of our common stock to be issued to Allied, and to PIC as liquidated damages with respect to our failure to fulfill certain obligations to timely register certain shares of our common stock to be issued to PIC, and shares of common stock issued under outstanding warrants, restricted stock awards and stock options from September 1, 2013 through the closing of the Acquisition, issuable pursuant to outstanding warrants and issuable as a result of anti-dilution adjustments to outstanding stock options, restricted stock grants and warrants.

Convertible Subordinated Promissory Note. The Company will issue the Convertible Subordinated Note to Allied as partial consideration for the Assets upon the closing of the Acquisition. The principal of the Convertible Subordinated Note will be deemed advanced in two equal $25 million tranches at each of the First Closing and the Second Closing. Interest on the Convertible Subordinated Note will accrue at a rate per annum of one-month LIBOR plus 5%, payable quarterly in cash until the maturity of the Convertible Subordinated Note five years from the closing of the Acquisition. At the election of the holder, the Convertible Subordinated Note (principal plus accrued and unpaid interest) will be convertible, in whole or in part, into shares of the Company’s common stock at an initial conversion price of $0.7164 per share, subject to customary anti-dilution adjustments. The Convertible Subordinated Note will be subordinated to the Company’s existing and future senior indebtedness and will be subject to acceleration upon an Event of Default (as defined in the Convertible Subordinated Note). The Company may, at its option prepay the note, in whole or in part, at any time, without premium or penalty. The Convertible Subordinated Note is subject to mandatory prepayment upon (a) the Company’s issuance of capital stock or incurrence of indebtedness, the proceeds of which the Company does not apply to repayment of senior indebtedness or (b) any capital markets debt issuance to the extent the net proceeds of such issuance exceed $250 million. Allied may assign all or any part of its rights and obligations under the Convertible Subordinated Note to any person upon written notice to the Company.

Private Placement. As required by the Transfer Agreement and as a condition to the closing of the Acquisition, we entered into the Share Purchase Agreement under which we will privately issue $135 million of a total of $270 million in common stock concurrently with the completion of the Acquisition. Because PIC is an accredited investor within the meaning of Regulation D under the under the Securities Act of 1933 and is not a “U.S. person” as defined under Regulation S under the Securities Act of 1933, the common stock is being offered pursuant to exemptions from registration under the Securities Act. The First Closing of the sale of $135 million of shares of common stock in the Private Placement is conditioned on the concurrent completion of the Acquisition. The Second Closing of the sale of $135 million of shares of common stock in the Private Placement will occur on the later of 90 days after the First Closing and the satisfaction of all conditions contained in the Share Purchase Agreement with respect to PIC’s requirement to pay the second $135 million installment of the Private Placement. For more information regarding the Private Placement, see “The Transactions — Private Placement with PIC” and “Special Factors — Background of the Transactions.”

Purchase Price Adjustments. The cash portion of the consideration for the Assets is subject to certain adjustments as follows: (a) an increase for any expenditure paid or incurred by the Allied Parties in respect to the Assets prior to the closing of the Acquisition that apply to, or are attributable to, the period after the closing; (b) an increase for any expenditure paid or incurred by the Allied Parties related to the re-entry, completion and/or tie-back of the Oyo-7 well, or the drilling, completion and/or tie-back of any other well in the OMLs; (c) a reduction for any item of income and other receipt with respect to the Assets received by any Allied Party for the period following the closing of the Acquisition; (d) a reduction for any expenditure by the Company with respect to drilling operations on the Oyo-7 well except for expenditures related to re-entry, completion and/or tie-back and (e) adjustments to reflect accrued interest on any of the foregoing from the closing date to the date of payment of any amount owed. Adjustments calculated under the provisions of the Transfer Agreement will be made to the Deferred Cash Consideration payment to Allied. If there is a dispute between the Company and the Allied Parties as to any adjustments, the parties have agreed to allow an independent accounting firm to determine the final amount of the adjustments in accordance with procedures outlined in the Transfer Agreement. For one year following the closing of the Acquisition, the parties to the Transfer Agreement may claim adjustments that had not been settled as of the Second Closing and such additional claims for adjustments must be made in accordance with the terms and procedures further described in the Transfer Agreement.

Closing Conditions. The respective obligations of each party to consummate the Acquisition are subject to (a) the successful completion by us of the First Closing of the Private Placement; (b) the approval by the Minority Stockholders of the proposals presented by this proxy statement (except for the proposals to increase the number of shares of common stock available for issuance under the 2009 Plan and to adjourn the special meeting to solicit additional proxies); (c) filing of the amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and acceptance thereby; (d) payment of a dividend on our common stock equal to 1.4348 shares for each share of common stock outstanding; (e) our issuance to Allied of 497,454,857 shares of our common stock, which represents all of the stock consideration required by the Transfer

Agreement, and our payment to the Allied Parties of $85 million in cash; (f) the accuracy of representations and warranties and compliance with covenants contained in the Transfer Agreement; (g) the absence of certain litigation or judgments with respect to the Transactions such as any judgment by a court or other governmental authority prohibiting the consummation of the Transactions, any judgment or action that could limit or restrict the conduct or operation of the business of any of the parties to the Transfer Agreement after the closing or any action by a governmental authority seeking any of the foregoing that could result in a material adverse effect; (h) the Allied Parties successfully obtaining any necessary consents from governmental authorities or third persons with respect to the Transactions; (i) the absence of any material adverse change; (j) maintenance of the listing of the shares of our common stock on the NYSE MKT; (k) approval of the listing of our common stock on the Johannesburg Stock Exchange and the lack of any impediment to the continuation of such listing after the closing of the Acquisition and; (l) delivery of the closing documents. Except for the conditions described in clauses (a) through (d) in the previous sentence, each of the conditions described in the preceding sentence is waivable by the parties if permitted by applicable law. The parties have determined that no waiting period under the Hart-Scott-Rodino Antitrust Improvements Act is required in order to consummate the Acquisition. We expect these conditions to be satisfied prior to the closing of the Acquisition, but we may waive an unsatisfied condition to the extent permitted. We will not resolicit stockholders’ approval of Proposal No. 1 in the event a condition to closing is waived.

Termination Rights. We may terminate the Transfer Agreement with the consent of the Allied Parties. We or the Allied Parties may terminate the Transfer Agreement (a) if the closing has not been consummated on or before March 31, 2014; (b) due to material breaches of the other party’s representations, warranties or obligations; and (c) if the special committee or our board makes an Adverse CEI Recommendation. If the required vote of our stockholders is not obtained, we or the Allied Parties may terminate the Transfer Agreement unless the failure to obtain the required vote was the result of a failure by CEHL to vote its shares, in which case the Allied Parties would not have a right to terminate the Transfer Agreement.

Post-Closing Obligations. The Allied Parties have agreed to certain obligations with respect to the Company and the OMLs following the closing. For example, to the extent Allied is unable to transfer certain contracts or tangible assets to CPL because of applicable laws or for any other reason, Allied will retain such Assets on behalf of the Company and CPL. With respect to such retained assets, the Company and/or CPL will reimburse the Allied Parties for any direct costs, excluding general and administrative costs, payable to the counterparty for benefits received by the Company and/or CPL with respect to the retained assets.

Additionally, until the expiration of the term of the contracts being transferred to CPL as part of the Assets, the expiration of the OMLs or the expiration of the PSC, as appropriate, the Allied Parties have agreed to (a) refrain from engaging in any conduct or activity that could reasonably be expected to result in the revocation, suspension or termination of any of the transferred contracts, the OMLs or the PSC; (b) refrain from entering into any contract relating to the transferred contracts, the OMLs or the PSC outside of the ordinary course of business or that would require annual expenditures or payments by the Allied Party that is party thereto in excess of $100,000; (c) refrain from violating, amending or otherwise materially modifying or waiving any of the terms of any transferred contracts, the OMLs or the PSC or from waiving or failing to enforce any material right thereunder; (d) take all such actions as are reasonably necessary and appropriate to comply with its obligations under the transferred contracts, the OMLs and the PSC; (e) refrain from directly or indirectly selling, transferring, leasing, exchanging, licensing or otherwise disposing of, whether through merger, consolidation or any other manner, or granting any lien with respect to or secured by, any or all of its right, title or interest to the transferred contracts, the OMLs or the PSC; (f) refrain from commencing, compromising or settling any material action related to the Assets, the OMLs or the PSC, except in relation to current or potential actions between the Allied Parties and NAE; (g) use commercially reasonable efforts to maintain each Allied Party’s indigenous status under Nigerian laws and regulations and to promptly notify the Company and CPL in the event that such commercially reasonable efforts are not, or will not be, sufficient to maintain the indigenous status of any of the Allied Parties or any Allied Party’s indigenous status is challenged; (h) consult with the Company and CPL before making any material decisions under any of the OMLs, the PSC or the transferred contracts and act only upon the direction of the Company and CPL in regard thereto; (i) comply in all material respects with all covenants, agreements and other provisions of each of the OMLs, the PSC and the transferred contracts required to be complied with by the Allied Parties; and (j) refrain from entering into any agreement that undermines, contradicts or conflicts with, or impairs the Allied Parties’ ability to comply with, any of the foregoing obligations. Subject to the consent by governmental authorities in the Federal Republic of Nigeria and adherence with Nigerian requirements with respect to indigenous status, the Company and CPL also retain the ability to require the Allied Parties to transfer all record, and any other form of, right, title and interest in and to the OMLs.

The Allied Parties and the Company have also agreed, for a period of 42 months following the closing of the Acquisition, that (a) the Company will not claim “controlled company” status under Section 801(a) of the NYSE MKT Company Guide, which provides exemptions from certain NYSE MKT corporate governance requirements such as the requirement that a majority of the board consist of independent directors, or any similar status under the rules of any other exchange on which the Company’s common stock is listed and (b) the Allied Parties and the Company will use their reasonable best efforts to maintain the listing of the Company’s common stock on the Johannesburg Stock Exchange and one or more of the NYSE MKT or the London Stock Exchange.

Intercompany Agreements. The Company, along with CPL, is party to the Non-Oyo Purchase Agreement under which the Company agreed to make certain payments aggregating $55 million to the Allied Parties upon reaching certain milestones relating to exploration and production activities within the area of the OMLs that is outside of the Oyo Field. Subject to the closing of the Acquisition, the Non-Oyo Purchase Agreement will be terminated, all milestones thereunder will be deemed to be completed and the parties will mutually release each other from all obligations under the Non-Oyo Purchase Agreement. As consideration for such termination and mutual release, the Company has agreed to make two separate $25 million Milestone Payments to Allied within 15 days of the occurrence of each of the following events after the closing of the Acquisition: (a) the approval of a development plan by the Nigerian Department of Petroleum Resources with respect to the first new discovery of hydrocarbons in an area of the OMLs outside of the Oyo Field and (b) the commencement of the first hydrocarbon production outside of the Oyo Field in commercial quantities. Allied may elect to receive each of the $25 million Milestone Payments in shares of the Company’s common stock with an equivalent value instead of cash. Allied will be deemed to have elected to receive shares of common stock in lieu of cash to the extent payment of the Milestone Payments in cash would materially adversely affect the Company’s working capital position, or its ability to carry out its capital or then established regular cash dividend programs.

CPL is also party to the Technical Services Agreement under which CPL provides Allied with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. For the year ended December 31, 2013, we have recognized approximately $1,988,875 million of billings under the Technical Services Agreement, which will be terminated as of the closing of the Acquisition pursuant to the Transfer Agreement.

On June 6, 2011, CPL executed the Existing Promissory Note in favor of Allied as the lender. Under the terms of the Existing Promissory Note, Allied agreed to make loans to CPL, from time to time and pursuant to requests by CPL, in an aggregate sum of up to $25 million. CPL may prepay and re-borrow all or a portion of such amount, but any unpaid aggregate outstanding principal amount of all loans will mature on July 15, 2014. The proceeds of the loans were only to be used to pay final, undisputed invoices for the workover of the oil well known as the “Oyo-5 well” located in the Oyo Field when such invoices are due and payable. Interest accrues on outstanding principal under the Existing Promissory Note at a rate of LIBOR plus 2% per annum. As a condition to the obligations of Allied to perform under the Existing Promissory Note, on June 6, 2011, the Company, as direct parent of CPL, executed a guaranty agreement in favor of Allied. Under the guaranty agreement, the Company irrevocably, unconditionally and absolutely guarantees all of CPL’s obligations under the Existing Promissory Note. On September 10, 2013, the Company and Allied amended the Existing Promissory Note and the guaranty agreement (a) to add the Company as a borrower; (b) to allow for borrowings of up to $10 million for general corporate purposes; and (c) to pledge the stock of the subsidiary of the Company that holds exploration licenses in Gambia and Kenya as collateral pursuant to an equitable share mortgage arrangement. As of December 31, 2013, there was $14,533,081 outstanding under the Existing Promissory Note, which will remain in effect in accordance with its terms following the consummation of the Acquisition and the Private Placement.

Other intercompany accounts between Allied and the Company will remain outstanding following the closing of the Acquisition. The net amount we owe to Allied under existing intercompany accounts was approximately $5,870,351 as of December 31, 2013.

Allied Registration Rights Agreement. Upon closing of the Acquisition, we and Allied will enter into the Allied Registration Rights Agreement with respect to the “Allied Registrable Securities.” The definition of Allied Registrable Securities includes shares of our common stock that (a) Allied will receive upon closing of the Acquisition; (b) may be issued to Allied in the event of a failure by PIC to pay $135 million for shares of the Company’s common stock at the Second Closing; (c) may be issued to Allied in connection with the conversion of the Convertible Subordinated Note; (d) may be issued to Allied as liquidated damages under the Allied Registration Rights Agreement; and (e) may be issued to Allied as Milestone Payments. Pursuant to the Allied Registration Rights Agreement, we have agreed to, within 60 days of the Second Closing, (a) prepare and file with the SEC a registration statement with respect to the Allied Registrable Securities that would permit the Allied Registrable Securities to be resold in registered transactions and (b) use our commercially reasonable efforts to maintain the effectiveness of the registration statement while Allied and its affiliates hold Allied Registrable Securities. In addition, under certain circumstances, the Allied Registration Rights Agreement permits Allied to demand or participate in an underwritten public offering of common stock by us. The registration rights granted to Allied are comparable to the registration rights granted to PIC under the PIC Registration Rights Agreement (as described below).

Right of First Refusal and Corporate Opportunities Agreement. The Allied Parties have agreed to enter into the Right of First Refusal and Corporate Opportunities Agreement with us upon the closing of the Acquisition, pursuant to which the Allied Parties will grant the Company, for a period of seven years and six months following the closing of the Acquisition, a right of first refusal with respect to certain restricted sales of licenses, leases and other contract rights by the Allied Parties and the exclusive right to pursue certain oil and gas exploration and production investment, acquisition or development opportunities in Africa that may become available to the Allied Parties.

Section 203 of the General Corporation Law of the State of Delaware. Our Amended and Restated Certificate of Incorporation includes a waiver of the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware (“DGCL”) applicable to a “business combination” (as defined in such Section 203). The effect of this waiver is that the supermajority stockholder vote requirement found in Section 203 of the DGCL is inapplicable to business combinations and certain other transactions between us and CEHL as an “interested stockholder” (which CEHL is prior to the Acquisition and will continue to be following the Acquisition by virtue of its greater than 15% ownership stake in us). Additionally, as a result of the shares of our common stock that Allied will receive as consideration for the Acquisition, Allied will become an “interested stockholder” immediately following the closing of the Acquisition. Thus, under the DGCL any future transaction with us that would constitute a business combination within the meaning of Section 203 of the DGCL would require approval of only a majority of the stockholders of the Company, and CEHL and Allied would unilaterally be able to approve such a transaction.

At a special meeting of the board on November 18, 2013, the special committee reported its approval of the Acquisition, including the documents related to the Acquisition (the “Allied Transaction Documents”) and the transactions contemplated thereby, and our board adopted the approval by the special committee of the Acquisition, the Allied Transaction Documents and the transactions contemplated thereby. At this special meeting, our board also (a) recommended that the Company’s stockholders approve the Transfer Agreement and the transactions contemplated thereby, including the issuance of shares to Allied as partial consideration for the Assets, as potential consideration for the Assets in the event that PIC fails to perform its obligation to pay $135 million at the Second Closing, upon an election by Allied to convert the Convertible Subordinated Note into shares of our common stock, as a potential Milestone Payment in lieu of cash and potentially as liquidated damages in lieu of cash under the Allied Registration Rights Agreement and (b) directed that such matters be submitted for consideration by the Company’s stockholders at a special meeting to be called for that purpose.

In considering the recommendation of our board, you should be aware that some of the Company’s directors and executive officers have interests in the Acquisition that are different from, or in addition to, the interests of the Company’s stockholders generally. The special committee and our board were aware of these interests in recommending approval of the Acquisition. For more information regarding the interest of certain persons in the Acquisition, see “Special Factors — Background of the Transactions,” “Special Factors — Reasons for the Proposed Transactions; Factors Considered; Recommendations of the Special Committee and of the Board” and — “Interests of Certain Persons” under Proposal No. 1 below.

Private Placement with PIC

Share Purchase Agreement. On November 18, 2013, we executed the Share Purchase Agreement pursuant to which we have agreed to sell and PIC has agreed to purchase 376,884,422 shares of our common stock for an aggregate purchase price of $270 million in the Private Placement. Of the aggregate purchase price, $135 million will be paid at the First Closing, which is scheduled to occur immediately prior to, or concurrently with, consummation of the Acquisition, and the remaining $135 million will be paid at the Second Closing, which is scheduled to occur on the later of 90 days following the First Closing and the satisfaction of all conditions contained in the Share Purchase Agreement.

The respective obligations of each party to consummate the First Closing are subject to, among other customary conditions, (a) the lack of material breaches of the other party’s representations, warranties or obligations; (b) delivery of closing documents; (c) the approval of the listing of our common stock on the stock exchange operated by the Johannesburg Stock Exchange; (d) the absence of any order, decree or injunction prohibiting the consummation of the Private Placement; and (e) the satisfaction or waiver of all of the closing conditions under the Transfer Agreement except for the actual payment of the consideration. The respective obligations of each party to consummate the Second Closing are subject to, among other customary conditions, the First Closing having been completed and the completion of the first drilling phase of the Oyo-7 well. Pursuant to the requirements of the Transfer Agreement, stockholder approval of the Share Purchase Agreement and the Private Placement will exclude the vote of the shares of our common stock owned by CEHL and its affiliates. The parties have determined that no waiting period under the Hart-Scott-Rodino Antitrust Improvements Act is required in order to consummate the Private Placement. The condition related to the completion of the first drilling phase of the Oyo-7 well has been satisfied. Each of the other conditions described above is waivable by the parties if permitted by applicable law except that for purposes of fulfilling the conditions precedent to the Transfer Agreement, the condition that the Minority Stockholders approve the Share Purchase Agreement and the transactions contemplated thereby may not be waived. We will also not be permitted to waive the closing condition for stockholder approval of the issuance of the Company’s common stock as part of the Private Placement because of the applicable rules of the NYSE MKT. We expect the conditions to the First Closing to be satisfied prior to the First Closing and the conditions to the Second Closing to be satisfied prior to the Second Closing, but we may waive an unsatisfied condition to the extent permitted. We will not resolicit stockholders’ approval of Proposal No. 2 in the event a condition to closing is waived.

The parties may terminate the Share Purchase Agreement (a) by mutual written consent; (b) if the First Closing or the Second Closing has not been consummated on or before March 31, 2014; (c) if a court or other governmental authority has issued a final, non-appealable order prohibiting the consummation of the Private Placement; (d) if the required vote of our stockholders to approve the proposals contained in this proxy statement is not obtained; or (e) due to material breaches of the parties’ representations, warranties or obligations.

PIC Registration Rights Agreement. Upon the First Closing of the Private Placement, we and PIC will enter into the PIC Registration Rights Agreement pursuant to which we will agree to, within 60 days of the Second

Closing, (a) prepare and file with the SEC a registration statement with respect to the securities issued to PIC under the Share Purchase Agreement (the “PIC Registrable Securities”) that would permit the PIC Registrable Securities to be resold in registered transactions and (b) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while PIC and its affiliates hold PIC Registrable Securities. In addition, under certain circumstances, the PIC Registration Rights Agreement permits PIC to demand or participate in an underwritten public offering of common stock by us. The registration rights granted to PIC are comparable to the registration rights granted to Allied under the Allied Registration Rights Agreement.

PIC Stockholder Agreement. Upon the First Closing, we and PIC will enter into the PIC Stockholder Agreement, pursuant to which PIC will have the right to nominate up to one individual to serve on our board, subject to PIC continuing to hold at least 20% of the Company’s issued and outstanding shares of common stock. To maintain the current board and to honor the company’s obligations under the PIC Stockholder Agreement, the Company will be required to increase the number of members serving on our board by one person. The board has already approved this increase subject to the closing of the Acquisition and the First Closing.

Section 203 of the General Corporation Law of the State of Delaware. Our Amended and Restated Certificate of Incorporation includes a waiver of the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203). The effect of this waiver is that the supermajority stockholder vote requirement found in Section 203 of the DGCL is inapplicable to business combinations and certain other transactions between us and PIC as an “interested stockholder,” which PIC will become as a result of the shares of our common stock that it will receive in the Private Placement.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2013:

•	On an actual basis;

•	On a pro forma combined, as adjusted basis to give effect to the Stock Dividend, the Acquisition and the Private Placement as though the closing of the Acquisition and the First Closing and the Second Closing had occurred on such date, including the issuance and sale of 376,884,422 shares of common stock to PIC in exchange for $270 million, the payment by the Company to Allied of $170 million in cash, the issuance of 497,454,857 shares of our common stock to Allied and the issuance of the $50 million Convertible Subordinated Note to Allied; and

•	On a pro forma combined, as further adjusted basis to give effect to the potential conversion of only the principal amount outstanding under the Convertible Subordinated Note into 69,793,411 shares of common stock, as though such conversion had occurred on such date.

This table is unaudited and should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” and our consolidated financial statements and the notes thereto, which are included elsewhere in this proxy statement or incorporated by reference herein.

	As of September 30, 2013 (in thousands)
	Actual	Pro Forma Combined, As Adjusted	Pro Forma Combined, as Further Adjusted for Potential Conversion
Cash and cash equivalents	$435	$100,435	$100,435

Debt
Existing Promissory Note	$11,683	$11,683	$11,683
Convertible Subordinated Note	—	50,000	—

Total debt	11,683	61,683	11,683
Stockholders’ equity
Common stock, $0.001 par value	157	534	604
Paid-in capital	464,268	939,020	988,950
Accumulated deficit	(292,834)	(530,880)	(530,880)
Accumulated other comprehensive income	224	224	224

Total stockholders’ equity	171,815	408,898	458,898

Total capitalization	$183,498	$470,581	$470,581

REVENUES AND DIRECT OPERATING EXPENSES

OF THE ASSETS TO BE ACQUIRED

Set forth on Annex A to this proxy statement are the audited statements of revenues and direct operating expenses of the oil and gas properties to be acquired from the Allied Parties for each of the two years ended December 31, 2012 and 2011, the unaudited statements of revenues and direct operating expenses for the year ended December 31, 2010 and the unaudited interim statements of revenues and direct operating expenses for the nine month periods ended September 30, 2013 and 2012. Complete financial and operating information related to the properties, including balance sheet and cash flow information, are not presented because the properties were not maintained separately in the accounting records of Allied or CINL, and therefore the assets, liabilities, indirect operating costs and other expenses applicable to the operations were not segregated. The statements of revenues and direct operating expenses for the year ended December 31, 2010 are presented as unaudited because such information has not previously been audited and the Company, as a smaller reporting company, is only required to present two years of audited financial information of the oil and gas properties to be acquired from the Allied Parties.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Set forth on Annex B to this proxy statement are the unaudited pro forma condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2013 and for the year ended December 31, 2012, which have been prepared by our management and are derived from (a) our audited consolidated financial statements as of and for the year ended December 31, 2012 included in our Annual Report on Form 10-K; (b) our unaudited consolidated financial statements as of and for the nine months ended September 30, 2013 included in our Quarterly Report on Form 10-Q for the period then ended; (c) the audited statements of revenues and direct operating expenses of the properties being acquired from the Allied Parties for the year ended December 31, 2012 included in Annex A to this proxy statement; and (d) the unaudited statements of revenues and direct operating expenses of the properties being acquired from the Allied Parties for the nine months ended September 30, 2013 included in Annex A to this proxy statement.

PROPOSAL NO. 1

APPROVAL OF, IN ACCORDANCE WITH THE TRANSFER AGREEMENT AND THE RULES OF THE NYSE MKT, THE TRANSFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING (A) THE ISSUANCE TO ALLIED OF 497,454,857 SHARES OF OUR COMMON STOCK AS PARTIAL CONSIDERATION FOR THE ASSETS; (B) THE POTENTIAL ISSUANCE TO ALLIED OF UP TO 70,695,089 SHARES OF OUR COMMON STOCK, AS MAY BE ADJUSTED, UPON THE CONVERSION OF THE PRINCIPAL AMOUNT AND/OR ACCRUED AND UNPAID INTEREST, IF ANY, OUTSTANDING UNDER THE CONVERTIBLE SUBORDINATED NOTE; (C) THE POTENTIAL ISSUANCE TO ALLIED OF 118,648,869 SHARES OF OUR COMMON STOCK IN THE EVENT THAT PIC FAILS TO PERFORM ITS OBLIGATION TO PAY $135 MILLION AT THE SECOND CLOSING; (D) THE POTENTIAL ISSUANCE TO ALLIED OF UP TO $50 MILLION IN SHARES OF OUR COMMON STOCK AS MILESTONE PAYMENTS IN LIEU OF CASH; AND (E) THE POTENTIAL ISSUANCE TO ALLIED OF UP TO 13,958,682 SHARES OF OUR COMMON STOCK TO PAY LIQUIDATED DAMAGES IN LIEU OF CASH UNDER THE ALLIED REGISTRATION RIGHTS AGREEMENT

Our board has determined that this proposal is in our and our stockholders’ best interests and further directed that Proposal No. 1 be submitted for consideration by our stockholders at the special meeting.

General

On November 19, 2013, we entered into the Transfer Agreement with the Allied Parties, pursuant to which we agreed to acquire, through CPL, the Assets. Under the Transfer Agreement, we agreed to pay consideration in the form of $170 million in cash, 497,454,857 shares of our common stock and the $50 million subordinated promissory note that is convertible into shares of our common stock.

Pursuant to the Convertible Subordinated Note, Allied may elect to convert all or any portion of the principal amount and/or any accrued and unpaid interest under the Convertible Subordinated Note into shares of our common stock at an initial conversion price of $0.7164 per share, subject to customary anti-dilution adjustments. As interest on the Convertible Subordinated Note will accrue at a rate per annum equal to one-month LIBOR plus 5%, we are seeking stockholder approval to issue to Allied an estimated 70,695,089 shares of our common stock, which consists of 69,793,411 shares issuable upon conversion of the $50 million principal amount of the Convertible Subordinated Note plus an estimated 901,678 shares issuable upon conversion of one full accrued and unpaid quarterly interest payment using the one-month LIBOR rate of 0.1677% on December 31, 2013. If future LIBOR rates or our failure to timely pay interest on the Convertible Subordinated Note when due were to result in the estimated 901,678 shares of our common stock being insufficient to meet the equivalent value of accrued and unpaid interest on the Convertible Subordinated Note at the date of any conversion, then we will pay the balance of accrued and unpaid interest in cash or seek further stockholder approval for the issuance of additional shares at that time.

The Company’s ability to pay the $170 million in cash consideration to Allied is contingent upon the successful completion of the Private Placement with PIC. The Transfer Agreement contains a provision to the effect that, in the event of a failure by PIC to perform its obligation to pay $135 million for shares of the Company’s common stock at the Second Closing, Allied may require the Company to assign to Allied the Company’s right to enforce performance of PIC’s obligations with respect to the Second Closing insofar as such obligations pertain to the Deferred Cash Consideration. If the Share Purchase Agreement is terminated prior to the completion of the Second Closing, the Company may satisfy its obligations to the Allied Parties with respect to payment of the Deferred Cash Consideration by issuing to Allied an aggregate of 118,648, 869 shares of the Company’s common stock.

We have also agreed under the Transfer Agreement to make certain Milestone Payments to Allied totaling up to $50 million upon reaching certain milestones relating to exploration and production activities within the area of the OMLs that is outside of the Oyo Field. Upon Allied’s election, or in the event the payment of any Milestone Payment in cash would materially adversely affect the Company’s working capital position or its ability to carry out its capital or then established regular cash dividend programs, our obligation to pay Milestone Payments may be fulfilled by the issuance by us to Allied of shares of our common stock of equivalent value to the Milestone Payment then due instead of paying cash to satisfy the obligation. As the number of any future issuance of shares of our common stock as a Milestone Payment would be based on a volume-weighted average price formula in the Transfer Agreement, we are seeking stockholder approval for the issuance of an indeterminate number of shares of common stock to meet our obligation to pay an aggregate of up to $50 million to Allied in potential Milestone Payments. Using a stock price of $1.48 per share, which was the closing price for our common stock on December 31, 2013, an obligation to issue common stock to satisfy $50 million worth of Milestone Payments would require us to issue 33,783,783 shares of our common stock to Allied. However, if our future stock price were to decrease, we could be required to issue substantially more than 33,783,783 shares of our common stock to Allied to satisfy our obligations to make Milestone Payments.

If we fail to meet our obligations under the Allied Registration Rights Agreement, we may be liable to Allied for liquidated damages in an amount up to $10 million. Allied may elect to receive the value of any such liquidated damages in the form of shares of our common stock. The determination of the number of any of our shares of our common stock to be issued as liquidated damages under the Allied Registration Rights Agreement is based on a valuation price of $0.7164 per share, which results in a maximum number of 13,958,682 shares of our common stock being potentially issuable for this purpose.

The Transfer Agreement and the transactions contemplated thereunder, including the Allied Registration Rights Agreement, are more fully described under “The Transactions.”

Stockholder Approval of the Transfer Agreement

Because Dr. Lawal, the Company’s CEO and Chairman, owns an indirect interest in and may be deemed to control CEHL, and thus indirectly Allied and the Assets, and because CEHL owns approximately 57% of the Company’s common stock, the Transfer Agreement contains a non-waivable condition requiring the “majority-of-minority” approval of Proposal No. 1.

NYSE MKT Requirements

Our common stock is listed on NYSE MKT and as a result, we are subject to the NYSE MKT rules and regulations. Section 712(a) of the NYSE MKT Company Guide requires stockholder approval as a prerequisite to approval by the NYSE MKT of any listing of additional shares to be issued as consideration for an acquisition of the assets of another company when (a) any director, officer or 5% or greater stockholder of the Company has a 5% or greater interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the Acquisition and (b) the potential issuance of our common stock in connection with the Acquisition would result in an increase in our outstanding common stock of 5% or more. Dr. Kase Lawal is a director, officer and indirectly a greater than 5% stockholder of the Company. Dr. Lawal also has a greater than 5% indirect interest in both the Assets to be acquired and in the consideration to be paid. The issuance of our common stock to Allied in connection with the Acquisition would result in an increase in our outstanding common stock of 5% or more.

We are proposing to issue to Allied 497,454,857 shares of our common stock as partial consideration for the Assets. Additionally, there are several other scenarios under which we may be required to issue additional shares of our common stock to Allied: (a) if Allied elects to convert into common stock the entire balance of outstanding principal and accrued and unpaid interest, if any, under the Convertible Subordinated Note that will be issued as partial consideration for the Assets, we may be required to issue up to 70,695,089 shares of our common stock, as may be adjusted, to Allied; (b) if PIC fails to perform its obligation to pay $135 million at the

Second Closing (and as a result, PIC would not receive 188,442,211 shares of our common stock), Allied may require us to issue 118,648, 869 shares of our common stock as partial consideration for the Assets if we are unable to make the $85 million Deferred Cash Consideration payment in cash; (c) if Allied makes an election to receive a Milestone Payment in shares of our common stock instead of cash, or if the payment of any Milestone Payment in cash would materially adversely affect the Company’s working capital position, or its ability to carry out its capital or then established regular cash dividend programs, we could be required to issue up to $50 million worth of our common stock based on a volume-weighted average price formula in the Transfer Agreement; and (d) if we fail to fulfill certain obligations to timely register shares of our common stock issued to Allied pursuant to the Allied Registration Rights Agreement, we could be required to issue 13,958,682 shares of our common stock to Allied as liquidated damages.

We do not expect to make all of the potential issuances of shares described in the preceding paragraph. However, we believe the NYSE MKT will aggregate such potential issuances, if they were to occur, and consider each to be part of one larger issuance that exceeds 5% of the number of shares of our common stock outstanding before such issuance. Because such larger issuance would require stockholder approval under the rules of the NYSE MKT, each of the individual issuances, if they were to occur, would require stockholder approval, even if such individual issuance were below the 5% limit. Accordingly, at the special meeting, we are asking holders of shares of our common stock to consider and vote on this proposal, which includes approval of each of such issuances.

Additionally, we have estimated the number of shares that would potentially be issued to Allied upon conversion of accrued and unpaid interest under the Convertible Subordinated Note. If we fail to be current in our interest payment obligations under the Convertible Subordinated Note, our estimate of the issuance of common stock may be insufficient to meet our obligations to Allied and we may be required to pay cash to fulfill such obligation or seek further stockholder approval for the issuance of additional shares at that time.

Reasons for the Acquisition; Recommendation of the Board

Our board recommends that the stockholders vote “FOR” Proposal No. 1. In reaching its decision to approve the Acquisition and recommend that our stockholders approve the Acquisition, our board considered a number of factors, which are further described in “Special Factors — Reasons for the Proposed Transactions; Factors Considered; Recommendations of the Special Committee and of the Board,” including its belief that completing the Acquisition will further our strategic objective to significantly increase our scale of operations in Sub-Saharan Africa, consolidate our ownership in core focus areas of operations, expand our participation in future production from our exploration and development programs and increase current reserves and production. In addition, our board expects that we will continue to benefit from our positive relationship with Allied through Allied’s significant shareholding position in the Company.

Our board also considered the factors described in “— Certain Effects of Proposal No. 1” below. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, our board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Acquisition and to recommend that our stockholders approve Proposal No. 1. In addition, individual members of the board may have given differing weights to different factors. The board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors.

Regulatory and Other Approvals Required for the Acquisition

There are no governmental or regulatory approvals required for the Acquisition. Allied will continue to hold the OMLs as an indigenous company under Nigeria’s Petroleum Act, Cap P10 Laws of the Federation, 2004 (the “Petroleum Act”). Pursuant to the Transfer Agreement, Allied is required to maintain its indigenous status under the Petroleum Act and other relevant laws and regulations and to refrain from undertaking any action that could impact its ability to continue to hold the OMLs. For additional information on Allied’s post-closing obligations with respect to the Acquisition, see “ The Transactions — The Acquisition — Post-Closing Obligations.”

Status of Shares Issued in the Acquisition

The shares of our common stock issued to Allied pursuant to the Acquisition will not be registered under the Securities Act in reliance on an exemption from registration under Section 4(2) of the Securities Act for the issuance of shares not involving a public offering, and Rule 506 of Regulation D promulgated thereunder. Accordingly, SEC rules provide that the shares may not be resold in the public market for at least six months after the Acquisition. Thereafter, (a) any sales of those shares in the public market by a shareholder who is a director, executive officer or controlling stockholder of the Company (including Dr. Lawal) will be subject to public availability of certain financial and other information about us, and the volume and manner of sale limitations in SEC Rule 144, and (b) sales by non-affiliates will be subject for six months to our having made certain financial and other information publicly available, but to no further restrictions after six months. However, the Company has agreed to enter into the Allied Registration Rights Agreement upon the closing of the Acquisition that will require the Company to file a registration statement with the SEC covering the shares of common stock issued or issuable to Allied within 60 days following the Second Closing. If and when such registration statement becomes effective, Allied will be free to resell its shares to the public market in any amount at any time.

Interests of Certain Persons

Dr. Kase Lawal, the Company’s Chief Executive Officer and Chairman of the Board, is a director of each of CINL and Allied. Dr. Lawal also directly owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CEHL. Allied and CINL are each wholly owned subsidiaries of CEHL. As a result, Dr. Lawal may be deemed to have an indirect material interest in the transactions contemplated by the Transfer Agreement. Dr. Lawal recused himself from participating in the consideration and approval by the Company’s board of such transactions. The Company, its officers, directors, certain principal stockholders, and other affiliates, and CEHL are parties to the Transactions or have other relationships described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other filings with the SEC.

As of January 3, 2014, the record date for the special meeting, our board members and executive officers beneficially owned shares of our common stock as reflected below in the table under “Stock Ownership of Directors and Executive Officers.”

For information regarding the special committee process, see “Special Factors — Background to the Transactions.”

Intercompany Agreements

The Company, along with CPL, is party to the Non-Oyo Purchase Agreement with the Allied Parties under which the Company agreed to make certain payments aggregating $55 million to the Allied Parties upon reaching certain milestones relating to exploration and production activities within the area of the OMLs that is outside of the Oyo Field. Subject to the closing of the Acquisition, the Non-Oyo Purchase Agreement will be terminated, all milestones thereunder will be deemed to be completed and the parties will mutually release each other from all obligations under the Non-Oyo Purchase Agreement. As consideration for such termination and mutual release, the Company has agreed to make two $25 million Milestone Payments to Allied within 15 days of the occurrence of each of the following events after the closing of the Acquisition: (a) the approval of a development plan by the Nigerian Department of Petroleum Resources with respect to the first new discovery of hydrocarbons in an area outside of the Oyo Field of the OMLs and (b) the commencement of the first hydrocarbon production outside of the Oyo Field in commercial quantities. Allied may elect to receive each of the $25 million Milestone Payments in shares of the Company’s common stock with an equivalent value instead of in cash. Allied will be deemed to have elected to receive shares of common stock in lieu of cash to the extent payment of the Milestone Payments in cash would materially adversely affect the Company’s working capital position, or its ability to carry out its capital or then established regular cash dividend programs.

CPL is also party to the Technical Services Agreement under which CPL provides Allied with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. For the year ended December 31, 2013, we have recognized approximately $1,830,623 million of billings under the Technical Services Agreement, which will be terminated as of the closing of the Acquisition.

Certain Effects of Proposal No. 1

While our board believes that Proposal No. 1 is advisable and in the best interests of the Company and our stockholders, you should consider the following factors, together with the other information included in this proxy statement, in evaluating this proposal.

Majority Stockholder. If our stockholders approve Proposal No. 1, they are approving at least one, and potentially as many as five, issuances of stock to Allied or its designees. First, assuming fulfillment of the other conditions to closing contained in the Transfer Agreement, we fully intend to issue 497,454,857 shares of our common stock to Allied or its designees as partial consideration for the Assets. Second, as additional consideration for the Assets, we are required by the Transfer Agreement to issue to Allied the Convertible Subordinated Note for $50 million under which all outstanding principal and accrued interest may be convertible into shares of our common stock. Third, in the event that PIC fails to perform its obligation to pay $135 million at the Second Closing (and as a result, PIC would not receive 188,442,211 shares of our common stock), Allied may elect to receive 118,648,869 shares of our common stock as consideration for the Assets in lieu of the $85 million Deferred Cash Consideration cash payment that we would be required to make within two business days following the Second Closing as required by the Transfer Agreement. Fourth, if Allied makes an election to receive a Milestone Payment in shares of our common stock instead of cash, or if the payment of any Milestone Payment in cash would materially adversely affect the Company’s working capital position, or its ability to carry out its capital or then established regular cash dividend programs, we could be required to issue up to $50 million worth of our common stock based on a volume-weighted average price formula in the Transfer Agreement. Fifth, if we fail to fulfill certain obligations to timely register shares of our common stock issued to Allied pursuant to the Allied Registration Rights Agreement, we could be required to issue up to 13,958,682 shares of our common stock as liquidated damages.

Following completion of the Acquisition, the Private Placement and the Stock Dividend, we expect to have approximately 1,261,240,298 shares of common stock outstanding, with Allied, CEHL and Dr. Lawal and members of his family owning 57.1%, PIC owning 29.9% and the Company’s remaining stockholders owning approximately 13.0% of the outstanding common stock of the Company. We may also be required to make the following additional issuances of our common stock to Allied: (a) up to 70,695,089 shares, as may be adjusted, upon the conversion of the principal amount and/or accrued and unpaid interest, if any, outstanding under the Convertible Subordinated Note; (b) 118,648,869 shares in the event in the event that PIC fails to perform its obligation to pay $135 million at the Second Closing (and as a result, PIC would not receive 188,442,211 shares of our common stock); (c) up to $50 million in shares of common stock as Milestone Payments; or (d) up to 13,958,682 shares to pay liquidated damages for our failure to timely register shares under the Allied Registration Rights Agreement.

CEHL is currently our majority stockholder. Because Allied is a wholly owned subsidiary of CEHL, CEHL will continue to beneficially own a majority of our common stock and will have the ability to decide, or to block, most matters submitted to our stockholders for a vote. If CEHL opposes a matter requiring stockholder approval, unless otherwise agreed to by CEHL, the vote of the remaining stockholders in favor of any action will be insufficient in order for it to pass.

Possible Effect on Market Price. Upon completion of the Acquisition, we will enter into the Allied Registration Rights Agreement with Allied with respect to Allied Registrable Securities. The agreement provides for customary registration rights, including shelf registration rights and “piggy-back” registration rights. The agreement requires us to file a shelf registration statement that would permit some or all of the Registrable Securities to be sold to the public within 60 days of the Second Closing and to use our commercially reasonable efforts to keep such shelf registration statement effective. In addition, under certain circumstances, the agreement permits Allied to demand or participate in an underwritten public offering of common stock by us. These registration rights will facilitate the resale of the shares of our common stock into the public market and, if Allied sells shares, increase the number of shares of common stock available for public trading. The potential that Allied would resell the shares of our common stock issued to it could create a market overhang that could exert downward pressure on the market price of our common stock.

Possible Limitation on use of Net Operating Loss Carry-forwards. Our ability to use our net operating loss carry-forwards (“NOLs”) may be limited if, as we expect, the Acquisition and the Private Placement result in an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended. It is also possible that a portion of our tax basis deductions would be limited if such an ownership change were to occur. For 2012 tax reporting purposes, we had approximately $46.7 million of federal NOLs available to offset future taxable income. The use of a portion of those NOLs is already limited under Section 382 as a result of “ownership changes” that previously occurred. If there is an ownership change as a result of the Acquisition and the Private Placement, our future period tax liability could be greater than it would otherwise have been in the absence of such ownership change and, accordingly, could adversely impact our future period cash flows. Limitations pertaining to the use of our NOLs could also result in the statutory expiration of a portion of those NOLs prior to use.

Potential Consequences if Proposal No. 1 is Not Approved

If stockholder approval is not obtained for Proposal No. 1, we will not be able to consummate the Acquisition. In addition, the Private Placement is conditioned upon the concurrent completion of the Acquisition.

Notwithstanding the Acquisition, the implementation of our business strategy will require significant expenditures for the year 2014 and beyond. Our capital spending will continue to be driven by exploration and development opportunities and managed based on market conditions. We will require significant capital to further evaluate and develop certain of our prospects and to fund our ongoing exploration and development program. The income generated from the Assets to be acquired in the Acquisition will not be available to us if stockholder approval is not obtained for Proposal No. 1. Additionally, PIC may opt not to close the Private Placement, and it may be necessary for us to seek alternative financing, which we may be unable to obtain or which may be obtained on terms less favorable to us than the Private Placement.

Appraisal Rights

Under Delaware law, our stockholders will not have appraisal rights in connection with the any issuance of shares of our common stock to Allied as described in Proposal No. 1.

Vote Required for Approval

The Transfer Agreement requires approval of Proposal No. 1 by a “majority-of-minority”. As of January 3, 2014, the record date for the special meeting, we had 158,904,641 shares of common stock outstanding, with CEHL and its affiliates, including Dr. Lawal and members of his family, holding approximately 57.5% of our outstanding common stock and our Minority Stockholders holding approximately 42.5% of our outstanding common stock. Accordingly, for the “majority-of-minority” requirement to be satisfied, 33,807,354 shares (representing a majority of the outstanding 67,614,706 shares held by our Minority Stockholders) of common stock held by our Minority Stockholders, or approximately 21.3% of all of the Company’s outstanding shares of common stock, must vote in favor of Proposal No. 1. Abstentions and broker non-votes will have the same effect as a vote against Proposal No. 1.

Other stockholder approval requirements of the NYSE MKT regarding the approval by a majority of all outstanding shares (or by a majority of all shares voting at the meeting) also apply, but those stockholder approvals are assured because CEHL, the Company’s majority stockholder, has agreed in the Transfer Agreement to vote all of its shares, approximately 57% of the outstanding shares that will be eligible to vote, in favor of each of the proposals. Pursuant to Section 710 of the NYSE MKT Company Guide, approval of Proposal No. 1 requires the affirmative vote of the holders of our common stock representing a majority of the votes cast at the special meeting, provided that a quorum has been reached in accordance with our bylaws. Our bylaws stipulate that a quorum has been reached when the holders of a majority in voting power of all of the then outstanding shares of our capital stock entitled to be voted at a meeting of the stockholders are represented at the meeting in person or by proxy.

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 1.

PROPOSAL NO. 2

APPROVAL OF, IN ACCORDANCE WITH THE TRANSFER AGREEMENT AND THE RULES OF THE NYSE MKT, THE SHARE PURCHASE AGREEMENT, EFFECTIVE AS OF NOVEMBER 18, 2013, WITH PIC, AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE ISSUANCE TO PIC OF 376,884,422 SHARES OF OUR COMMON STOCK IN A PRIVATE PLACEMENT FOR $270 MILLION IN CASH AND THE POTENTIAL ISSUANCE TO PIC OF UP TO 13,958,682 SHARES OF OUR COMMON STOCK TO PAY LIQUIDATED DAMAGES UNDER THE PIC REGISTRATION RIGHTS AGREEMENT

Our board has determined that this proposal is in our and our stockholders’ best interests and further directed that Proposal No. 2 be submitted for consideration by our stockholders at the special meeting.

General

On November 18, 2013, we entered into the Share Purchase Agreement with PIC, pursuant to which we have agreed to sell and PIC has agreed to purchase 376,884,422 shares of our common stock for an aggregate purchase price of $270 million in a private placement. The Private Placement will be completed in two equal installments. The first installment of $135 million in exchange for 188,442,211 shares of the Company’s common stock, or the First Closing, will be due at the closing of the Acquisition, which is more fully described above under “The Transactions.” The second installment of $135 million in exchange for 188,442,211 shares of the Company’s common stock, or the Second Closing, will be due on the later of (a) 90 days after the First Closing and (b) as soon as practicable after the conditions precedent to the Second Closing are satisfied.

Additionally, if we fail to meet our obligations under the PIC Registration Rights Agreement, we may be liable to PIC for liquidated damages in an amount up to $10 million. PIC may elect to receive the value of any such liquidated damages in the form of shares of our common stock. The determination of the number of any of our shares of our common stock to be issued as liquidated damages under the PIC Registration Rights Agreement is based on a valuation price of $0.7164 per share, which results in a maximum number of 13,958,682 shares of our common stock being issuable for this purpose.

As described in more detail below, we are asking our stockholders to approve, in accordance with the Transfer Agreement and the NYSE MKT Company Guide, the Share Purchase Agreement and the issuance of 376,884,422 shares of our common stock pursuant to the terms of the Share Purchase Agreement, and the potential issuance of up to 13,958,682 shares of our common stock to pay liquidated damages under the PIC Registration Rights Agreement.

Stockholder Approval of the Share Purchase Agreement

Because Dr. Lawal, the Company’s CEO and Chairman, owns an indirect interest in and may be deemed to control CEHL, and thus indirectly Allied and the Assets, and because CEHL owns approximately 57% of the Company’s common stock, the Transfer Agreement contains a non-waivable condition requiring the “majority-of-minority” approval of Proposal No. 2.

NYSE MKT Requirements

Our common stock is listed on, and we are subject to the rules and regulations of, the NYSE MKT. The NYSE MKT Company Guide requires stockholder approval as a prerequisite to approval of listing of any issuance of common stock in any transaction if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock.

We are proposing to issue to PIC 376,884,422 million shares of our common stock, which exceeds 20% of the number of shares of our common stock outstanding before the issuance. If we are required to issue additional shares of our common stock under the PIC Registration Rights Agreement to pay liquidated damages, we believe the NYSE MKT may aggregate such issuance with the issuance under the Private Placement and consider it to be part of one larger issuance that exceeds 20% of the number of shares of our common stock outstanding before such issuance. Because such larger issuance would require stockholder approval under the rules of the NYSE MKT, the issuance of shares of our common stock to pay liquidated damages under the PIC Registration Rights Agreement, if it were to occur, may require stockholder approval even if such issuance for liquidated damages were to individually fall under the 20% threshold. Accordingly, at the special meeting, holders of shares of our common stock are being asked to consider and vote on this proposal.

Status of Shares Issued in the PIC Issuance

The shares of our common stock issued to PIC pursuant to the Share Purchase Agreement or the PIC Registration Rights Agreement will not be registered under the Securities Act in reliance on an exemption from registration under Section 4(2) of the Securities Act for the issuance of shares not involving a public offering and Rule 506 of Regulation D promulgated thereunder and pursuant to Regulation S for offshore transactions involving non-U.S. persons. Accordingly, SEC rules provide that the shares may not be resold in the public market for at least six months after the Acquisition. Thereafter, (a) any sales of those shares in the public market by a shareholder who is a director, executive officer or controlling shareholder of the Company (including PIC) will be subject to public availability of certain financial and other information about us, and the volume and manner of sale limitations in SEC Rule 144 and (b) sales by non-affiliates will be subject for six months to our having made certain financial and other information publicly available, but to no further restrictions after six months.

Interests of Certain Persons

Dr. Kase Lawal, the Company’s Chief Executive Officer and Chairman of the Board, is a director of each of CINL and Allied. Dr. Lawal also directly owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CEHL. Allied and CINL are each wholly owned subsidiaries of CEHL. As a result, Dr. Lawal may be deemed to have an indirect material interest in the transactions contemplated by the Share Purchase Agreement. Dr. Lawal recused himself from participating in the consideration and approval by the Company’s board of such transactions. The Company, its officers, directors, certain principal stockholders, and other affiliates, and CEHL are parties to the Transactions or have the other relationships described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other filings with the SEC.

As of January 3, 2014, the record date for the special meeting, our board members and executive officers beneficially owned shares of our common stock as reflected below in the table under “Stock Ownership of Directors and Executive Officers.”

Certain Effects of Proposal No. 2

Possible Effect on Market Price. Upon completion of the Private Placement, we will enter into the PIC Registration Rights Agreement with PIC with respect to PIC Registrable Securities. The agreement provides for customary registration rights, including shelf registration rights and “piggy-back” registration rights. The agreement requires us to file a shelf registration statement that would permit some or all of the Registrable Securities to be sold to the public within 60 days of the Second Closing and to use our commercially reasonable efforts to keep such shelf registration statement effective. In addition, under certain circumstances, the agreements permit PIC to demand or participate in an underwritten public offering of common stock by us. These registration rights will facilitate the resale of the shares of our common stock into the public market and, if PIC sells shares, increase the number of shares of common stock available for public trading. The potential that PIC would resell the shares of our common stock issued to it could create a market overhang that could exert downward pressure on the market price of our common stock.

Potential Consequences if Proposal No. 2 is Not Approved

If stockholder approval is not obtained for Proposal No. 2, the Acquisition will not be consummated.

Appraisal Rights

Under Delaware law, our stockholders will not have appraisal rights in connection with the Private Placement.

Vote Required for Approval

The Transfer Agreement requires approval of Proposal No. 2 by a “majority-of-minority”. As of January 3, 2014, the record date for the special meeting, we had 158,904,641 shares of common stock outstanding, with CEHL and its affiliates, including Dr. Lawal and members of his family, holding approximately 57.5% of our outstanding common stock and our Minority Stockholders holding approximately 42.5% of our outstanding common stock. Accordingly, for the “majority-of-minority” requirement to be satisfied, 33,807,354 shares (representing a majority of the outstanding 67,614,706 shares held by our Minority Stockholders) of common stock held by our Minority Stockholders, or approximately 21.3% of all of the Company’s outstanding shares of common stock, must vote in favor of Proposal No. 2. Abstentions and broker non-votes will have the same effect as a vote against Proposal No. 2.

Other stockholder approval requirements of the NYSE MKT regarding the approval by a majority of all outstanding shares (or by a majority of all shares voting at the meeting) also apply, but those stockholder approvals are assured because CEHL, the Company’s majority stockholder, has agreed in the Transfer Agreement to vote all of its shares, approximately 57% of the outstanding shares that will be eligible to vote, in favor of each of the proposals. Pursuant to Section 710 of the NYSE MKT Company Guide, approval of Proposal No. 2 requires the affirmative vote of the holders of our common stock representing a majority of the votes cast at the special meeting, provided that a quorum has been reached in accordance with our bylaws. Our bylaws stipulate that a quorum has been reached when the holders of a majority in voting power of all of the then outstanding shares of our capital stock entitled to be voted at a meeting of the stockholders are represented at the meeting in person or by proxy.

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 2.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT OF ARTICLE IV OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK FROM 300,000,000 SHARES TO 2,500,000,000 SHARES.

Our board has determined that this proposal is in our and our stockholders’ best interests and further directed that Proposal No. 3 be submitted for consideration by our stockholders at the special meeting.

General

Our board has adopted a resolution approving and recommending to the stockholders for their approval of the Certificate Amendment, which will amend Article IV of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 2,200,000,000 shares to an aggregate of 2,500,000,000 authorized shares of common stock.

The form of the Certificate Amendment is as follows:

“Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraphs:

ARTICLE IV

The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 2,500,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, $0.001 par value per share, of which thirty million (30,000,000) shares have been designated “Series A Convertible Preferred Stock.”

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized, subject to Article V, Section 6 of this Amended and Restated Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.”

Background and Reasons for Increasing the Authorized Shares of Common Stock

Currently, the total number of shares of all classes of capital stock that the Company has the authority to issue is 350,000,000, consisting of 300,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of January 3, 2013, we had 158,904,641 shares of common stock outstanding, an additional 10,871,299 shares issuable upon the exercise of stock options and warrants, and 926,423 uncommitted shares reserved under approved equity incentive plans. Upon completion of the Acquisition, the Private Placement and the Stock Dividend, we expect to be required to issue a total of 1,102,335,657 additional shares of common stock, which is greater than the number of shares available to us. We may also be required to make the following additional issuances of our common stock to Allied: (a) up to 70,695,089 shares, as may be adjusted, upon the conversion of the principal amount and/or accrued and unpaid interest, if any, outstanding under the Convertible Subordinated Note; (b) up to $50 million in shares of our common stock as Milestone Payments (equivalent to 33,783,783 shares of common stock using the closing price of $1.48 per share of our common stock on December 31, 2013); or (c) up to 13,958,682 shares to pay liquidated damages for our failure to timely register shares under the Allied

Registration Rights Agreement; and PIC may also be entitled to receive up to an additional 13,958,682 shares of our common stock as liquidated damages for our failure to timely register shares under the PIC Registration Rights Agreement. Also, the Stock Dividend will trigger anti-dilution provisions in the Company’s warrants and will require the administrator of the 2009 Plan to make anti-dilution adjustments to our outstanding options and restricted stock grants such that the Company will be required to issue up to an additional 15,598,139 shares of our common stock to the holders of options, unvested restricted stock and warrants. In sum, in connection with the Transactions and the Stock Dividend we may be called upon to issue up to a total of approximately 1,250,330,032 shares of our common stock, which exceeds the number of such shares currently available for issuance under our Amended and Restated Certificate of Incorporation.

Our board also believes that it is important for us to have available for issuance a number of authorized shares of common stock sufficient to support our growth and to provide adequate flexibility for future corporate needs. Assuming approval of this proposal, we would have 1,211,363,841 additional authorized shares available for issuance after giving effect to completion of the Transactions and payment of the Stock Dividend (1,078,967,605 additional authorized shares if we are required to issue additional shares to Allied upon conversion of the Convertible Subordinated Note, as Milestone Payments and as liquidated damages under the Allied Registration Rights Agreement and to PIC as liquidated damages under the PIC Registration Rights Agreement). Such additional authorized shares could be issued from time to time at the discretion of the board without further stockholder action, except as may be required for a particular transaction by law, the rules of the NYSE MKT or other agreements and restrictions, including restrictions pursuant to the terms of any preferred stock we might issue in the future. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock splits or issuances under current and any future stock incentive plans approved by our stockholders, pursuant to which we may provide equity incentives to employees, officers and directors.

Our board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Certain Effects of Proposal No. 3

If the stockholders approve the increase of the Company’s authorized common stock under this proposal, we will have an estimated 1,211,363,841 shares of authorized common stock available for issuance after giving effect to completion of the Transactions and payment of the Stock Dividend, which shares will not have been reserved for any other purpose (an estimated 1,078,967,605 additional authorized shares if we are required to issue additional shares to Allied upon conversion of the Convertible Subordinated Note, as Milestone Payments and as liquidated damages under the Allied Registration Rights Agreement and to PIC as liquidated damages under the PIC Registration Rights Agreement). The additional shares of common stock authorized by the amendment that are not reserved for other purposes may be issued periodically on authorization by our board, without further approval by the stockholders, unless such authorization is required by applicable law, the rules of the NYSE MKT or other agreements or restrictions, including restrictions pursuant to the terms of any preferred stock we might issue in the future. Shares of common stock may be issued for such consideration as our board may determine, and as may be permitted by applicable law. Other than as described above in connection with the Transactions, we do not have any present plan, understanding, arrangement, commitment or agreement regarding the issuance of any of the shares of common stock included in the proposed increase. However, issuances of our authorized shares of common stock in the future will dilute stockholders’ percentage ownership in the Company and may dilute the value of current stockholders’ shares. Also, although not a factor in the decision by our board to increase our authorized capital stock, one of the effects of such increase may be to enable the board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of then present management. The proposed Certificate Amendment does not change the terms of our common stock.

Potential Consequences if Proposal No. 3 is Not Approved

If stockholder approval is not obtained for Proposal No. 3, we will be unable to consummate either the Acquisition or the Private Placement as we will have insufficient authorized capital stock under our Amended and Restated Certificate of Incorporation to complete either transaction. Lastly, if our stockholders fail to approve this proposal, it may limit our financial flexibility, our ability to grow and our ability to attract and retain key personnel.

Appraisal Rights

Under the DGCL, our stockholders will not have appraisal rights in connection with the Certificate Amendment.

Vote Required for Approval

The Transfer Agreement requires approval of Proposal No. 3 by a “majority-of-minority”. As of January 3, 2014, the record date for the special meeting, we had 158,904,641 shares of common stock outstanding, with CEHL and its affiliates, including Dr. Lawal and members of his family, holding approximately 57.5% of our outstanding common stock and our Minority Stockholders holding approximately 42.5% of our outstanding common stock. Accordingly, for the “majority-of-minority” requirement to be satisfied, 33,807,354 shares (representing a majority of the outstanding 67,614,706 shares held by our Minority Stockholders) of common stock held by our Minority Stockholders, or approximately 21.3% of all of the Company’s outstanding shares of common stock, must vote in favor of Proposal No. 3. Abstentions and broker non-votes will have the same effect as a vote against Proposal No. 3.

Other stockholder approval requirements of Delaware corporate law regarding the approval by a majority of all outstanding shares also apply, but those stockholder approvals are assured because CEHL, the Company’s majority stockholder, has agreed in the Transfer Agreement to vote all of its shares, approximately 57% of the outstanding shares that will be eligible to vote, in favor of each of the proposals. Pursuant to Delaware corporate law, approval of Proposal No. 3 requires the affirmative vote of the holders of our common stock representing a majority of the outstanding shares of common stock eligible to vote. Our bylaws stipulate that a quorum has been reached when the holders of a majority in voting power of all of the then outstanding shares of our capital stock entitled to be voted at a meeting of the stockholders are represented at the meeting in person or by proxy.

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF AN AMENDMENT THAT INCREASES THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER OUR 2009 EQUITY INCENTIVE PLAN TO 100,000,000 SHARES

Subject to the consummation of the Acquisition, the Private Placement and the Stock Dividend, our board approved an amendment to the 2009 Plan, which increases the number of shares that may be granted during the life of the 2009 Plan to 100,000,000. Under this Proposal No. 4, the Company’s stockholders are being asked to approve the amendment. If Proposal No. 4 is not approved by the Company’s stockholders, the Company will continue to operate the 2009 Plan pursuant to its current provisions.

Summary of the 2009 Plan

The board approved and adopted the 2009 Plan on June 3, 2009 and the Company’s stockholders approved and adopted the 2009 Plan on July 21, 2009. The 2009 Plan provides for the grant of restricted stock, incentive and/or non-qualified options, and restricted stock units (“RSUs”), performance units, performance shares and stock appreciation rights (“SARs”) to employees, directors and consultants of the Company to purchase up to an aggregate of 12,000,000 shares of common stock. The purposes of the 2009 Plan are (a) to attract and retain the best available personnel for positions of substantial responsibility; (b) to provide additional incentive to employees, directors and consultants; and (c) to promote the success of the Company’s business. The 2009 Plan is administered by the compensation committee on behalf of the board which has the authority (in its capacity as “Administrator”) to determine the specific terms and conditions of all awards granted under the 2009 Plan, including, without limitation, the number of shares subject to each award, the price to be paid for the shares and the applicable vesting criteria. The Administrator has discretion to make all other determinations necessary or advisable for the administration of the 2009 Plan.

Pursuant to the 2009 Plan, the Company may from time to time grant its employees, directors and consultants restricted stock and options to purchase shares of, and SARs, RSUs, performance shares and performance units with respect to, the Company’s common stock at exercise prices determined by the board. The exercise price of incentive stock options may not be less than 100% (110% in the case of an owner of 10% or more of Company common stock) of the fair market value of common stock as of the date of grant. The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2009 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 2009 Plan at an exercise price of not less than 85% of the fair market value of the common stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year. Options may not be exercised more than 10 years after the date of grant. All stock options are non-transferable by the grantee (other than upon the grantee’s death) and may be exercised only by the optionee during his or her service to the Company as an employee, director or consultant or for a specified period of time following termination of such service. The aggregate number of shares of common stock issuable under the 2009 Plan, the number of shares of stock, options, SARs, RSUs, performance units and performance shares outstanding, and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

In general, upon the termination of service to the Company of an optionee or 2009 Plan award recipient as an employee, director or consultant, all options, shares of restricted stock, SARs, RSUs, performance shares and performance units (collectively, “2009 Plan Awards”) granted to such person that have not yet vested will immediately terminate, and those 2009 Plan Awards that have vested as of the date of termination will be exercisable for 90 days after such termination date (12 months in the case of termination by reason of death or disability).

In the event of the proposed dissolution or liquidation of the Company, the Company will notify each 2009 Plan participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, a 2009 Plan Award will terminate immediately prior to the consummation of such proposed action. In the event of a merger or change in control of the Company, any or all outstanding 2009 Plan Awards issued may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all participants. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders (after taking into account the existing provisions of the awards). The successor corporation may also issue, in place of outstanding shares of the Company held by the 2009 Plan participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event that the successor corporation does not assume or substitute for the 2009 Plan Award, unless the administrator provides otherwise, the participant will fully vest in and have the right to exercise all of his or her outstanding option awards, including shares as to which such option awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

As of January 3, 2013, options to purchase an aggregate of 5,642,767 shares of common stock and restricted stock grants of an aggregate of 5,430,810 shares of common stock had been issued under the 2009 Plan. The 2009 Plan terminates on June 3, 2019.

Future Grants

The grant of restricted stock, incentive and/or non-qualified options, RSUs, performance units, performance shares and SARs under the 2009 Plan is discretionary and we cannot determine now the number or type of restricted stock, incentive and/or non-qualified options, RSUs, performance units, performance shares and SARs to be granted in the future to any particular person or group.

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes the information as of December 31, 2012 for our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	3,128,466	$0.98	(3)	9,246,515
		$3.93	(4)

(1)	Includes the 2007 Stock Plan and the 2009 Plan.
(2)	Includes remaining warrants exercisable for 553,481 shares of common stock, originally issued in 2007 and 2010 to placement agents, for which issuance was approved by stockholders of the Company.
(3)	The weighted average exercise price of stock options.
(4)	The weighted average exercise price of stock warrants.

Reasons for and Purpose of the Amendment to the 2009 Plan

The reason for the amendment is solely to increase the shares available for issuances under the 2009 Plan in order for the Company to be able to issue additional equity incentive compensation awards under the 2009 Plan for the purpose of attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, directors and consultants, and promoting the success of the Company’s business. The 2009 Plan permits the grant of restricted stock, incentive and/or non-qualified options, RSUs, performance units, performance shares and SARs as the Administrator may determine.

The amendment would increase the number of shares that may be granted during the life of the 2009 Plan from 12,000,000 to 100,000,000 shares. Additionally, the Stock Dividend will trigger anti-dilution provisions in the Company’s outstanding warrants, and the Administrator must make anti-dilution adjustments to stock options and unvested restricted stock grants as a result of the Stock Dividend.

This proposed increase in shares authorized for issuance under the 2009 Plan puts our potential dilution at approximately 9.2% of the number of shares that will be outstanding following completion of the Acquisition, the Private Placement and the Stock Dividend.

This dilution level of 9.2% is calculated based on the following:

•	1,261,240,298 shares of common stock issued and outstanding following completion of the Acquisition, the Private Placement and the Stock Dividend;

•	10,871,299 shares issuable upon the exercise of outstanding stock options and warrants;

•	15,598,139 shares that may be issuable as a result of anti-dilution adjustments to outstanding stock options, restricted stock grants and warrants;

•	926,423 shares available for grants under existing 2009 Plan, which will not be adjusted as a result of the Stock Dividend; and

•	88,000,000 shares to be authorized under this proposed amendment.

Based on these figures, the Company’s fully-diluted outstanding share count is 1,376,636,159 shares of common stock.

The Company is asking stockholders to increase the number of shares available for grants under the 2009 Plan to a level that the Company believes will, on the basis of current assumptions, ensure that enough shares remain available for anticipated issuances under the 2009 Plan through 2015. If the Acquisition, the Private Placement and the Stock Dividend do not occur, the increase in the number of shares available for grants under the 2009 Plan described in this proposal will not occur.

Amendment of the 2009 Plan

Specifically, under this Proposal No. 4, the Company’s stockholders are being asked to approve an amendment to clause (a) of Section 3 of the 2009 Plan such that the paragraph would provide in its entirety as follows:

“Stock Subject to the Plan. Subject to the provisions of Section 13, the maximum aggregate number of Shares that may be issued under the Plan is one hundred million (100,000,000) Shares. The Shares may be authorized but unissued, or reacquired Common Stock.”

The other paragraphs of Section 3 and all other sections of the 2009 Plan would remain unchanged.

Vote Required to Approve the Amendment to the 2009 Plan

Pursuant to Section 710 of the NYSE MKT Company Guide, approval of Proposal No. 4 requires the affirmative vote of the holders of our common stock representing a majority of the votes cast at the special meeting, provided that a quorum has been reached in accordance with our bylaws. Our bylaws stipulate that a quorum has been reached when the holders of a majority in voting power of all of the then outstanding shares of our capital stock entitled to be voted at a meeting of the stockholders are represented at the meeting in person or by proxy.

Our board has approved the amendment to the 2009 Plan described in Proposal No. 4 subject to consummation of the Acquisition, the Private Placement and the Stock Dividend. Thus, if Proposal No. 4 is approved but Proposals No. 1, 2 or 3 are not approved, the Acquisition, the Private Placement and the Stock Dividend will not occur and the amendment to the 2009 Plan will not occur.

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 4.

PROPOSAL NO. 5

APPROVAL OF ANY ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT SOLICITATION OF ADDITIONAL PROXIES IN FAVOR OF PROPOSAL NO. 1, PROPOSAL NO. 2, PROPOSAL NO. 3 OR PROPOSAL NO. 4.

Our board seeks your approval to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of Proposal No. 1, Proposal No. 2, Proposal No. 3 or Proposal No. 4. If it is necessary to adjourn the special meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to our stockholders, other than an announcement made at the special meeting. Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 5.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of January 3, 2014, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding common stock; (b) each executive officer identified in the Summary Compensation Table in the Company’s definitive proxy statement filed with the SEC on April 18, 2013; (c) each of the Company’s current directors; and (d) all executive officers and current directors of the Company as a group.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned (1)		Percent of Class (2)
CAMAC Energy Holdings Limited c/o CAMAC International Corporation 1330 Post Oak Boulevard, Suite 2200 Houston, Texas 77056	89,655,711	(2)	57.1%

Dr. Kase Lukman Lawal 1330 Post Oak Boulevard, Suite 2250 Houston, Texas 77056	91,179,935	(3)	58.1%

Earl W. McNiel (5)	646,233		*
Babatunde Omidele (5)	1,219,734		*
Nicolas J. Evanoff (5)	1,180,242		*
Heidi Wong (5)	418,340		*
Dr. Lee Patrick Brown (5)	305,948		*
William J. Campbell (5)	265,678		*
J. Kent Friedman (5)	265,678		*
John Hofmeister (5)	295,948		*
Ira Wayne McConnell (5)	285,678		*
Hazel O’Leary (5)	295,948		*
All Executive Officers and Directors as a group (10 persons)	96,359,362	(4)	61.4%

*	Ownership is less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable, or exercisable within 60 days of January 3, 2014, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Includes all shares of the Company’s common stock held directly by CEHL, including all shares of the Company’s common stock indirectly held by Dr. Kase Lukman Lawal through Dr. Lawal’s 27.7% ownership in CAMAC International Limited, which entity indirectly owns 100% of CEHL as described in footnote 3 below.
(3)	Includes all shares of the Company’s common stock held directly by CEHL as described in footnote 2 above. Dr. Lawal owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CEHL Dr. Lawal disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this proxy statement shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.
(4)	Includes all shares of the Company’s common stock, immediately exercisable warrants to purchase Company common stock, and options to purchase Company common stock exercisable within 60 days of

January 3, 2014, beneficially owned or held by (a) Dr. Kase Lukman Lawal, who served as Chief Executive Officer of the Company during the last completed fiscal year and currently serves; (b) Messrs. Omidele and Evanoff, who served as executive officers of the Company during the last completed fiscal year and currently serve; (c) Mr. McNiel who served as Interim Chief Financial Officer from March 1, 2012 to February 26, 2013 and who currently serves as an executive officer; (d) Messrs. Brown, Campbell, Friedman, Hofmeister, McConnell and Ms. O’Leary, who currently serve as directors of the Company; and (e) CEHL, which is 100% indirectly owned by CAMAC International Limited, 27.7% of which is owned by Dr. Kase Lukman Lawal. Dr. Lawal disclaims beneficial ownership of the securities owned by CEHL except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all the reported shares for purposes of Section 16 or for any other purpose.
(5)	The business address of this person is 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056.

INFORMATION ABOUT THE PARTIES TO THE TRANSACTIONS

CAMAC Energy Inc.

CAMAC Energy Inc.

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

Telephone: (713) 797-2940

http://www.camacenergy.com

We are a Delaware corporation currently engaged in the exploration, development and production of oil and gas outside the United States. Our exploration and development activities are focused exclusively in Sub-Saharan Africa and our current operations are in Nigeria, Kenya and Gambia. We believe the region possesses some of the world’s most prolific and least developed petroleum systems, attractive fiscal terms, a highly competitive industry cost structure and supportive governments eager to develop their countries’ natural resources. In addition, our board and management have extensive experience in and a deep understanding of the region. Our shares are traded on the NYSE MKT under the symbol “CAK” and our principal executive offices are located in Houston, Texas. As of the date of this proxy statement, approximately 57% of our equity is owned by CEHL.

CAMAC Petroleum Limited

CAMAC Petroleum Limited

Plot 1649, Olosa Street

Victoria Island, Lagos, Nigeria

Telephone: +234.1.4603340

http://www.camacenergy.com

CPL is a Nigerian registered company that is the operating company for the Company. CPL is wholly owned by the Company.

CAMAC Energy Holdings Limited

CAMAC Energy Holdings Limited

1330 Post Oak Boulevard, Ste. 2200

Houston, Texas 77056

Telephone: (713) 965-5100

http://www.camac.com

CEHL is a company organized under the laws of the Cayman Islands and currently holds 100% of the outstanding equity in Allied and CINL, and common stock of the Company. As of the date of this proxy statement, CEHL owned approximately 57% of our common stock. Dr. Kase Lukman Lawal, the Chairman of our board and our Chief Executive Officer, owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CEHL.

Allied Energy Plc

Allied Energy Plc

Plot 1649, Olosa Street

Victoria Island, Lagos, Nigeria

Telephone: +234.1.4603357-9

http://www.camac.com

Allied is a Nigerian registered company that is focused on upstream oil and gas business in Nigeria. It owns a 97.5% participating interest in the OMLs. In 1992, Allied became the first indigenous corporation to hold interests as an operator with a Nigerian deepwater license. As a member of an international oil consortium,

Allied made the first indigenous discovery in deepwater offshore Nigeria on OPL 210 in 1995. Allied is currently working to develop the Oyo Field in OML 120. The Oyo Field is located about 75 miles off the coast of Nigeria in water depths ranging from 200 meters to 500 meters. Allied is wholly owned by CEHL.

CAMAC International (Nigeria) Limited

CAMAC International (Nigeria) Limited

Plot 1649, Olosa Street

Victoria Island, Lagos, Nigeria

Telephone: +234.1.4603340-2

http://www.camac.com

CINL is a Nigerian registered company that owns a 2.5% participating interest in the OMLs. CINL is wholly owned by CEHL.

Public Investment Corporation (SOC) Limited

Public Investment Corporation SOC Limited

Block C, Riverwalk Office Park

41 Matroosberg Road (corner of Garsfontein and Matroosberg Roads)

Ashlea Gardens Extension 6

Menlo Park, Pretoria

South Africa

www.pic.gov.za

PIC is one of the largest investment managers in Africa, managing assets of over 1.4 trillion South African Rand. PIC is wholly owned by the South African Government and invests on behalf of public sector entities, based on investment mandates set by each of these clients and approved by the South African Financial Services Board.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of the proxy statement for the special meeting will be delivered to an address where two or more stockholders reside unless we have received contrary instructions from a stockholder at the address. A separate proxy card will be delivered to each stockholder at the shared address.

If you are a stockholder who lives at a shared address and you would like additional copies of this proxy statement, or any future proxy statements, please contact us by calling or writing the Company’s Corporate Secretary at the address or telephone number below and we will promptly mail you copies:

Corporate Secretary

CAMAC Energy Inc.

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

(713) 797-2940

STOCKHOLDER PROPOSALS

If you want us to consider including a proposal in our proxy statement for our 2014 annual meeting of stockholders, you must deliver it in writing to our Corporate Secretary, CAMAC Energy Inc. at 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056 by the close of business on February 12, 2014. A proposal that is received after that date or that otherwise fails to meet the requirements for stockholder proposals established by the SEC and our bylaws will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement. If the date of next year’s annual meeting is more than 30 days before the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and send our proxy materials. Such proposals also will need to comply with Rule 14a-8 under the Exchange Act and our bylaws regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.camacenergy.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Exchange Act, we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. Information that we file subsequently with the SEC will automatically update and supersede this information.

We incorporate by reference into this proxy statement the following documents filed with the SEC, and any future documents that we file with the SEC prior to our special meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

(3)	The portions of our definitive Proxy Statement filed on April 18, 2013, incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(4)	Annex E to our definitive Proxy Statement filed on March 19, 2010;

(5)	Our Current Reports on Form 8-K filed with the SEC on March 5, 2013, May 14, 2013, September 16, 2013, November 22, 2013, December 11, 2013 and December 13, 2013; and

(6)	Our Registration Statement on Form 8-A for a description of our common stock, par value $0.01 per share, filed on November 3, 2009, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: CAMAC Energy Inc., 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056, telephone number (713) 797-2940.

This proxy statement or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the transactions discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.

ANNEX A

FINANCIAL STATEMENTS OF THE ASSETS TO BE ACQUIRED

Statements of Revenues and Direct Operating Expenses of the

Allied Energy Plc and CAMAC International (Nigeria) Limited

OML Business to be Acquired

Following are the audited statements of revenues and direct operating expenses of the oil and gas properties to be acquired from Allied for each of the two years ended December 31, 2012 and 2011, the unaudited statements of revenues and direct operating expenses for the year ended December 31, 2010 and the unaudited interim statements of revenues and direct operating expenses for the nine month periods ended September 30, 2013 and 2012. Complete financial and operating information related to the properties, including balance sheet and cash flow information, are not presented because the properties were not maintained separately in the accounting records of Allied, and therefore the assets, liabilities, indirect operating costs and other expenses applicable to the operations were not segregated. The statements of revenues and direct operating expenses for the year ended December 31, 2010 are presented as unaudited because such information has not previously been audited and the Company, as a smaller reporting company, is only required to present two years of audited financial information of the oil and gas properties to be acquired from the Allied Parties.

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE

ALLIED ENERGY PLC AND CAMAC INTERNATIONAL (NIGERIA) LIMITED

OML BUSINESS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

PERIOD ENDED SEPTEMBER 30, 2013

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Camac International Limited

Cayman Islands

and

Allied Energy Plc

Lagos, Nigeria

We have audited the accompanying statements of revenues and direct operating expenses of Allied Energy PLC and Camac International (Nigeria) Limited (collectively the Company) OML Business for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of revenue and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenue and direct expenses. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Camac Energy Inc. proxy statement filing and are not intended to be a complete financial presentation of the OML Business.

In our opinion, the accompanying statements of revenues and direct operating expenses present fairly, in material respects, the revenues and direct operating expenses of the OML Business for the years ended December 31, 2012 and 2011 in conformity with accounting principles generally accepted in the United States of America, using the basis of presentation described in Note 1.

/s/ Calvetti, Ferguson & Wagner, P.C.

December 13, 2013

Houston, Texas

ALLIED ENERGY PLC

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (AS DESCRIBED IN NOTE 1)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (UNAUDITED) AND 9 MONTHS ENDED SETPEMBER 30, 2013 AND 2012 (UNAUDITED)

(In thousands of US dollars)
	Year Ended December 31			Nine Months Ended September 30

	2012	2011	2010	2013	2012
			(Unaudited)	(Unaudited)
REVENUES	83,925	95,237	225,867	55,863	62,594
DIRECT OPERATING EXPENSES	79,987	87,660	91,353	60,966	59,085

REVENUE IN EXCESS (DEFICIT) OF DIRECT OPERATING EXPENSES	$3,938	$7,577	$134,514	$(5,103)	$3,509

The accompanying notes are an integral part of the statements of revenues and direct operating expenses

ALLIED ENERGY PLC

NOTES TO THE STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

1.	BACKGROUND AND BASIS OF PRESENTATION

On November 19, 2013, Allied Energy Plc and Camac International (Nigeria) Limited (collectively the “Company”) entered into an agreement with Camac Energy Inc. (“CEI”) and certain of its subsidiaries to transfer the petroleum operations conducted by the Company under the Production Sharing Contract (the “PSC”) setting out the terms of agreement in relation to petroleum operations in the area covered by Oil Mining Leases 120 and 121 (the “OML Business”), including the Oyo Field, located offshore Nigeria in exchange for a combination of stock, cash and a convertible subordinated promissory note. The Company will receive 497,454,857 shares of CEI’s common stock, par value $0.001 per share, one hundred seventy million dollars ($170,000,000) in cash and a fifty million dollar ($50,000,000) convertible subordinated promissory note. The consummation of the transaction is subject to the approval of CEI’s stockholders and if approved will be effective on the closing date.

The accompanying audited statements include revenues from oil production and direct lease operating expenses associated with the OML Business. For purposes of these statements, all interests identified in the agreement between the Company and CEI are included herein. Because the OML Business is not a separate legal entity, the accompanying statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the OML Business, including but not limited to, general and administrative expenses, interest expense, and income tax expense. These costs were not separately allocated to the OML Business in the accounting records of the Company. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the OML Business had it been CEI’s business due to the differing size, structure, and accounting policies of the Company and CEI. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which CEI will incur upon the allocation of the purchase price paid for the OML Business. Furthermore, no balance sheet has been presented for the OML Business because its historical costs and related working capital balances are not segregated or easily obtainable, nor has information about the OML Business operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical statements of revenues and direct operating expenses of the OML Business are presented in lieu of the full financial statements required under Item 8-04 of Securities and Exchange Commission Regulation S-X.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates – The preparation of statements of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Revenue Recognition – Oil and gas revenue is recognized upon delivery and passage of title, net of any royalty interests or other profit interests in the produced product. During 2012, sales to Glencore Energy UK Ltd and Vitol S.A. accounted for approximately 69% and 31%, respectively of the OML Business total revenues. During 2011, sales to BP Oil International Ltd and Vitol S.A. accounted for approximately 42% and 31% respectively of the OML Business revenues. During 2011, 28% of revenues were sold to an undisclosed buyer by Nigerian Agip Exploration Limited, the operating contractor of the interest at the time. The loss of any single significant customer or contract could have a material adverse short-term effect; however, it is not likely that the loss of any single significant customer or contract would materially affect the business in the long-term as such purchasers could be replaced by other purchasers under contracts with similar terms and conditions.

ALLIED ENERGY PLC

NOTES TO THE STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

Direct Operating Expenses – Direct operating expenses are recognized when incurred and consist of the direct expenses of operating the OML Business. The direct operating expenses include lease operating expenses, electricity, production and ad valorem taxes and transportation expenses, well work over costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, facilities and insurance directly related to oil production activities of the business.

Costs Incurred – There were no additional acquisition costs, exploration costs or development costs during the periods presented in the Statements of Revenues and Direct Operating Expenses.

3.	SUPPLEMENTAL OIL INFORMATION (UNAUDITED)

Estimated Net Quantities of Oil Reserves

The following unaudited supplemental reserve information summarizes the net proved reserves of oil and gas and the standardized measure thereof for each of the three years ended December 31, 2012 attributable to the OML Business. All of the reserves are located offshore Nigeria. In 2012, reserves were based upon reserve reports prepared by the independent petroleum engineers of Gaffney, Cline & Associates. In 2011 and 2010, reserves were based upon reserve reports prepared by Netherland, Sewell & Associates, Inc.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves, in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Because all reserve estimates are to some degree subjective, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may each differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The summaries shown below represent estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to the OML Business. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent development activities, production history of the OML Business and any adjustments in the projected economic life of such business resulting from changes in product prices.

ALLIED ENERGY PLC

NOTES TO THE STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

The following table sets forth certain data pertaining to the OML business’ proved, proved developed, and proved undeveloped reserves for each of the three years in the period ended December 31, 2012.

Crude Oil (M Bbls)
December 31, 2009
Revisions	—
Improved recovery	—
Purchases	—
Extensions and discoveries	15,099
Sales of minerals in place	—
Production	(3,168)

December 31, 2010	11,931
Revisions	(1,587)
Improved recovery	—
Purchases	—
Extensions and discoveries	—
Sales of minerals in place	—
Production	(969)

December 31, 2011	9,375
Revisions	2,403
Improved recovery	—
Purchases	—
Extensions and discoveries	—
Sales of minerals in place	—
Production	(867)

December 31, 2012	10,911

Developed reserves
December 31, 2010	924
December 31, 2011	769
December 31, 2012	605

Undeveloped reserves
December 31, 2010	11,007
December 31, 2011	8,606
December 31, 2012	10,306

Discounted Future Net Cash Flows

A summary of discounted future net cash flows relating to proved crude oil reserves is presented below:

	December 31,
(In thousands of US dollars)	2012	2011	2010
Future cash inflows from production sold	$1,230,491	$1,052,476	$945,020
Future production costs	(506,544)	(455,881)	(547,101)
Future development costs	(243,200)	(246,246)	(105,000)
Future income taxes	(36,987)	(29,524)	(19,263)

Future net cash flows before discount	443,760	320,825	273,656
Discount at 10% annual rate	(122,052)	(95,046)	(54,764)

Standardized measure of discounted future cash flows	$321,708	$225,779	$218,892

ALLIED ENERGY PLC

NOTES TO THE STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

The discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

1.	An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

2.	In accordance with SEC guidelines, the engineers’ estimates of future net revenues from proved properties and the present value thereof for 2012, 2011 and 2010 are made using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials.

3.	The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs in effect at December 31 of the years presented and held constant throughout the life of the properties. Future income taxes were calculated by applying the statutory rates and allowances of the Nigerian Petroleum Profits tax.

Changes in Discounted Future Net Cash Flows

A summary of the changes in the discounted future net cash flows applicable to proved crude oil reserves are as follows:

	Twelve Months Ended December 31,
(In thousands of US dollars)	2012	2011	2010
Beginning of period	$225,779	$218,892	—
Sales/production net of production costs	(9,931)	13,113	—
Development costs incurred	—	—	—
Purchases of reserves	—	—	—
Sales of reserves	—	—	—
Net change in sale prices and production costs on future production	(136,323)	285,925	397,919
Changes in estimated future development costs	19,475	(174,227)	(105,000)
Extensions, discoveries and improved recovery	—	—	—
Revisions of previous quantity estimates	195,582	(94,100)	—
Accretion of discount	29,531	(20,929)	(54,764)
Net change in income tax	(2,405)	(2,895)	(19,263)

End of period	$321,708	$225,779	$218,892

* * * * *

ANNEX B

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

CAMAC Energy Inc.

Unaudited Pro Forma Condensed Consolidated Financial Information

On November 19, 2013, CAMAC Energy Inc. (the “Company” or “CAMAC”) entered into a Transfer Agreement (the “Transfer Agreement”) with CAMAC Petroleum Limited (“CPL”), CAMAC Energy Holdings Limited (“CEHL”), CAMAC International (Nigeria) Limited (“CINL”) and Allied Energy Plc (“Allied”, together with CEHL and CINL, the “Allied Parties”), pursuant to which the Company, through its wholly owned subsidiary CPL, agreed to acquire Allied’s remaining interests in a production sharing contract (the “PSC”) and related assets, contracts and rights pertaining to Oil Mining Leases 120 and 121 (the “OMLs” or “OML 120/121”) located offshore Nigeria, which include the currently producing Oyo Field (the “Assets”). Under the Transfer Agreement, the Company will acquire the Assets from Allied in exchange for $170 million in cash, 497,454,857 shares of the Company’s common stock and a $50 million convertible subordinated promissory note (the “Acquisition”). The transfer of the Allied Parties’ contractual rights to the PSC will be accomplished by novation of all of Allied’s and CINL’s right, title and interest in and to the PSC through a novation agreement (described below), which has been executed by the Company, CPL and the Allied Parties but will not become effective until the closing of the Acquisition. Upon completion of the Acquisition, through its ownership interest in the PSC, the Company will own 100% of the economic benefit derived from the OMLs.

To fund the cash consideration the Company will pay for the Assets, and a portion of anticipated capital expenditures the Company expects to incur for further development of the Oyo Field, the Company has also entered into a share purchase agreement (described below) with the Public Investment Corporation (SOC) Limited, a state-owned company registered and duly incorporated in the Republic of South Africa (“PIC”), for the private placement of an aggregate of 376,884,422 shares of our common stock in exchange for an aggregate cash investment of $270 million (the “Private Placement”). The Private Placement will be completed in two equal installments. The first installment of $135 million (the “First Closing”) in exchange for 188,442,211 shares of the Company’s common stock will be due at the closing of the Acquisition. The second installment (the “Second Closing”) of $135 million in exchange for 188,442,211 shares of the Company’s common stock will be due on the later of (a) 90 days after the First Closing and (b) as soon as practicable after the conditions precedent to the Second Closing are satisfied.

The Company will issue a $50 million convertible subordinated promissory note (the “Convertible Subordinated Note”) as partial consideration for the Assets upon the closing of the Acquisition. The principal of the Convertible Subordinated Note will be deemed advanced in two equal $25 million tranches at each of the First Closing and the Second Closing. Interest on the Convertible Subordinated Note will accrue at a rate per annum of one-month LIBOR plus 5%, commencing on April 15, 2014 and payable quarterly in cash until the maturity of the Convertible Subordinated Note five years from the First Closing. At the election of the holder, the Convertible Subordinated Note will be convertible into shares of the Company’s common stock at an initial conversion price of $0.7164 per share, subject to customary anti-dilution adjustments. The Convertible Subordinated Note will be subordinated to the Company’s existing and future senior indebtedness and will be subject to acceleration upon an Event of Default (as defined in the Convertible Subordinated Note). The Company may, at its option prepay the Convertible Subordinated Note, in whole or in part, at any time, without premium or penalty. The Convertible Subordinated Note is subject to mandatory prepayment upon (a) the Company’s issuance of capital stock or incurrence of indebtedness, the proceeds of which the Company does not apply to repayment of senior indebtedness or (b) any capital markets debt issuance to the extent the net proceeds of such issuance exceed $250 million.

The following unaudited pro forma combined balance sheet as of September 30, 2013, gives effect to the Transfer Agreement and the associated financing as if it had been consummated September 30, 2013. The unaudited pro forma combined statements of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013, give effect as if the Transfer Agreement and associated financing as if it had been consummated January 1, 2012. The unaudited pro forma combined financial statements and accompanying notes should be read together with the audited financial statements of the Company and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 incorporated herein by reference, the unaudited consolidated financial statements of CAMAC as of and for the nine months ended September 30, 2013 included in its Quarterly Reports on Forms 10-Q for the period then ended and incorporated herein by reference, the Company’s subsequent filings with the Securities and Exchange Commission and the historical Statements of Revenues and Direct Operating Expenses of the Assets acquired attached to this proxy statement as Annex A.

The cash consideration to be paid to Allied as partial consideration for the Assets in the Acquisition is subject to adjustment based on final settlement of certain items. As a result, the final adjusted purchase price and purchase price allocations will differ, possibly materially, from that which is presented in the accompanying unaudited pro forma condensed consolidated financial information.

Additionally, the Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what CAMAC’s financial position or results of operations would have been had the Acquisition and/or related financing been consummated on the dates indicated or the financial position or results of operations for any future date or period. The Pro Forma Statements, including the related unaudited adjustments that are described in the accompanying notes, are based on available information and certain estimates and assumptions we believe to be reasonable in connection with the Acquisition and Financing Transactions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined financial information as of the date of the financial statements included herein. Actual results could differ from these estimates and assumptions.

CAMAC ENERGY INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of September 30, 2013

(Amounts in thousands, except per share amounts)

	CAMAC	Assets	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$435	$—	$270,000	(b)	$100,435
			(170,000	)(c)
Prepaid expenses	—	9,309			9,309
Accounts receivable	8,715	—	(624	)(e)	8,091
Other current assets	899	—			899

Total current assets	10,049	9,309			118,734
Property, plant and equipment, net:
Oil and gas properties (successful efforts method of accounting), net	184,408	173,822	(2,265	)(g)	355,965
Work in progress	—	24,877			24,877
Inventory and other, net	822	16,064			16,886

Total property, plant and equipment, net	185,230	214,763			397,728
Other assets	53	—			53

Total assets	$195,332	$224,072			$516,515

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,397	$624	$16,064	(e)	$21,461
			(624	)(e)
Note payable — related party	11,683	—			11,683
Accrued expenses	6,379	—			6,379

Total current liabilities	23,459	624			39,523
Long-term convertible subordinated note payable — related party	—	—	50,000	(c)	50,000
Asset retirement obligations	—	18,587			18,587
Other long-term liabilities	58	—			58

Total liabilities	23,517	19,211			108,168

Commitments and contingencies
Equity
Common stock	157	—	—	(a),(f)	534
			377	(b)
Paid-in capital	464,268	—	269,623	(b)	733,891
(Accumulated deficit) retained earnings	(292,834)	204,861	(204,861	)(d)	(326,302)
			(33,468	)(f)
Accumulated other comprehensive income	224	—			224

Total equity	171,815	204,861			408,347

Total liabilities and equity	$195,332	$224,072			$516,515

(a)	The Company will declare a stock dividend of 227,996,378 shares of common stock, to be distributed immediately prior to closing of the transactions. The dividend has no effect on reported equity balances since the dividend does not involve cash.
(b)	Adjustments to reflect the proceeds of $270 million from the PIC in return for an aggregate 376,884,422 of Company common stock, reflecting a purchase price of $0.7164 per share.

(c)	Adjustments to reflect the purchase consideration for the Assets of $170 million cash and the Convertible Subordinated Note payable to Allied pursuant to the terms of the Transfer Agreement.
(d)	Adjustment to eliminate Allied’s net equity in the Assets to be acquired. The assets transferred between entities under common control will be recorded at Allied’s carrying value.
(e)	Adjustment to recognize $16 million of long lead inventory items previously paid by Allied for the well completion of Oyo-7 and the well drilling and completion of Oyo-8, which the Company has agreed to reimburse pursuant to the terms of the Transfer Agreement. Also to eliminate a receivable from Allied relating to the overpayment into escrow of income taxes.
(f)	Adjustment to reflect the excess of the cash and debt consideration over the carrying value of the net assets acquired as a reduction of retained earnings. In addition, no value has been assigned to the shares issued in connection with the acquisition.
(g)	Adjustment reflects the reconciliation of the Assets’ full cost method of accounting to the Company’s successful efforts method of accounting.

CAMAC ENERGY INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For The Nine Months Ended September 30, 2013

(Amounts in thousands, except per share amounts)

	CAMAC	Assets	Pro Forma Adjustments		Pro Forma Combined
Crude oil sales, net of royalties	$7,873	$55,863			$63,736
Operating costs and expenses:
Lease operating expenses and production costs	(266)	60,966	$338	(b)	61,038
Exploratory expenses	4,064	—			4,064
Depreciation, depletion and amortization	4,446	19,929	1,114	(a)	25,489
General and administrative expenses	10,508	—	788	(b)	11,296

Total operating costs and expenses	18,752	80,895			101,887

Operating loss	(10,879)	(25,032)			(38,151)
Other expense, net	26	—	2,100	(c)	2,126

Loss before income taxes	(10,905)	(25,032)			(40,277)
Income tax expense	—	—			—

Net loss	$(10,905)	$(25,032)			$(40,277)

Net loss per common share:
Basic	$(0.07)	$—			$(0.03)
Diluted	$(0.07)	$—			$(0.03)
Weighted average common shares outstanding:
Basic	156,433	—	1,099,661	(d)	1,256,094
Diluted	156,433	—	1,099,661	(d)	1,256,094

(a)	Adjustment reflects the reconciliation of the Assets full cost method of accounting to the Company’s successful efforts method of accounting.
(b)	Adjustment reflects additional costs of employees to be hired by the Company. These costs were not direct operating expenses of the acquired assets.
(c)	Adjustment reflects interest incurred on the Convertible Subordinated Note — related party, assuming a rate based on LIBOR + 5% over the period.
(d)	Adjustments to reflect the stock dividend declared, the shares of common stock issued to Allied as part of the Transfer Agreement and the shares of common stock issued to PIC pursuant to the Share Purchase Agreement.

CAMAC ENERGY INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For The Year Ended December 31, 2012

(Amounts in thousands, except per share amounts)

	CAMAC	Assets	Pro Forma Adjustments		Pro Forma Combined
Crude oil sales, net of royalties	$16,624	$58,043			$74,667

Operating costs and expenses:
Lease operating expenses and production costs	326	42,712	$450	(b)	43,488
Exploratory expenses	3,236	—			3,236
Depreciation, depletion and amortization	10,750	19,573	1,151	(a)	31,474
General and administrative expenses	10,998	—	1,050	(b)	12,048

Total operating costs and expenses	25,310	62,285			90,246

Operating loss	(8,686)	(4,242)			(15,579)
Other expense, net	582	—	2,800	(c)	3,382

Loss before income taxes	(9,268)	(4,242)			(18,961)
Income tax expense	—	—			—

Net loss	(9,268)	(4,242)			(18,961)
Net loss attributable to noncontrolling interests	8	—			—

Net loss attributable to company	$(9,260)	$(4,242)			$(18,961)

Net loss per common share attributable to company:
Basic	$(0.06)	$—			$(0.02)
Diluted	$(0.06)	$—			$(0.02)
Weighted average common shares outstanding:
Basic	155,813	—	1,099,661	(d)	1,255,474
Diluted	155,813	—	1,099,661	(d)	1,255,474

(a)	Adjustment reflects the reconciliation of the Assets’ full cost method of accounting to the Company’s successful efforts method of accounting.
(b)	Adjustment reflects additional costs of employees to be hired by the Company. These costs were not direct operating expenses of the acquired assets.
(c)	Adjustment reflects interest incurred on the Convertible Subordinated Note – related party, assuming a rate based on LIBOR + 5% over the period.
(d)	Adjustments to reflect the stock dividend declared, the shares of common stock issued to Allied as part of the Transfer Agreement and the shares of common stock issued to PIC pursuant to the Share Purchase Agreement.

CAMAC ENERGY INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

($ in thousands)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined financial information and accompanying notes have been prepared as if the First and Second Closings have taken place and therefore reflect the pro forma effects of the following:

Acquisition of the remaining interests in the PSC from Allied Energy Plc. On November 19, 2013, CAMAC Energy Inc. (the “Company”) entered into a Transfer Agreement (the “Transfer Agreement”) with CAMAC Petroleum Limited (“CPL”), CAMAC Energy Holdings Limited (“CEHL”), CAMAC International (Nigeria) Limited (“CINL”) and Allied Energy Plc (“Allied”, together with CEHL and CINL, the “Allied Parties”), pursuant to which the Company, through its wholly owned subsidiary CPL, agreed to acquire Allied’s remaining interests in a production sharing contract (the “PSC”) and related assets, contracts and rights pertaining to those certain Oil Mining Leases 120 and 121 (the “OMLs” or “OML 120/121”) located offshore Nigeria, which include the currently producing Oyo Field (the “Assets”). Under the terms of the Transfer Agreement, the Company will acquire the Assets from Allied in exchange for $170 million in cash, 497,454,857 shares of the Company’s common stock and a $50 million convertible subordinated promissory note (the “Acquisition”).

Financing. To fund the cash portion of the consideration to be paid by the Company for the Assets, and a portion of anticipated capital expenditures for development of the Oyo Field, the Company has entered into a share purchase agreement (described below) with the Public Investment Corporation (SOC) Limited, a state-owned company registered and duly incorporated in the Republic of South Africa (“PIC”), for the private placement of an aggregate of 376,884,422 shares of the Company’s common stock in exchange for an aggregate cash investment of $270 million (the “Private Placement”). The Private Placement will be completed in two equal installments. The first installment of $135 million (the “First Closing”) in exchange for 188,442,211 shares of the Company’s common stock will be due at the closing of the Acquisition. The second installment (the “Second Closing”) of $135 million in exchange for 188,442,211 shares of the Company’s common stock will be due on the later of (a) 90 days after the First Closing and (b) as soon as practicable after the conditions to the Second Closing are satisfied.

Anticipated Equity Ownership. In connection with the sale of shares of the Company’s common stock to PIC and to Allied in connection with the Private Placement and the Acquisition, and in order to achieve the post-closing share ownership percentages negotiated between the parties, the Company plans to declare a dividend in the form of additional shares of the Company’s common stock, equal to 1.4348 shares per one share of common stock outstanding. The declaration of the stock dividend will not occur if the conditions to the transactions contemplated by the Transfer Agreement are not fulfilled.

The accompanying Unaudited Pro Forma Combined Financial Statements and Notes have been prepared in accordance with GAAP. It is the Company’s understanding, that the SEC staff is of the view that the acquisition of a working interest in producing oil and gas properties constitutes the acquisition of a business for purposes of determining the financial statement presentation requirements. Therefore, the Transfer Agreement has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill. Due to common control (combinations between subsidiaries of the same parent), the Company is accounting for the Acquisition by using the historical financial information of the Company and combining the assets and liabilities of the acquired Assets, as of the acquisition date, and at their respective carrying values.

The preparation of these Unaudited Pro Forma Combined Financial Statements requires management to make estimates and judgments that may affect the reported amounts of assets, liabilities, revenues and expenses.

Management’s estimates are based on historical experience and assumptions and deemed reasonable under the circumstances and form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent or available from other sources.

2. PRELIMINARY ESTIMATED PURCHASE PRICE ALLOCATION

The purchase price for Allied’s remaining economic interests in the Assets was allocated to the net tangible assets acquired and liabilities assumed based on their preliminary carrying value as of September 30, 2013.

This allocation was based on significant use of estimates and on information that was available to management at the time these Unaudited Pro Forma Combined Financial Statements were prepared. The following table summarizes the consideration paid for the Assets and the carrying value of the assets acquired and liabilities assumed as of September 30, 2013. The purchase price is preliminary and subject to adjustments, as the final closing is expected to be completed during the first half of 2014.

The Acquisition of the Assets is accounted for as a common control transaction whereby the net assets acquired are combined with the Company’s at their historical amounts. Per the accounting guidance, if any cash consideration transferred in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as an equity transaction, similar to a dividend. If shares are issued, such shares will be recorded at an amount only to the extent of the carrying cost of the net assets acquired. In the case where cash, debt and shares are issued and the cash and debt consideration already exceeds the carrying cost, there shall be no value assigned to the shares issued and the excess of the cash and debt over the carrying value of the net assets acquired shall be reflected as a reduction of retained earnings.

Cash consideration	$170,000
Company common stock	—
Long-term convertible subordinated note payable — related party	50,000

Total purchase price	$220,000

Assets and liabilities acquired
Prepaid expenses	9,309
Property, plant and equipment, net	196,434
Inventory and other	16,064
Accounts payable	(16,688)
Asset retirement obligation	(18,587)

Net assets acquired	186,532

Consideration in excess of carrying value acquired	$(33,468)

ANNEX C

OPINION OF CANACCORD GENUITY

November 18, 2013

The Special Committee of the Board of Directors

CAMAC Energy Inc

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

Members of the Special Committee of the Board of Directors of CAMAC Energy Inc.:

You have requested our opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, to CAMAC Energy Inc., a Delaware corporation (“CEI” or the “Company”), and to its stockholders (other than Allied Energy Plc (“Allied”) and its affiliates), of the financial terms of a proposed transaction (the “Transaction”) pursuant to which CEI will sell shares of common stock, par value $0.001 per share, of CEI (“CEI Common Stock”) to a third party investor, and will acquire, directly or indirectly, all of the right title and interest owned or held by Allied in and relating to the Oil Mining Leases 120 and 121 offshore Nigeria (the “OMLs”) as granted pursuant to that certain Production Sharing Contract, dated July 22, 2005 (the “PSC”) by and among Allied, CAMAC International (Nigeria) Limited, and the Nigerian AGIP Exploration Limited (“NAE”), as described in further detail below. In the Transaction, (i) CEI shall declare a stock dividend to the holders of all issued and outstanding CEI Common Stock equal to 1.434846524 shares of CEI Common Stock for each share held, for a total dividend of 225,077,157 shares (the “Stock Dividend”), (ii) CEI will enter into a Share Purchase Agreement (the “Share Purchase Agreement”), with the Public Investment Corporation (SOC) Limited (registration number 2005/009094/06), a state-owned company registered and duly incorporated in accordance with the laws of the Republic of South Africa (“PIC”), pursuant to which PIC shall purchase from CEI 376,884,422 shares of CEI Common Stock (the “Purchased Shares”) for a purchase price of US$0.7164 per share (the “Share Purchase Price”), for a total purchase price of US$270,000,000, and (iii) CEI will enter into a Transfer Agreement (the “Transfer Agreement”) by and among CEI, Allied and certain affiliates of Allied named therein (the “Allied Parties”) pursuant to which CEI shall acquire (A) all of the Allied Parties’ remaining interest in the PSC subject to certain remaining rights and obligations of Allied under the PSC (the “Contract Rights”), (B) the benefits and rights to require performance of the obligations of Allied under the PSC that are required by law to remain with Allied, and (C) certain other contracts (as further described in the Transfer Agreement, the “Transferred Contracts”) and tangible assets relating to the OMLs (as further described in Transfer Agreement, the “Other Assets,” and together with the Contract Rights and Transferred Contracts, the “Transferred Interests”), for consideration consisting of 497,454,857 shares of CEI common stock (the “Share Consideration”), and cash in the amount of US$170,000,000 (the “Cash Consideration”), and issue to Allied’s parent CAMAC Energy Holdings Limited (“CEHL”), convertible subordinated promissory note in the original principal amount of US$50,000,000 (the “Promissory Note” and, together with the Share Consideration and the Cash Consideration, the “Acquisition Consideration”). You have not asked us to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the transactions contemplated by the Share Purchase Agreement, the Transfer Agreement or any other agreement or document executed and delivered in connection with the Transaction.

Canaccord Genuity Limited (“Canaccord Genuity”), as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CEI, certain of its affiliates and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies. We have been engaged to render this opinion and will receive a fee a portion of which is payable upon the delivery of this opinion and the remainder upon public disclosure of this opinion, if any. Such fee is not contingent upon the conclusions of our opinion or the consummation of the Transaction. In addition, CEI has agreed to indemnify us against certain liabilities that may arise out of our engagement and to reimburse us for certain out-of-pocket expenses. We will not receive any other payment or compensation contingent upon the successful completion of the Transaction. We may in the future provide investment banking services to CEI and its affiliates for which our Investment Banking Division may receive compensation.

In developing our Fairness Opinion, we have, among other things:

•	analyzed certain internal financial statements and other business and financial information of the Company prepared by management of the Company, and certain projected financial information concerning the OMLs prepared by management of the Company;

•	considered certain draft technical reports prepared by independent technical consultants in relation to the OMLs (the “CPR”);

•	analyzed certain publicly-available business and financial information concerning the Company;

•	conducted discussions with members of technical and senior management of the Company regarding the past, current and future operations and financial condition and the prospects of the Company;

•	reviewed the technical analysis prepared by Company management with regards to the risking of 2P and 3P volumes in support of correspondence dated April 10, 2013 provided to the Staff of the Division of Corporation Finance of the United States Securities and Exchange Commission in;

•	reviewed the terms of the Share Purchase Agreement dated as of October 18, 2013, 2013, and the Transfer Agreement dated as of November 16, 2013, each as presented to the Special Committee of the Board of Directors of the Company at a meeting held on the date of this Fairness Opinion, and the exhibits thereto which, for purposes of this Fairness Opinion, we have assumed, with your permission, to be identical in all material respects to the agreements to be executed;

•	reviewed certain financial and stock market data of selected publicly-held oil and gas companies with international exploration and production operations, particularly in West Africa and Nigeria;

•	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions which have been effected or announced, to the extent we deemed relevant; and

•	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any of the foregoing information, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management of the Company that they are not aware of any facts that would make such information misleading. With respect to the adjusted financial information and other forward-looking financial information reviewed, we have assumed that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of CEI management. We note that we have not reviewed financial statements relating to Allied or the OMLs and, accordingly we have relied solely on management’s statements to us as to the outstanding liabilities and past expenditures of Allied in relation to the OMLs. We have also assumed, without independent verification, that (i) the final forms of each of the Share Purchase Agreement and the Transfer Agreement will be identical in all material respects to the draft reviewed by us; (ii) that the CPR will be issued without any material modification from the draft reviewed by us; (iii) the Transaction will be consummated in accordance with the terms and conditions of the Share Purchase Agreement and the Transfer Agreement, without any material amendment thereto and without waiver by any party of any of the conditions thereof; (iv) in all respects material to our analysis, the representations and warranties contained in each of the Share Purchase Agreement and the Transfer Agreement are true and correct and that each party will perform all of the material covenants and agreements required to be performed by it under such agreements; and (v) all material corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Transaction have been, or will be, obtained without the need for any material changes to the Purchased Shares, the Acquisition Consideration or other material financial terms or conditions of the Transaction or that would otherwise materially affect our analysis. We note that the share numbers set forth in this letter are subject to adjustment for shares of CEI Common Stock issued or issuable after August 31, 2013. We have not considered any potential adjustments to the number of Purchased Shares to be issued under the Share Purchase Agreement, to the number of shares issued in the Stock Dividend, or to the Acquisition Consideration to be paid under the Transfer Agreement as part of our analysis, and we have assumed that any such adjustments will not have a material affect our analysis. In each case above, we have made the assumptions and taken the actions or inactions described above with your knowledge and consent. We have assumed that the Stock Dividend will be declared and paid to holders of record as of the record date for such Stock Dividend without modification or waiver.

This Fairness Opinion has been approved by a fairness opinion committee of Canaccord Genuity. Our Fairness Opinion is rendered on the basis of securities, economic and market conditions prevailing as of the date hereof and on the prospects, financial and otherwise, of CEI and the OMLs, known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and (ii) Canaccord Genuity disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion. We have not undertaken to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Fairness Opinion. We have not been requested to conduct and we have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of CEI or the OMLs, nor have we been furnished with such appraisals. We also have not evaluated the solvency of any party to the Share Purchase Agreement or the Transfer Agreement under any state, federal or international laws, rules or regulations relating to bankruptcy, insolvency or similar matters. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of CEI or related to the OMLs are as set forth in the financial statements provided to us.

Our Fairness Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to CEI, nor does it address the underlying business decision of CEI to proceed with the Transaction. We note that we are not legal, accounting, regulatory or tax experts and have relied on the assessments made by CEI and its advisors with respect to such matters. We have not considered, and we express no opinion as to, the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the consideration to be paid in the Transaction.

It is agreed between the Special Committee of the Board of Directors of CEI and Canaccord Genuity that this Fairness Opinion, as set forth in this letter form, is directed to and for the information of the Special Committee of the Board of Directors of CEI only and may not be reproduced, summarized, described or referred to or given to any other person, or otherwise made public without our prior written consent. Our Fairness Opinion does not constitute a recommendation as to how any holder of CEI Common Stock should vote with respect to any matter in connection with the Transaction

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, each of (i) the sale by CEI of the Purchased Shares pursuant to the Share Purchase Agreement, (ii) the Acquisition Consideration to be paid by CEI for the Transferred Assets pursuant to the Transfer Agreement, and (iii) taken as a whole with the Stock Dividend, the sale by CEI of the Purchased Shares and the payment of the Acquisition Consideration by CEI in the Transaction, is fair, from a financial point of view, to CEI and its stockholders (other than Allied and its affiliates).

Sincerely,

/s/ Canaccord Genuity Limited

CAMAC ENERGY INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS -

FEBRUARY 4, 2014 AT 9:00 AM LOCAL TIME

The undersigned hereby appoints Nicolas J. Evanoff and Earl W. McNiel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of CAMAC Energy Inc. that the undersigned is entitled to vote at the special meeting of the stockholders to be held at 9:00 a.m. local time on                     , 2014, and at any adjournment or adjournments thereof, at 1330 Post Oak Blvd., 2nd Floor Conference Center, Gulf Coast Room, Houston, TX 77056.

This proxy statement and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of CAMAC Energy Inc., a Delaware corporation (the “Company,” “we” or “us”), for a special meeting of the stockholders. The special meeting is to be held at 9:00 a.m., local time, on                     ,                     , 2014, and at any adjournment or adjournments thereof, at 1330 Post Oak Blvd., 2nd Floor Conference Center, Gulf Coast Room, Houston, TX 77056.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board’s recommendations for Proposals 1, 2, 3, 4 and 5.

(Continued, and to be marked, dated and signed, on the other side)

▲  FOLD AND INSERT IN ENVELOPE PROVIDED  ▲

CAMAC ENERGY INC.

As a stockholder of CAMAC Energy Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on                     , 2014.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

This proxy statement is available at http://www.edocumentview.com/CAK

PROXY	SPECIAL MEETING OF THE STOCKHOLDERS OF

CAMAC ENERGY INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MARK “X” HERE IF YOU PLAN TO ATTEND ☐ THE SPECIAL MEETING:	MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

▲ FOLD AND INSERT IN ENVELOPE PROVIDED ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.	PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:	☒

		FOR	AGAINST	ABSTAIN

1.	Approval of, in accordance with the Transfer Agreement and the rules of the NYSE MKT, the Transfer Agreement and the transactions contemplated thereby, including (a) the issuance to Allied of 497,454,857 shares of our common stock as partial consideration for the Assets; (b) the potential issuance to Allied of up to 70,695,089 shares of our common stock, as may be adjusted, upon the conversion of the principal amount and/or accrued and unpaid interest, if any, outstanding under the Convertible Subordinated Note; (c) the potential issuance to Allied of 118,648,869 shares of our common stock in the event that PIC fails to perform its obligation to pay $135 million at the Second Closing; (d) the potential issuance to Allied of up to $50 million in shares of our common stock as Milestone Payments in lieu of cash; and (e) the potential issuance to Allied of up to 13,958,682 shares of our common stock to pay liquidated damages in lieu of cash under the Allied Registration Rights Agreement.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	Approval of, in accordance with the Transfer Agreement and the rules of the NYSE MKT, the Share Purchase Agreement with PIC, and the transactions contemplated therein, including the issuance and sale of 376,884,422 shares of our common stock in a private placement for $270 million in cash and the potential issuance to PIC of up to 13,958,682 shares of our common stock to pay liquidated damages under the PIC Registration Rights Agreement.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval of the Amendment to Article IV of our Amended and Restated Certificate of Incorporation to increase our authorized common stock from 300,000,000 shares to 2,500,000,000 shares.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Approval of an amendment to our 2009 Equity Incentive Plan that increases the number of shares of common stock available for issuance thereunder to 100,000,000 shares.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

5.	Approval of any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of Proposal No. 1, Proposal No. 2, Proposal No. 3 or Proposal No. 4.	☐	☐	☐

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature	Signature (if held jointly)	Date	, 2014.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.